As filed with the United States Securities and Exchange Commission on January 8, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FG FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	6331	46-1119100
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

(847) 773-1665

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Larry G. Swets, Jr.

Chief Executive Officer

c/o FG Financial Group, Inc.

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

(847) 773-1665

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Amy Bowler S. Chase Dowden Holland & Hart LLP 555 17th Street, Suite 3200 Denver, CO 80202 (303) 290-1086	Brian Blaylock Snell & Wilmer L.L.P. 3883 Howard Hughes Parkway Suite 1100 Las Vegas, NV 89169 (702) 784-5200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary Merger Solicitation is not complete and may be changed. A registration statement relating to the securities described in this Merger Solicitation has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This Merger Solicitation does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY-SUBJECT TO COMPLETION-DATED [●], 2024

INFORMATION STATEMENT OF FG FINANCIAL GROUP, INC.

CONSENT SOLICITATION STATEMENT OF FG GROUP HOLDINGS INC.

PROSPECTUS FOR

19,708,184 SHARES OF COMMON STOCK OF FG FINANCIAL GROUP, INC.

On behalf of the boards of directors of FG Financial Group, Inc. (“FGF”) and FG Group Holdings Inc. (“FGH”), we are pleased to enclose the accompanying information statement/consent solicitation statement/prospectus (this “Merger Solicitation”) relating to a proposed merger transaction involving FGF and FGH.

The disinterested members of the boards of directors of FGF and FGH have each unanimously approved a Plan of Merger, dated as of January 3, 2024, by and among FGF, FG Group LLC, a wholly owned subsidiary of FGF (“New FGH”), and FGH (as amended from time to time, the “Plan of Merger”). Kyle Cerminara, who serves as the Chairman of the Board of each of FGF and FGH, and Larry Swets, who serves as the Chief Executive Officer of FGF and is on the board of directors of each of FGF and FGH, recused themselves from the voting on the Plan of Merger and proposed transaction thereunder. In addition, the holder of a majority of FGF’s common stock, par value $0.001 per share (the “FGF Common Stock”), acting by written consent in lieu of a meeting, has approved and adopted the Plan of Merger. This Merger Solicitation serves as the information statement required by the Securities and Exchange Commission (the “SEC”) with respect to such written consent and no further action of holders of FGF Common Stock (the “FGF Stockholders”) is requested or required. If the Plan of Merger is adopted by the holders of FGH Common Stock (the “FGH Stockholders”) and the transactions under the Plan of Merger are consummated, FGH will merge with and into New FGH (the “Merger”), with New FGH as the surviving entity and wholly owned subsidiary of FGF. Following (and contingent upon consummation of) the Merger, FGF will amend its amended and restated articles of incorporation to change the name of FGF to “Fundamental Global Inc.”

The proposed Merger will create a combined organization with significantly enhanced scale and operational efficiencies. FGF and FGH believe the proposed Merger will eliminate significant duplicative costs and inefficiencies currently associated with operating two separate public companies. In addition, the proposed Merger is expected to streamline the operations and significantly reduce public company administrative costs and allow the combined management team to be more focused on executing operating plans and creating stockholder value. FGF and FGH also believe that the stockholders of both FGF and FGH will benefit from the combination of two companies with talented management teams, similar core values and strong commitments to serving their customers and communities and creating long term stockholder value.

As a result of the Merger, FGH Stockholders will receive consideration in the form of shares of FGF Common Stock. FGF Common Stock is listed and traded on the Nasdaq Global Market (the “NASDAQ”) under the trading symbol “FGF.” In connection with the Merger, and without any further action on the part of any party, each share of common stock, par value $0.01 per share, of FGH (the “FGH Common Stock”) will be converted into one (1) (the “Exchange Ratio”) share of FGF Common Stock. Based on the closing price of the FGF Common Stock on the NASDAQ on January 2, 2024, the last trading day before public announcement of the Merger, of $1.60, the Exchange Ratio represented approximately $1.60 in value for each share of FGH Common Stock. Based on the closing price of FGF Common Stock on the NASDAQ on [●], the last practicable trading day before the date of the accompanying Merger Solicitation, of $[●], the Exchange Ratio represented approximately $[●] in value for each share of FGH Common Stock. The value of FGF Common Stock at the time of completion of the Merger could be greater than, less than or the same as the value of FGF Common Stock on the date of the accompanying Merger Solicitation. We urge you to obtain current market quotations of FGF Common Stock (trading symbol “FGF”) and FGH Common Stock (trading symbol “FGH”).

FGF and FGH expect the Merger will qualify as a reorganization for federal income tax purposes. Accordingly, it is expected that FGH Stockholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of FGH Common Stock for FGF Common Stock in the Merger. FGH Stockholders are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Based on the current number of shares of FGH Common Stock outstanding and reserved for issuance, FGF expects to issue approximately 19.7 million shares of FGF Common Stock in the aggregate in the Merger and approximately 2.8 million shares of FGF Common Stock held by Fundamental Global GP, LLC (and beneficially owned by FGH) will be retired. Following the completion of the Merger, former FGH Stockholders will own approximately seventy-two percent (72%), and former FGF Stockholders will own approximately twenty-eight percent (28%) of the outstanding FGF Common Stock.

The board of directors of FGH is soliciting the written consent of FGH Stockholders. This Merger Solicitation provides you with detailed information about the proposed Merger. It also contains or references information about FGF, New FGH, FGH, and certain related matters. You are encouraged to read this Merger Solicitation carefully. In particular, you should read the “Risk Factors” section beginning on page 23 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

If you (including banks and brokers) have any questions or need assistance with respect to your written consent, please contact Alliance Advisors (“Alliance”), FGH’s consent solicitor, by calling (844) 876-6185, or by emailing fgh@allianceadvisorsllc.com. This Merger Solicitation relating to the Merger will be available at https://fg.group/investor-relations/ and at https://www.fgfinancial.com/sec-filings/.

Each of our boards of directors supports the Merger and the FGH board of directors unanimously recommends that holders of common stock of FGH consent to the Merger. We strongly support this combination of our companies and join our boards of directors in their recommendations.

Larry G. Swets, Jr.	Mark D. Roberson
Chief Executive Officer	Chief Executive Officer
FG Financial Group, Inc.	FG Group Holdings Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying Merger Solicitation is dated [●], 2024, and is first being mailed to FGF Stockholders and FGH Stockholders on or about [●], 2024.

ADDITIONAL INFORMATION

The accompanying Merger Solicitation incorporates important business and financial information about FGF and FGH from other documents that are not included in or delivered with this Merger Solicitation. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:

●	If you are an FGF Stockholder:	●	if you are an FGH Stockholder:

	FG Financial Group, Inc. 104 S. Walnut Street, Unit 1A Itasca, IL 60143 (847) 773-1665 Attention: Investor Relations E-mail: ir@fgfinancial.com or investors@fundamentalglobal.com		FG Group Holdings Inc. 5960 Fairview Road, Suite 275 Charlotte, NC 28210 (704) 994-8279 Attention: Investor Relations E-mail: IR@FG.Group or investors@fundamentalglobal.com

You will not be charged for any of these documents that you request. In order to obtain timely delivery of any requested materials, YOU MUST REQUEST THIS INFORMATION BY [●], 2024.

The contents of the websites of the SEC, FGF or FGH are not incorporated into this Merger Solicitation. The information about how you can obtain certain documents that are incorporated by reference into this Merger Solicitation at these websites is being provided only for your convenience.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this Merger Solicitation. This Merger Solicitation is dated [●], 2024, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this Merger Solicitation to FGF Stockholders or FGH Stockholders, nor the issuance by FGF of shares of FGF Common Stock in connection with the Merger will create any implication to the contrary.

This Merger Solicitation does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding FGF or New FGH has been provided by FGF, and information contained in, or incorporated by reference into, this document regarding FGH has been provided by FGH.

See the section entitled “Where You Can Find More Information” beginning on page 72 of the accompanying Merger Solicitation for further information.

FG Financial Group, Inc.

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

INFORMATION STATEMENT

[●], 2024

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of FG Financial Group, Inc.:

This notice and the accompanying information statement are being distributed to the holders of record (the “FGF Stockholders”) of the common stock, par value $0.001 per share (“FGF Common Stock”), of FG Financial Group, Inc., a Nevada corporation (the “Company”), as of the close of business on January 3, 2024 (the “Record Date”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of this notice and the accompanying information statement is to notify FGF Stockholders of actions approved by our Board of Directors (the “FGF Board”) and taken by written consent in lieu of a meeting by the holder of a majority of the voting power of our outstanding capital stock as of the Record Date (the “FGF Written Consent”). The FGF Written Consent approved and adopted the plan of merger (as amended from time to time, the “Plan of Merger”) by and among FGF, FG Group LLC, a wholly owned subsidiary of FGF (“New FGH”), and FG Group Holdings Inc. (“FGH”), a copy of which is attached to this information statement as Annex A, and the transactions contemplated thereby, including (i) the merger of FGH with and into New FGH (the “Merger”), with New FGH as the surviving entity and wholly owned subsidiary of FGF, (ii) the issuance of shares of FGF Common Stock to the holders of FGH Common Stock (the “FGH Stockholders”) as consideration for the Merger, and (iii) the amendment of FGF’s amended and restated articles of incorporation to change the name of FGF to “Fundamental Global Inc.,” contingent upon the consummation of the Merger.

The FGF Written Consent is the only stockholder approval required to effect the approval and adoption of the Plan of Merger under the Nevada Revised Statutes, our articles of incorporation or our bylaws. No consent or proxies are being requested from our stockholders, and the FGF Board is not soliciting your consent or proxy in connection with the corporate actions (the “Corporate Actions”) described in this information statement. The Corporate Actions, as approved by the Written Consent, will not become effective until 20 calendar days after the accompanying information statement is first mailed or otherwise delivered to the FGF Stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying information statement is furnished to FGF Stockholders only to inform the FGF Stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Exchange Act. This information statement is first mailed to you on or about [●], 2024.

Please feel free to call us at (847) 773-1665 should you have any questions on the enclosed information statement/consent solicitation statement/prospectus.

By Order of the Board of Directors

Larry G. Swets, Jr.
President, Chief Executive Officer and Director
FG Financial Group, Inc.
[●], 2024

FG Group Holdings Inc.

5960 Fairview Road, Suite 275

Charlotte, NC 28210

[●], 2024

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To the Stockholders of FG Group Holdings Inc.:

We are pleased to enclose the information statement/consent solicitation statement/prospectus (“Merger Solicitation”) relating to the proposed merger pursuant to that certain Plan of Merger dated January 3, 2024 (the “Plan of Merger”) by and among FG Financial Group, Inc. (“FGF”), FG Group LLC, a wholly owned subsidiary of FGF (“New FGH”), and FG Group Holdings Inc. (“FGH”). If (i) the Plan of Merger is adopted and the merger and the other transactions contemplated thereby are approved by FGH’s stockholders, and (ii) the Merger is subsequently completed, FGH will merge with and into New FGH (the “Merger”), with New FGH as the surviving entity and wholly owned subsidiary of FGF. Following (and contingent upon consummation of) the Merger, FGF will amend its amended and restated articles of incorporation to change the name of FGF to “Fundamental Global Inc.” All shares of FGH capital stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the applicable merger consideration, as set forth in the Plan of Merger and described in the accompanying Merger Solicitation.

The Merger Solicitation attached to this notice is being delivered to you on behalf of FGH’s board of directors (the “FGH Board”) to request that holders of the outstanding shares of FGH’s common stock as of the record date of January 3, 2024, execute and return written consents to adopt and approve the Plan of Merger, the Merger, and the other transactions contemplated by the Plan of Merger, in all respects. The corporate actions approved pursuant to such written consent will become effective upon receipt of consents from the holders of a majority of the outstanding shares of FGH common stock entitled to vote on the Plan of Merger, but no sooner than 20 business days after the accompanying Merger Solicitation is first mailed or otherwise delivered to the FGF Stockholders and FGH Stockholders.

The attached Merger Solicitation describes the proposed Merger and the actions to be taken in connection with the Merger, and provides additional information about the parties involved. A copy of the Plan of Merger is attached as Annex A to this Merger Solicitation.

FGH has determined that FGH Stockholders are not entitled to appraisal or dissenters’ rights with respect to the Merger under the Nevada Revised Statutes or the FGH articles of incorporation or bylaws.

The disinterested members of the FGH Board have considered the Merger and the terms of the Plan of Merger and have unanimously determined that the Merger and the Plan of Merger are advisable, fair to and in the best interests of FGH and its stockholders, and recommend that FGH Stockholders approve the Plan of Merger, the Merger, and the other transactions contemplated by the Plan of Merger, by submitting a written consent.

Please complete, date and sign the written consent enclosed with this Merger Solicitation and return it promptly to FGH by one of the means described in the section of this Merger Solicitation entitled “FGH’s Solicitation of Written Consents.” Completed, dated and signed written consents should be delivered to FGH on or before [●], 2024, the date the FGH Board has set as the targeted final date for receipt of written consents.

Your consideration and consent are important. We cannot complete the transactions contemplated by the Plan of Merger unless FGH Stockholders approve the Plan of Merger, the Merger, and the other transactions contemplated by the Plan of Merger, by submitting a written consent. The consent of the holders of a majority of the outstanding shares of FGH common stock entitled to vote on the Plan of Merger is required to approve the Plan of Merger, the Merger, and the other transactions contemplated by the Plan of Merger.

Please feel free to call us at (704) 994-8279 should you have any questions on the enclosed Merger Solicitation.

By Order of the Board of Directors

Mark D. Roberson
Chief Executive Officer
FG Group Holdings Inc.
[●], 2024

ANNEXES	PAGE
ANNEX A – PLAN OF MERGER	A-1
ANNEX B – FAIRNESS OPINION OF FGH’S FINANCIAL ADVISOR	B-1

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about this information statement/consent solicitation statement/prospectus

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by FGF, constitutes a prospectus of FGF under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of FGF to be issued to the FGH Stockholders under the Plan of Merger. This document also constitutes an information statement of FGF under Section 14(c) of the Exchange Act, and a consent solicitation statement of FGH under Section 14(a) of the Exchange Act.

You should rely only on the information contained in this information statement/consent solicitation statement/prospectus (“Merger Solicitation”) in deciding whether to approve the proposed Merger. Neither FGF or FGH has authorized anyone to give any information or to make any representations other than those contained in this Merger Solicitation. Do not rely upon any information or representations made outside of this Merger Solicitation. The information contained in this Merger Solicitation may change after the date of this Merger Solicitation. Do not assume after the date of this Merger Solicitation that the information contained in this Merger Solicitation is still correct. Further, you should not assume that the information incorporated by reference into this Merger Solicitation is accurate as of any date other than the date of the incorporated document.

Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding FGF or New FGH has been provided by FGF, and information contained in, or incorporated by reference into, this document regarding FGH has been provided by FGH.

This Merger Solicitation does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS

The following are some questions that you may have about the Merger and the FGF information statement or the FGH consent solicitation, and brief answers to those questions. We urge you to read carefully the remainder of this Merger Solicitation because the information in this section does not provide all of the information that might be important to you with respect to the Merger. Additional important information is also contained in the documents incorporated by reference into this Merger Solicitation. See the section entitled “Where You Can Find More Information” beginning on page 72.

In this Merger Solicitation, unless the context otherwise requires:

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“FGF” refers to FG Financial Group, Inc., a Nevada corporation;

●	“FGF’s Articles of Incorporation” or the “FGF Articles of Incorporation” refers to the Amended and Restated Articles of Incorporation of FGF;

●	“FGF Board of Directors” or “FGF Board” refers to the board of directors of FGF;

●	“FGF Common Stock” refers to the common stock, par value $0.001 per share, of FGF;

●	“FGF Stockholders” refers to the holders of FGF Common Stock.

●	“FGH” refers to FG Group Holdings Inc., a Nevada corporation;

●	“FGH’s Articles of Incorporation” or the “FGH Articles of Incorporation” refers to the Amended and Restated Articles of Incorporation of FGH;

●	“FGH Board of Directors” or “FGH Board” refers to the board of directors of FGH;

●	“FGH Common Stock” refers to the common stock, par value $0.01 per share, of FGH; and

●	“FGH Stockholders” refers to the holders of FGH Common Stock.

Q:	Why am I receiving this Merger Solicitation?

A:	You are receiving this Merger Solicitation because FGF and FGH have agreed to combine their companies through the merger of FGH with and into FG Group LLC, a wholly owned subsidiary of FGF (the “Merger”), with FG Group LLC as the surviving entity (the “surviving company” or “New FGH,” as the case may be). A copy of the Plan of Merger, dated as of January 3, 2024, by and among FGF, New FGH, and FGH (as amended from time to time, the “Plan of Merger”) is attached as Annex A to this Merger Solicitation and is incorporated by reference herein.

To complete the Merger, FGH Stockholders must approve the Merger Agreement (the “FGH Stockholder Approval”). FGH is soliciting the written consent of FGH Stockholders (the “FGH Consent Solicitation”) to obtain the FGH Stockholder Approval. FGH Stockholders are requested to complete, date and sign the written consent enclosed with this Merger Solicitation and return it promptly to FGH by one of the means described in the section of this Merger Solicitation entitled “FGH’s Solicitation of Written Consents.” FGH Stockholders are not entitled to appraisal or dissenters’ rights in connection with the proposed Merger.

This document also provides FGF Stockholders with notice of actions approved by the FGF Board of Directors and taken by written consent in lieu of a meeting by the holders of a majority of the outstanding FGF Common Stock (the “FGF Written Consent”). The FGF Written Consent approved and adopted the Plan of Merger, and the transactions contemplated thereby, including (i) the Merger, (ii) the issuance of FGF Common Stock to the FGH Stockholders as consideration for the Merger, and (iii) the amendment of FGF’s amended and restated articles of incorporation to change the name of FGF to “Fundamental Global Inc.,” contingent upon the consummation of the Merger. The FGF Written Consent is the only approval required of the FGF Stockholders to effect the approval and adoption of the Plan of Merger under the Nevada Revised Statutes (the “NRS”), the FGF Articles of Incorporation and FGF’s bylaws. No consent or proxies are being requested from FGF Stockholders, and the FGF Board is not soliciting their consent or proxy in connection with the Merger and related transactions. FGF Stockholders are not entitled to appraisal or dissenters’ rights.

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This document is also a prospectus that is being delivered to FGH Stockholders because, in connection with the Merger, FGF is offering shares of FGF Common Stock to the FGH Stockholders in exchange for the outstanding FGH Common Stock as the consideration to be received in the Merger.

This Merger Solicitation contains important information about the Merger and the FGF Common Stock being issued as consideration in the Merger. You should read it carefully and in its entirety. FGH Stockholders are asked to promptly complete, date and sign the written consent enclosed with this Merger Solicitation and return it promptly to FGH by one of the means described in the section of this Merger Solicitation entitled “FGH’s Solicitation of Written Consents.”

Q:	What will happen in the Merger?

A:	In the Merger, FGH will merge with and into New FGH with New FGH as the surviving entity and wholly owned subsidiary of FGF. As a result of the Merger, FGH Stockholders will receive consideration in the form of shares of FGF Common Stock. In connection with the Merger, and without any further action on the part of any party, each share of outstanding FGH Common Stock will be converted into one (1) (the “Exchange Ratio”) share of FGF Common Stock (the “Merger Consideration”). Following (and contingent upon consummation of) the Merger, FGF will amend its amended and restated articles of incorporation to change the name of FGF to “Fundamental Global Inc.”

After completion of the Merger, FGH will cease to exist, will no longer be a public company, and FGH Common Stock will be delisted from the NYSE American, will be deregistered under the Exchange Act and will cease to be publicly traded. FGF Stockholders will continue to own their existing shares of FGF Common Stock. See the information provided in the section entitled “The Transaction Agreements-Description of the Plan of Merger-Structure of the Merger” beginning on page 51 and the Plan of Merger for more information about the Merger.

Q:	I am an FGH Stockholder; how do I provide my consent?

A:	FGH Stockholders are asked to complete, date and sign the written consent enclosed with this Merger Solicitation and return it promptly to FGH by one of the means described in the section of this Merger Solicitation entitled “FGH’s Solicitation of Written Consents.”

Q:	What will FGH Stockholders receive in the Merger?

A:	In the Merger, FGH Stockholders will receive one (1) share of FGF Common Stock for each share of FGH Common Stock held immediately prior to the completion of the Merger (other than certain shares held by FGH or FGF). No fractional shares of FGF Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. With respect to each FGH Stockholder, the Merger Consideration to which such FGH Stockholder is entitled shall be rounded up to the nearest whole share of FGF Common Stock. Based on the closing price of the FGF Common Stock on the Nasdaq Global Market (the “NASDAQ”) on January 2, 2024, the last trading day before public announcement of the Merger, of $1.60, the Exchange Ratio represented approximately $1.60 in value for each share of FGH Common Stock. Based on the closing price of FGF Common Stock on the NASDAQ on [●], 2024, the last practicable trading day before the date of the accompanying Merger Solicitation, of $[●], the Exchange Ratio represented approximately $[●] in value for each share of FGH Common Stock. The value of FGF Common Stock at the time of completion of the Merger could be greater than, less than or the same as the value of FGF Common Stock on the date of the accompanying Merger Solicitation. We urge you to obtain current market quotations of FGF Common Stock (trading symbol “FGF”) and FGH Common Stock (trading symbol “FGH”).

Q:	Will the value of the Merger Consideration change between the date of this Merger Solicitation and the time the Merger is completed?

A:	Yes. Although the number of shares of FGF Common Stock that FGH Stockholders will receive is fixed, the value of the Merger Consideration will fluctuate between the date of this Merger Solicitation and the completion of the Merger based upon the market value for FGF Common Stock. Any fluctuation in the market price of FGF Common Stock after the date of this Merger Solicitation will change the value of the shares of FGF Common Stock that FGH Stockholders will receive. Neither FGH nor FGF is permitted to terminate the Plan of Merger as a result, in and of itself, of any increase or decrease in the market price of FGF Common Stock or FGH Common Stock.

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Q:	What will FGF Stockholders receive in the Merger?

A:	In the Merger, FGF Stockholders will not receive any consideration, and their shares of FGF Common Stock will remain outstanding. Following the Merger, shares of FGF Common Stock will continue to be listed on the NASDAQ.

Q:	What will holders (the “FGF Preferred Stockholders”) of FGF’s preferred stock, par value $25.00 per share, 8.00% Cumulative Preferred Stock, Series A (“FGF Series A Preferred Stock”), receive in the Merger?

A:	In the Merger, FGF Preferred Stockholders will not receive any consideration, and their shares of FGF Series A Preferred Stock will remain outstanding. Following the Merger, shares of FGF Series A Preferred Stock will continue to be listed on the NASDAQ.

Q:	How will the Merger affect FGH equity awards?

A:	At the effective time of the Merger (the “Effective Time”):

●	each option to purchase shares of FGH Common Stock (each such option, an “Existing Rollover Stock Option,” and collectively, the “Existing Rollover Stock Options”) granted pursuant to the terms of FGH’s 2017 Omnibus Equity Compensation Plan (as amended, the “FGH Stock Plan”) that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be converted into an option (an “Assumed Stock Option”) to acquire the number of shares of FGF Common Stock (rounded down to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of shares subject to the holder’s Existing Rollover Stock Option immediately prior to the Effective Time, by (ii) the Exchange Ratio, which option shall have an exercise price per share of FGF Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of FGH Common Stock of such Existing Rollover Stock Option in effect immediately prior to the Effective Time by (y) the Exchange Ratio. The term, vesting schedule and all of the other terms of each Assumed Stock Option shall otherwise remain unchanged and identical, subject to the rights of FGF to amend or modify any such Assumed Stock Option in accordance with the terms of the corresponding Existing Rollover Stock Option and applicable law; and

●	each award of restricted share units granted pursuant to the terms of any FGH Stock Plan or agreement (each award of restricted stock units, an “FGH RSU,” and collectively, the “FGH RSUs”) that is outstanding as of immediately prior to the Effective Time, shall, as of the Effective Time cease to represent the right to receive FGH Common Stock and shall be converted into and become rights with respect to FGF Common Stock, and FGF shall assume the FGH RSUs, on the same terms and conditions (including any forfeiture provisions or repurchase rights, and treating for this purpose any performance-based vesting conditions as provided for in the award agreement by which each FGH RSU is evidenced), except that from and after the Effective Time, (i) FGF and the compensation committee of the FGF Board, respectively, shall be substituted for FGH and the compensation committee of the FGH Board administering the FGH Stock Plan, (ii) the FGH RSUs assumed by FGF shall represent the right to receive FGF Common Stock upon settlement of such FGH RSU promptly after vesting (except to the extent the terms of the applicable restricted share unit agreement provide for deferred settlement, in which case settlement shall be in accordance with the specified terms), and (iii) the number of shares of FGF Common Stock subject to each award of FGH RSUs assumed by FGF shall be equal to the number of shares of FGH Common Stock subject to such award immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share (except that in no event shall any vesting restrictions applicable to an FGH RSU be accelerated unless so provided under the terms of such FGH RSU or the FGH Stock Plan).

Q:	What is the FGH Board’s recommendation with respect to the Merger?

A:	The FGH Board recommends that the FGH Stockholders approve the Merger and adopt and approve the Plan of Merger and the transactions contemplated thereby (the “FGH Merger Proposal”) by executing and delivering the written consent furnished with this Merger Solicitation. The FGH Board believes the Merger Consideration to FGH Stockholders is fair, advisable and in the best interests of FGH and its stockholders. The management of FGH and the FGH Board, after careful study and evaluation of the economic, financial, legal and other factors, also believe the Merger could provide FGF with increased opportunity for profitable expansion of its business, which in turn should benefit FGH Stockholders who become stockholders of FGF.

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In considering the recommendations of the FGH Board, FGH Stockholders should be aware that FGH directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of FGH Stockholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger-Interests of FGH’s Directors and Executive Officers in the Merger” beginning on page 45.

Q:	Was a third-party valuation or fairness opinion obtained in connection with the transactions contemplated under the Merger Agreement?

A:	The independent members of the FGH Board (with Messrs. Cerminara and Swets recusing themselves) voted to engage Intrinsic, LLC (“Intrinsic”) as their financial advisor, and to provide an opinion on the fairness from a financial point of view of the holders of FGH Common Stock of the Exchange Ratio to be provided in the Plan of Merger. The fairness opinion dated January 3, 2024, provided by Intrinsic is attached hereto as Annex B.

Q:	Who is entitled to execute and deliver a written consent?

A:	Only FGH Stockholders of record as of the close of business on January 3, 2024 (the “FGH Record Date”), will be entitled to execute and deliver a written consent. As of the close of business on the FGH Record Date, there were 19,708,184 shares of FGH Common Stock outstanding and entitled to execute and deliver written consents with respect to the Merger. Each holder of FGH Common Stock is entitled to one vote for each share of FGH Common Stock held as of the FGH Record Date.

Q:	If my shares of FGH Common Stock are held in “street name” by my broker, will my broker execute a written consent with respect to my shares for me?

A:	If you hold your shares of FGH Common Stock in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”) and fail to give instructions with regard to the written consent, your bank, broker, trustee or other nominee will not execute a written consent or take other action on your behalf. You should follow the procedures provided by your bank, broker, trustee or other nominee to submit your written consent. Please note that you may not return a written consent directly to FGH or FGF, unless you provide a “legal proxy,” which you must obtain from your bank, broker, trustee or other nominee. Further, brokers who hold shares of FGH Common Stock may not execute a written consent with respect to those shares without specific instructions from their customers.

Q:	What percentage of FGH Stockholders is required to provide their written consent for the approval of the Merger and the approval and adoption of the Plan of Merger?

A:	Approval of the Merger and approval and adoption of the Plan of Merger requires the written consent of the holders of a majority of the voting power of FGH. Thus, approval of the Merger and approval and adoption of the Plan of Merger requires the written consent of the holders of a majority of the issued and outstanding FGH Common Stock.

Q:	What if I hold shares in both FGH Common Stock and FGF Common Stock?

A:	If you hold shares of both FGH Common Stock and FGF Common Stock, you will receive two (2) separate Merger Solicitations. Because the FGF Written Consent has already been obtained and FGF is not soliciting a proxy, consent, or other action, you are being asked to take action only with respect to your shares of FGH Common Stock. FGH Stockholders are asked to complete, date and sign the written consent enclosed with this Merger Solicitation and return it promptly to FGH by one of the means described in the section of this Merger Solicitation entitled “FGH’s Solicitation of Written Consents.”

Q:	What do I need to do now?

A:	If you are an FGF Stockholder, you do not need to take any action. The notice and this accompanying information statement are being distributed to the FGF Stockholders as of the close of business on January 3, 2024 (the “FGF Record Date”), in accordance with Rule 14c-2 of the Exchange Act to notify FGF Stockholders of actions approved by the FGF Board and taken by written consent in lieu of a meeting by the holder of a majority of the voting power of our outstanding capital stock as of the Record Date (the “FGF Written Consent”). The FGF Written Consent approved and adopted the Plan of Merger, and the transactions contemplated thereby, including (i) the Merger, (ii) the issuance of shares of FGF Common Stock to the holders of FGH Common Stock (the “FGH Stockholders”) as consideration for the Merger, and (iii) the amendment of FGF’s amended and restated articles of incorporation to change the name of FGF to “Fundamental Global Inc.,” contingent upon the consummation of the Merger.

If you are an FGH Stockholder, after carefully reading and considering the information contained in this Merger Solicitation, please complete, date and sign the written consent enclosed with this Merger Solicitation and return it to FGH as soon as possible by one of the means described in the section of this Merger Solicitation entitled “FGH’s Solicitation of Written Consents.” Please note that if you hold shares beneficially in “street name,” you should follow the instructions provided by your bank, broker, trustee or other nominee.

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Q:	Why is the submission of my written consent important?

A:	If you do not submit a written consent, it will have the same effect as a vote “AGAINST” the Merger and the adoption and approval of the Plan of Merger. The Plan of Merger must be approved by the affirmative written consent of a majority of the votes entitled to be cast on the Plan of Merger by FGH Stockholders. The FGH Board unanimously recommends that the FGH Stockholders approve the Merger and adopt and approve the Plan of Merger and the transactions contemplated thereby by executing and delivering the written consent furnished with this Merger Solicitation.

Q:	Can I withdraw or revoke my written consent after I have delivered my written consent to FGH?

A:	Yes. You may withdraw or revoke your written consent at any time before the Merger is consummated. You can do this by submitting a written statement that you would like to withdraw or revoke your written consent to the corporate secretary of FGH at the address provided in the section of this Merger Solicitation entitled “FGH’s Solicitation of Written Consents.”

If your shares are held by a broker, bank, trustee or other nominee, you should contact your broker, bank, trustee or other nominee to withdraw or revoke your consent.

Q:	Are FGH Stockholders entitled to appraisal or dissenters’ rights?

A:	No. FGH Stockholders are not entitled to appraisal or dissenters’ rights under the NRS. For more information, see the section entitled “The Merger-Appraisal or Dissenters’ Rights in the Merger” beginning on page 50.

Q:	Are FGF Stockholders entitled to appraisal or dissenters’ rights?

A:	No. FGF Stockholders are not entitled to appraisal or dissenters’ rights under the NRS. For more information, see the section entitled “The Merger-Appraisal or Dissenters’ Rights in the Merger” beginning on page 50.

Q:	Are holders of FGF Series A Preferred Stock entitled to appraisal or dissenters’ rights?

A:	No. Holders of FGF Series A Preferred Stock are not entitled to appraisal or dissenters’ rights under the NRS. For more information, see the section entitled “The Merger-Appraisal or Dissenters’ Rights in the Merger” beginning on page 50.

Q:	Are there any risks that I should consider in deciding whether to submit my written consent?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 23. You also should read and carefully consider the risk factors of FGH and FGF contained in the documents that are incorporated by reference into this Merger Solicitation.

Q:	What are the material U.S. federal income tax consequences of the Merger to FGH Stockholders?

A:	The Merger has been structured with the intention that it qualify as a reorganization for federal income tax purposes. It is expected that FGH Stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their FGH Common Stock for FGF Common Stock in the Merger. You should be aware that the tax consequences to you of the Merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this Merger Solicitation. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the Merger. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69.

Q:	When is the Merger expected to be completed?

A:	FGF and FGH expect the Merger to close in the first quarter of 2024. However, neither FGF nor FGH can predict the actual date on which the Merger will be completed, or if the Merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. FGH must first obtain the approval of the FGH Stockholders for the Merger, as well as obtain necessary regulatory approvals or consents and satisfy certain other closing conditions.

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Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed, FGH Stockholders will not receive any consideration for their shares of FGH Common Stock in connection with the Merger. Instead, FGH will remain an independent public company, FGH Common Stock will continue to be listed on the NYSE American, and FGF will not complete the issuance of shares of FGF Common Stock pursuant to the Plan of Merger.

Q:	What should I do if I receive more than one copy of this Merger Solicitation?

A:	If you hold shares of FGH Common Stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of FGH Common Stock in more than one (1) brokerage account, you may receive more than one (1) of this Merger Solicitation.

FGH record holders. For shares or FGH Common Stock held directly, please complete, date and sign the written consent enclosed with this Merger Solicitation and return it to FGH as soon as possible by one of the means described in the section of this Merger Solicitation entitled “FGH’s Solicitation of Written Consents.”

FGH shares in “street name.” For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to submit your written consent.

Q:	Who can help answer my questions?

A:	FGF Stockholders: If you have any questions about the Merger or the information provided in this Merger Solicitation, or if you need additional copies of this document, please feel free to call us at (847) 773-1665 or contact FGF’s investor relations team at ir@fgfinancial.com or investors@fundamentalglobal.com, or at 104 S. Walnut Street, Unit 1A, Itasca, IL 60143.

FGH Stockholders: If you have any questions about the Merger or how to submit your written consent, or if you need additional copies of this document or the enclosed written consent, you should contact FGH’s investor relations team at IR@FG.Group or investors@fundamentalglobal.com, or at 5960 Fairview Road, Suite 275, Charlotte, NC 28210, or by telephone at (704) 994-8279, or FGH’s consent solicitor, Alliance, by calling toll-free at (844) 876-6185.

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SUMMARY

This summary highlights selected information in this Merger Solicitation and may not contain all of the information that is important to you. You should carefully read this entire Merger Solicitation and the other documents we refer you to for a more complete understanding of the matters being considered. In addition, we incorporate by reference important business and financial information about FGF and FGH into this Merger Solicitation. You may obtain the information incorporated by reference into this Merger Solicitation without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 72 of this Merger Solicitation.

The Parties to the Merger (page 29)

FG Financial Group, Inc.

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

(847) 773-1665

FGF is a reinsurance, merchant banking and asset management holding company. FGF focuses on opportunistic collateralized and loss capped reinsurance, while allocating capital in partnership with Fundamental Global®, and from time to time, other strategic investors, to merchant banking activities. FGF’s principal business operations are conducted through its subsidiaries and affiliates. FGF also provides asset management services. From its inception in October 2012 through December 2019, FGF operated as an insurance holding company, writing property and casualty insurance throughout the states of Louisiana, Florida, and Texas. In late 2019, FGF sold its three former insurance subsidiaries, and embarked upon its current strategy focused on reinsurance, merchant banking and asset management. FGF’s strategy has evolved to focus on opportunistic collateralized and loss-capped reinsurance, with capital allocation to merchant banking activities with asymmetrical risk/reward opportunities. Currently, FGF operates as a diversified holding company of insurance, reinsurance, asset management, its Special Purpose Acquisition Corporation (“SPAC”) Platform businesses, and merchant banking division.

FGF Common Stock is traded on the NASDAQ under the symbol “FGF.” FGF Series A Preferred Stock is also traded on the NASDAQ under the symbol “FGFPP.”

FG Group LLC

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

(847) 773-1665

New FGH is a Nevada limited liability company and a wholly-owned subsidiary of FGF. New FGH does not own any material assets or operate any business and was organized solely for purposes of carrying out the Merger. After consummation of the Merger, FGH will merge with and into New FGH, and New FGH will possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of FGH; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to the FGH, shall be taken and deemed to be transferred to and vested in New FGH without further act or deed; and the title to any real estate or any interest in any real estate, vested in the FGH, shall not revert or be in any way impaired by reason of the Merger; and New FGH will be responsible and liable for all the liabilities, debts, obligations, and penalties of FGH.

FG Group Holdings Inc.

5960 Fairview Road, Suite 275

Charlotte, NC 28210

(704) 994-8279

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FGH is a holding company. FGH’s holdings primarily consist of holdings in public and private companies and real estate holdings in the United States and Canada.

FGH has historically conducted a large portion of its operations primarily through its Strong Entertainment operating segment. FGH completed the separation and initial public offering (“IPO”) of the Strong Entertainment business on May 18, 2023. Following this transaction, Strong Global Entertainment became a separate publicly listed company, of which FGH holds approximately 76% of Strong Global Entertainment’s Class A common shares and 100% of Strong Global Entertainment’s Class B common shares as of the date hereof.

FGH Common Stock is traded on the NYSE American under the symbol “FGH.”

The Merger and the Plan of Merger (pages 29 and 51)

The terms and conditions of the Merger are contained in the Plan of Merger, a copy of which is attached as Annex A to this Merger Solicitation and is incorporated herein by reference. You are encouraged to read the Plan of Merger carefully and in its entirety, as it is the primary legal document that governs the Merger.

Structure of the Merger

Subject to the terms and conditions of the Plan of Merger and in accordance with the NRS, at the completion of the Merger, FGH will merge with and into New FGH, with New FGH as the surviving entity and wholly owned subsidiary of FGF. As a result of the Merger, FGH Stockholders will receive consideration in the form of shares of FGF Common Stock. Following the Merger, FGH Common Stock will be delisted from the NYSE American and deregistered under the Exchange Act and will cease to be publicly traded.

For additional information regarding terms of the FGF Common Stock, see the section of this Merger Solicitation entitled “Description of Common Stock.”

Merger Consideration

In the Merger, FGH Stockholders will receive one (1) share of FGF Common Stock for each share of FGH Common Stock they hold immediately prior to the Effective Time. No fractional shares of FGF Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. With respect to each FGH Stockholder, the Merger Consideration to which such FGH Stockholder is entitled shall be rounded up to the nearest whole share of FGF Common Stock.

FGF Common Stock is listed on the NASDAQ under the symbol “FGF,” and FGH Common Stock is listed on the NYSE American under the symbol “FGH.” The following table shows the closing sale prices of FGF Common Stock as reported on the NASDAQ on January 2, 2024 and FGH Common Stock as reported on the NYSE American on January 2, 2024, the last full trading day before the public announcement of the Plan of Merger, and on [●], 2024, the last practicable trading day before the date of this Merger Solicitation. This table also shows the implied value of the Merger Consideration to be issued in exchange for each share of FGH Common Stock, which was calculated by multiplying the closing price of FGF Common Stock on those dates by the Exchange Ratio of 1:1.

	FGF Common Stock		FGH Common Stock		Implied Value of One Share of FGH Common Stock
January 2, 2024		$1.60		$1.42		$1.60
[●],2024	$	[●]	$	[●]	$	[●]

For more information on the Exchange Ratio, see the section entitled “The Merger-Terms of the Merger” beginning on page 29 and the section entitled “The Transaction Agreements-Description of the Plan of Merger-Merger Consideration” beginning on page 51.

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Treatment of FGH Equity Awards (page 48)

At the Effective Time, each option to purchase shares of FGH Common Stock (each such unvested option, an “Existing Rollover Stock Option,” and collectively, the “Existing Rollover Stock Options”) granted pursuant to the terms of FGH’s 2017 Omnibus Equity Compensation Plan (as amended, the “FGH Stock Plan”) that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be converted into an option (an “Assumed Stock Option”) to acquire the number of shares of FGF Common Stock (rounded down to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of shares subject to the holder’s Existing Rollover Stock Option immediately prior to the Effective Time, by (ii) the Exchange Ratio, which option shall have an exercise price per share of FGF Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of FGH Common Stock of such Existing Rollover Stock Option in effect immediately prior to the Effective Time by (y) the Exchange Ratio. The term, vesting schedule and all of the other terms of each Assumed Stock Option shall otherwise remain unchanged and identical, subject to the rights of FGF to amend or modify any such Assumed Stock Option in accordance with the terms of the corresponding Existing Rollover Stock Option and applicable law.

At the Effective Time, each award of restricted share units granted pursuant to the terms of any FGH Stock Plan or agreement (each award of restricted stock units, a “FGH RSU,” and collectively, the “FGH RSUs”) that is outstanding as of immediately prior to the Effective Time, shall, as of the Effective Time cease to represent the right to receive FGH Common Stock and shall be converted into and become rights with respect to FGF Common Stock, and FGF shall assume the FGH RSUs, on the same terms and conditions (including any forfeiture provisions or repurchase rights, and treating for this purpose any performance-based vesting conditions as provided for in the award agreement by which each FGH RSU is evidenced), except that from and after the Effective Time, (i) FGF and the compensation committee of the FGF Board shall be substituted for FGH and the compensation committee of the FGH Board administering the FGH Stock Plan, (ii) the FGH RSUs assumed by FGF shall represent the right to receive FGF Common Stock upon settlement of such FGH RSU promptly after vesting (except to the extent the terms of the applicable restricted share unit agreement provide for deferred settlement, in which case settlement shall be in accordance with the specified terms), and (iii) the number of shares of FGF Common Stock subject to each award of FGH RSUs assumed by FGF shall be equal to the number of shares of FGH Common Stock subject to such award immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share (except that in no event shall any vesting restrictions applicable to an FGH RSU be accelerated unless so provided under the terms of such FGH RSU or the FGH Stock Plan).

Material U.S. Federal Income Tax Consequences of the Merger (page 69)

The Merger has been structured with the intention that it qualify as a reorganization for federal income tax purposes. It is expected that FGH Stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their FGH Common Stock for FGF Common Stock in the Merger. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69.

You should be aware that the tax consequences to you of the Merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this Merger Solicitation. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the Merger.

FGF’s Reasons for the Merger; Recommendation of the FGF Board of Directors (page 35)

In reaching its decision to adopt and approve the Plan of Merger, the Merger and the other transactions contemplated by the Plan of Merger, the disinterested members of the FGF Board evaluated the Plan of Merger, the Merger and the other transactions contemplated by the Plan of Merger in consultation with FGF’s management, as well as FGF’s legal advisors, and considered a number of factors. The management of FGF and the FGF Board, after careful study and evaluation of the economic, financial, legal and other factors, believe the Merger could provide FGF with reduced compliance and overhead costs, enhanced focus on activities with attractive returns, and an increased opportunity for profitable expansion of its business, which in turn should benefit FGF Stockholders. Acting on the recommendation of the FGF Board, the holder of a majority of the FGF Common Stock, acting by written consent in lieu of a meeting, adopted the Plan of Merger and approved the Merger. For a more detailed discussion of FGF’s reasons for the Merger and the FGF Board of Directors’ recommendation, see the section entitled “The Merger-FGF’s Reasons for the Merger; Recommendation of the FGF Board of Directors” beginning on page 35.

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FGH’s Reasons for the Merger; Recommendation of the FGH Board of Directors (page 33)

The FGH Board recommends that the FGH Stockholders approve the Merger and adopt and approve the Plan of Merger and the transactions contemplated thereby by executing and delivering the written consent furnished with this Merger Solicitation. The FGH Board believes the Merger Consideration to FGH Stockholders is fair, advisable and in the best interests of FGH and its stockholders. The management of FGH and the FGH Board, after careful study and evaluation of the economic, financial, legal and other factors, also believe the Merger could provide FGF with reduced compliance and overhead costs, and an increased opportunity for profitable expansion of its business, which in turn should benefit FGH Stockholders who become stockholders of FGF. For a more detailed discussion of the FGH Board of Directors’ recommendation, see the section entitled “The Merger-FGH’s Reasons for the Merger; Recommendation of the FGH Board of Directors” beginning on page 33.

Appraisal or Dissenters’ Rights in the Merger (page 50)

FGH Stockholders are not entitled to appraisal or dissenters’ rights under the NRS. Holders of FGF Common Stock or FGF Series A Preferred Stock are not entitled to appraisal or dissenters’ rights under the NRS. For more information, see the section entitled “The Merger-Appraisal or Dissenters’ Rights in the Merger” beginning on page 50.

Interests of FGF’s Directors and Executive Officers in the Merger (page 45)

FGF Stockholders should be aware that the directors and executive officers of FGF may have interests in the Merger and with respect to FGF that are different from, or in addition to, the interests of FGF Stockholders generally. The FGF Board was aware of these interests and considered them, among other matters, in approving the Merger.

These interests include:

●	four (4) legacy FGF directors, D. Kyle Cerminara, Richard E. Govignon, Jr., Rita Hayes, and Scott D. Wollney, will continue to serve on the FGF Board after the Merger.

●	The current ownership and control of FGF and FGH includes significant overlap. Fundamental Global GP, LLC (“FGG”) shares voting and dispositive power with respect approximately 32% of the outstanding FGH Common Stock, and FGH owns a 44% economic interest in FG Financial Holdings, LLC (“FGFH”), which is co-managed by Mr. Cerminara and an employee of FGG and shares voting and dispositive power with respect to approximately 54% of the outstanding FGF Common Stock.

●	Mr. Cerminara is Chief Executive Officer of FGG, co-manager of FGFH, and chairman of the boards of directors of both FGF and FGH.

●	Mr. Swets is the President and Chief Executive Officer of FGF, and member of the FGF Board, and is also a member of the FGH Board.

●	On March 31, 2020, FGF entered into the Limited Liability Company Agreement with Fundamental Global Asset Management, LLC (“FGAM”), a joint venture owned 50% by each of FGF and Fundamental Global LLC (which is the parent company of FGG). The purpose of FGAM is to sponsor, capitalize and provide strategic advice to investment managers in connection with the launch or growth of their asset management business and the investment products they sponsor (each, a “Sponsored Fund”). FGAM is governed by a board of managers consisting of four managers, two of whom have been appointed by each member. FGF has appointed two of its independent directors to the board of managers of FGAM. Certain major actions, including any decision to sponsor a new investment manager, require the prior consent of both members.

●	Through December 31, 2022, FGF contributed approximately $12.1 million, net of redemptions at cost, as a limited partner in the FG Special Situations Fund, LP (the “Fund”). The general partner of the Fund, and the investment advisor of the Fund are ultimately controlled by Mr. Cerminara. Portions of FGF’s investment in the Fund were used to sponsor the launch of SPACs affiliated with certain of FGF’s officers and directors. The Fund has been winding down since January 2023 and all underlying assets beneficially owned by FGF have since been distributed by the Fund to FGF.

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●	Mr. Cerminara, Mr. Swets and Mr. Baqar, FGF’s Executive Vice President and Chief Financial Officer, serve as managers of the sponsor companies of FG Merger Corp. (“FG Merger”), FG Merger II Corp., FG Merger III Corp. and FG Acquisition Corp. Until FG New America Acquisition Corp’s (“FGNA”) business combination with OppFi (NYSE: OPFI), Mr. Swets was the Chief Executive Officer and a Director of FGNA, Mr. Cerminara was a Director of FGNA, and Mr. Baqar was the Chief Financial Officer of FGNA. Until Aldel Financial Inc.’s (“Aldel”) business combination with Hagerty, Mr. Swets served as Senior Advisor to Aldel, Mr. Baqar served as Chief Financial Officer of Aldel, and Mr. Cerminara served as a Director of Aldel. Messrs. Cerminara, Swets, and Baqar also hold financial interests in the SPACs or their sponsor companies. Until FG Merger completed its business combination with iCoreConnect, Mr. Swets served as Chairman of FG Merger, while Messrs. Baqar and Cerminara served as Director and Senior Advisor of FG Merger, respectively. Mr. Swets serves as Chief Executive Officer and Director of FG Acquisition Corp. Mr. Baqar serves as Chief Financial Officer, Secretary and Director of FG Acquisition Corp. Mr. Cerminara serves as Chairman of FG Acquisition Corp.

●	FG Merchant Partners, LP (“FGMP”) was formed to co-sponsor newly formed SPACs with their founders or partners, as well as other merchant banking initiatives. FGF holds a limited partner interest in FGMP. Certain directors and officers of FGF also hold limited partner interests in FGMP. Mr. Swets holds a limited partner interest through Itasca Financial LLC, an advisory and investment firm for which Mr. Swets is managing member. Mr. Baqar also holds a limited partner interest through Sequoia Financial LLC, an advisory firm for which Mr. Baqar is managing member. Mr. Cerminara also holds a limited partner interest through Fundamental Global, LLC, a holding company for which Mr. Cerminara is the manager and one of the members. FGMP has invested in the founder shares and warrants of Aldel, in SPACs FG Merger and FG Acquisition Corp, and in FG Communities, Inc. (“FGC”) and Craveworthy LLC. Certain of directors and officers of FGF are affiliated with these SPACs and their sponsor companies as previously described.

●	In October of 2022, FGF directly invested $2.0 million in FGC. FGF also holds an interest through its ownership in FGMP. FGC is a self-managed real estate company focused on a growing portfolio of manufactured housing communities which are owned and operated by FGC. Mr. Cerminara is the President and a director of FGC.

●	On March 31, 2020, FGF entered into a Shared Services Agreement (the “Shared Services Agreement”) with Fundamental Global Management, LLC (“FGM”), an affiliate of FGG, pursuant to which FGM provides FGF with certain services related to the day-to-day management of FGF, including assisting with regulatory compliance, evaluating FGF’s financial and operational performance, providing a management team to supplement the executive officers of FGF, and such other services consistent with those customarily performed by executive officers and employees of a public company. In exchange for these services, FGF pays FGM a fee of $456,000 per quarter (the “Shared Services Fee”), plus reimbursement of expenses incurred by FGM in connection with the performance of the services, subject to certain limitations approved by the FGF Board or the compensation committee of the FGF Board from time to time. The Shared Services Agreement has an initial term of three years, and thereafter renews automatically for successive one-year terms unless terminated in accordance with its terms. The Shared Services Agreement may be terminated by FGM or by FGF, by a vote of FGF’s independent directors, at the end of the initial or automatic renewal term upon 365 days’ notice, subject to payment by FGF of certain costs incurred by FGM to wind down the provision of services.

●	In March 2023, FGF invested $200,000 in a senior unsecured loan to Craveworthy LLC. Subsequently the senior note was rolled into a convertible secured promissory note effective October 17, 2023. Mr. Swets has an indirect interest in Craveworthy LLC, independent from the interests held by FGF through its ownership in FGMP. Mr. Baqar and Mr. Cerminara are the Managers of Craveworthy LLC.

The FGF Board of Directors was aware of and considered these respective interests when deciding to adopt and approve the Plan of Merger and the other transaction agreements. For more information, see the section entitled “The Merger-Interests of FGF’s Directors and Executive Officers in the Merger” beginning on page 45.

Interests of FGH’s Directors and Executive Officers in the Merger (page 46)

In considering the recommendation of the FGH Board of Directors to consent to the FGH Merger Proposal, FGH Stockholders should be aware that the directors and executive officers of FGH may have interests in the Merger that are different from, or in addition to, the interests of FGH Stockholders generally. The FGH Board of Directors was aware of these interests and considered them, among other matters, in making its recommendation that FGH Stockholders vote to approve the FGH Merger Proposal.

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These interests include:

●	D. Kyle Cerminara and Larry G. Swets, Jr., are each on the FGH Board of Directors and the FGF Board of Directors, with Mr. Cerminara serving as the chair of both entities’ boards of directors. Mr. Swets is also the President and Chief Executive Officer of FGF. Mr. Cerminara, as well as Michael C. Mitchell, Ndamukong Suh, and Robert J. Roschman, will continue to serve on the FGF Board of Directors following the Merger, and FGH’s current CEO, Mark D. Roberson, and CFO, Todd R. Major, will join the FGF management team following the Merger, with Mr. Roberson as the CFO of FGF and continuing as CEO of SGE following the Merger, and Mr. Major continuing as CFO of SGE following the Merger. These matters are further described in the section entitled “The Merger-Governance of the Combined Company After the Merger” beginning on page 49.

●	FGG, together with entities for which it serves as general partner, manager, or otherwise controls (collectively, “Fundamental Global”), is the largest stockholder of FGH. The current ownership and control of FGF and FGH includes significant overlap. FGG shares voting and dispositive power with respect approximately 32% of the outstanding FGH Common Stock, and FGH owns a 44% economic interest in FGFH, which is co-managed by Mr. Cerminara and an employee of FGG, and shares voting and dispositive power with respect to approximately 54% of the outstanding FGF Common Stock, and 6.27% of the outstanding FGF Series A Preferred Stock. These matters are discussed in further detail in “Security Ownership of Certain Beneficial Owners and Management” beginning on page 56.

●	On March 31, 2020, FGF entered into the Limited Liability Company Agreement with Fundamental Global Asset Management, LLC (“FGAM”), a joint venture owned 50% by each of FGF and Fundamental Global LLC (which is the parent company of FGG). The purpose of FGAM is to sponsor, capitalize and provide strategic advice to investment managers in connection with the launch or growth of their asset management business and the investment products they sponsor (each, a “Sponsored Fund”). FGAM is governed by a board of managers consisting of four managers, two of whom have been appointed by each member. FGF has appointed two of its independent directors to the board of managers of FGAM. Certain major actions, including any decision to sponsor a new investment manager, require the prior consent of both members.

●	Through December 31, 2022, FGF contributed approximately $12.1 million, net of redemptions at cost, as a limited partner in the FG Special Situations Fund, LP (the “Fund”). The general partner of the Fund, and the investment advisor of the Fund are ultimately controlled by Mr. Cerminara. Portions of FGF’s investment in the Fund were used to sponsor the launch of SPACs affiliated with certain of FGF’s officers and directors. The Fund has been winding down since January 2023 and all underlying assets beneficially owned by FGF have since been distributed by the Fund to FGF.

●	Mr. Cerminara and Mr. Swets serve as managers of the sponsor companies of FG Merger Corp. (“FG Merger”), FG Merger II Corp., FG Merger III Corp. and FG Acquisition Corp. Until FG New America Acquisition Corp’s (“FGNA”) business combination with OppFi (NYSE: OPFI), Mr. Swets was the Chief Executive Officer and a Director of FGNA, and Mr. Cerminara was a Director of FGNA. Until Aldel Financial Inc.’s (“Aldel”) business combination with Hagerty, Mr. Swets served as Senior Advisor to Aldel, and Mr. Cerminara served as a Director of Aldel. Messrs. Cerminara and Swets also hold financial interests in the SPACs or their sponsor companies. Until FG Merger completed its business combination with iCoreConnect, Mr. Swets served as Chairman of FG Merger, while Mr. Cerminara served as Senior Advisor of FG Merger. Mr. Swets serves as Chief Executive Officer and Director of FG Acquisition Corp. Mr. Cerminara serves as Chairman of FG Acquisition Corp.

●	FG Merchant Partners, LP (“FGMP”) was formed to co-sponsor newly formed SPACs with their founders or partners, as well as other merchant banking initiatives. FGF holds a limited partner interest in FGMP. Certain directors of FGH also hold limited partner interests in FGMP. Mr. Swets holds a limited partner interest through Itasca Financial LLC, an advisory and investment firm for which Mr. Swets is managing member. Mr. Cerminara also holds a limited partner interest through Fundamental Global, LLC, a holding company for which Mr. Cerminara is the manager and one of the members. FGMP has invested in the founder shares and warrants of Aldel, in SPACs FG Merger and FG Acquisition Corp, and in FG Communities, Inc. (“FGC”) and Craveworthy LLC. Certain of directors of FGH are affiliated with these SPACs and their sponsor companies as previously described.

●	In October of 2022, FGF directly invested $2.0 million in FGC. FGF also holds an interest through its ownership in FGMP. FGC is a self-managed real estate company focused on a growing portfolio of manufactured housing communities which are owned and operated by FGC. Mr. Cerminara is the President and a director of FGC.

●	On March 31, 2020, FGF entered into a Shared Services Agreement (the “Shared Services Agreement”) with Fundamental Global Management, LLC (“FGM”), an affiliate of FGG, pursuant to which FGM provides FGF with certain services related to the day-to-day management of FGF, including assisting with regulatory compliance, evaluating FGF’s financial and operational performance, providing a management team to supplement the executive officers of FGF, and such other services consistent with those customarily performed by executive officers and employees of a public company. In exchange for these services, FGF pays FGM a fee of $456,000 per quarter (the “Shared Services Fee”), plus reimbursement of expenses incurred by FGM in connection with the performance of the services, subject to certain limitations approved by the FGF Board or the compensation committee of the FGF Board from time to time. The Shared Services Agreement has an initial term of three years, and thereafter renews automatically for successive one-year terms unless terminated in accordance with its terms. The Shared Services Agreement may be terminated by FGM or by FGF, by a vote of FGF’s independent directors, at the end of the initial or automatic renewal term upon 365 days’ notice, subject to payment by FGF of certain costs incurred by FGM to wind down the provision of services.

●	In March 2023, FGF invested $200,000 in a senior unsecured loan to Craveworthy LLC. Subsequently the senior note was rolled into a convertible secured promissory note effective October 17, 2023. Mr. Swets has an indirect interest in Craveworthy LLC. Mr. Cerminara is one of the managers of Craveworthy LLC.

The FGH Board of Directors was aware of and considered these respective interests when deciding to adopt and approve the Plan of Merger and the other transaction agreements. For more information, see the section entitled “The Merger-Interests of FGH’s Directors and Executive Officers in the Merger” beginning on page 46.

Governance of the Combined Company After the Merger (page 49)

FGF

The FGF Articles of Incorporation and bylaws, each as in effect immediately prior to the Effective Time, will continue to be the articles of incorporation and bylaws of FGF following the consummation of the Merger, except that following (and contingent upon consummation of) the Merger, the FGF Articles of Incorporation will be amended to change FGF’s name to “Fundamental Global Inc.” Following the Merger, the FGF Board will have seven (7) members, consisting of D. Kyle Cerminara, an additional three (3) legacy FGF directors (Richard E. Govignon, Jr., Rita Hayes, and Scott D. Wollney), and three (3) legacy FGH directors (Michael C. Mitchell, Ndamukong Suh, and Robert J. Roschman). D. Kyle Cerminara will be CEO of FGF following the Merger and act as FGF’s principal executive officer, with FGH’s current CEO, Mark Roberson, joining the FGF management team as CFO and act as FGF’s principal financial and accounting officer following the Merger and will remain as CEO of Strong Global Entertainment, Inc. (“SGE”), while FGH’s current CFO remain as CFO of SGE, and FGF’s current CEO and CFO will lead FGF’s merchant banking and SPAC businesses following the Merger. Following the Merger, FGF’s directors and officers will enter into revised indemnification agreements, in substantially the form attached hereto as Exhibit 10.1.

New FGH

The Articles of Organization and Operating Agreement of New FGH, as in effect immediately prior to the Effective Time, shall be the Articles of Organization and Operating Agreement of the surviving company, until amended as provided in the Articles of Organization and Operating Agreement of the surviving company and in accordance with applicable law. The manager of New FGH immediately prior to the Effective Time will be the manager of the surviving company, until its successor is duly elected or appointed and shall qualify.

Expected Timing of the Merger

FGF and FGH expect the Merger to close in the first quarter of 2024. However, neither FGF nor FGH can predict the actual date on which the Merger will be completed, or if the Merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. FGH must first obtain the approval of the FGH Stockholders for the Merger and satisfy certain other closing conditions.

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Accounting Treatment (page 49)

FGH and FGF each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Merger will be accounted for as a reverse acquisition using the acquisition method of accounting, and FGH will be treated as the accounting acquirer for financial reporting purposes.

The Rights of FGH Stockholders Will Change as a Result of the Merger (see Comparison of Stockholders’ Rights - page 60)

The rights of FGH Stockholders are governed by Nevada law and by the FGH Articles of Incorporation and the bylaws of FGH. In the Merger, FGH Stockholders will become FGF Stockholders, and their rights will be governed by Nevada law and the FGF Articles of Incorporation and the bylaws of FGF. FGH Stockholders will have different rights once they become FGF Stockholders due to differences between the FGH governing documents, on the one hand, and the FGF governing documents, on the other hand. These differences are described in more detail under the section entitled “Comparison of Stockholders’ Rights” beginning on page 60.

Listing of Merger Consideration; Delisting and Deregistration of FGH Common Stock (page 30)

The shares of FGF Common Stock to be issued in the Merger will be listed for trading on the NASDAQ. Following the Merger, shares of FGF Common Stock will continue to be listed on the NASDAQ. In addition, following the Merger, FGH Common Stock will be delisted from the NYSE American and deregistered under the Exchange Act.

FGH’s Solicitation of Written Consents (page 28)

FGH Stockholders are being requested to approve the Merger and adopt and approve the Plan of Merger and the transactions contemplated thereby by executing and delivering the written consent furnished with this Merger Solicitation.

Only FGH Stockholders of record as of the close of business on January 3, 2024 (the “FGH Record Date”), will be entitled to execute and deliver a written consent. As of the close of business on the FGH Record Date, there were 19,708,184 shares of FGH Common Stock outstanding and entitled to execute and deliver written consents with respect to the FGH Merger Proposal, approximately thirty-two and seven-tenths percent (32.7%) of which were owned and entitled to be voted by FGH directors and executive officers and their affiliates. We currently expect that FGH’s directors and executive officers will execute written consents approving the FGH Merger Proposal, although none of them has entered into any agreements obligating them to do so. Each holder of shares of FGH Common Stock is entitled to one vote for each share of FGH Common Stock held as of the FGH Record Date. Approval of the Merger and approval and adoption of the Plan of Merger requires the written consent of the holders of a majority of the issued and outstanding FGH Common Stock.

An FGH Stockholder may consent to the FGH Merger Proposal with respect to such FGH Stockholder’s shares by completing and signing the written consent furnished with this Merger Solicitation and returning it to FGH on or before [●], 2024, the date the FGH Board has set as the targeted final date for receipt of written consents. FGH reserves the right to extend the final date for receipt of written consents beyond [●], 2024, in the event that consents approving the FGH Merger Proposal have not been obtained by that date from holders of a sufficient number of shares of FGH Common Stock under the NRS and NYSE American rules. Any such extension may be made without notice to FGH Stockholders. Once written consents from holders of a sufficient number of shares of FGH Common Stock under the NRS and NYSE American rules are obtained, the consent solicitation will conclude.

If an FGH Stockholder holds shares of FGH Common Stock as of the FGH Record Date and such FGH Stockholder wishes to give his/her/its written consent to the FGH Merger Proposal (which is equivalent to a vote for the proposal), such FGH Stockholder must fill out the enclosed written consent, date and sign it, and promptly return it to FGH. Once an FGH Stockholder has completed, dated and signed the written consent, such FGH Stockholder may deliver it to FGH by email to IR@FG.Group, or by mail to FG Group Holdings Inc., 5960 Fairview Road, Suite 275, Charlotte, NC 28210, Attention: Corporate Secretary. FGH Stockholders may also return their completed, dated and signed written consents to Alliance by email to fgh@allianceadvisorsllc.com.

If an FGH Stockholder does not return a written consent, it will have the same effect as a vote against the FGH Merger Proposal.

An FGH Stockholder’s consent to the FGH Merger Proposal may be changed or revoked at any time before the consents of a sufficient number of shares to approve and adopt the FGH Merger Proposal have been filed with FGH’s corporate secretary. If an FGH Stockholder wishes to change or revoke a previously given consent before that time, such FGH Stockholder may do so by delivering a notice of revocation to the Secretary of FGH or by delivering a new written consent with a later date, in each case, no later than [●], 2024.

Risk Factors (page 23)

In evaluating the Plan of Merger and the Merger, including the issuance of shares of FGF Common Stock in the Merger, you should carefully read this Merger Solicitation and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 23 and in FGF’s Annual Report on Form 10-K for the year ended December 31, 2022 and FGH’s Annual Report on Form 10-K for the year ended December 31, 2022, and in other documents incorporated by reference into this Merger Solicitation. Please see the section entitled “Where You Can Find More Information” beginning on page 72 of this Merger Solicitation for the location of information incorporated by reference into this Merger Solicitation.

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UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

The disinterested members of the boards of directors of FGF and FGH have each unanimously approved a Plan of Merger, dated as of January 3, 2024, by and among FGF, New FGH (a wholly owned subsidiary of FGF), and FGH. As a result of the Merger, FGH Stockholders will receive consideration in the form of shares of FGF Common Stock. FGF Common Stock is listed and traded on the NASDAQ under the trading symbol “FGF.” In connection with the Merger, and without any further action on the part of any party, each share of FGH Common Stock will be converted into one share of FGF Common Stock.

The following unaudited pro forma condensed combined financial information is based on the separate historical financial statements of FGF and FGH after giving effect to the Merger and the issuance of FGF Common Stock in connection therewith, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical consolidated statements of operations of FGF and FGH, giving effect to the Merger as if it had been completed on January 1, 2022. The unaudited pro forma condensed combined statement of operations for the period ended September 30, 2023 combines the historical consolidated statements of operations of FGF and FGH, giving effect to the Merger as if it had been completed on January 1, 2022. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical consolidated balance sheets of FGF and FGH, giving effect to the Merger as if it had been completed on September 30, 2023.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of FGF and the related notes included in FGF’s Annual Report on Form 10-K for the year ended December 31, 2022 and unaudited consolidated financial statements of FGF and the related notes included in FGF’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, and (ii) the historical audited consolidated financial statements of FGH and the related notes included in FGH’s Annual Report on Form 10-K for the year ended December 31, 2022 and unaudited consolidated financial statements of FGH and the related notes included in FGH’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, each of which is incorporated into this Merger Solicitation by reference.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to the pro forma events that are transaction accounting adjustments. The unaudited pro forma condensed combined financial information contained herein does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Merger. The following unaudited pro forma condensed combined financial information gives effect to the Merger and includes adjustments for the following:

●	certain reclassifications to conform historical financial statement presentations between the companies;

●	application of the acquisition method of accounting under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification 805, “Business Combinations”; and

●	transaction costs in connection with the Merger.

The unaudited pro forma transaction accounting adjustments reflecting the completion of the Merger are based on certain currently available information and certain assumptions and methodologies that FGF believes are reasonable under the circumstances. The unaudited pro forma transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma transaction accounting adjustments and it is possible the difference may be material. FGF believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at this time and that the unaudited pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Future results may differ materially from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 23 and appearing under the caption “Risk Factors” in FGF’s and FGH’s most recently filed Annual Reports on Form 10-K and in any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this Merger Solicitation, and the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22. Among other factors, the actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of (but not limited to):

●	changes in the trading price for FGF Common Stock;

●	net cash used or generated in FGF’s or FGH’s operations between the signing of the Plan of Merger and the completion of the Merger;

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●	the timing of the completion of the Merger, changes in total Merger-related expenses, and integration costs, including costs associated with systems implementation and other costs related to exit or disposal activities;

●	other changes in FGF’s or FGH’s net assets that occur prior to the completion of the Merger, which could cause material differences in the information presented below; and

●	changes in the financial results of FGF following the completion of the Merger.

The unaudited pro forma condensed combined financial statements should be read together with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	FGF’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022, included in FGF’s Annual Report on Form 10-K for the year ended December 31, 2022, and unaudited consolidated financial statements of FGF and the related notes included in FGF’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023, and September 30, 2023;

●	FGH’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2022, included in FGH’s Annual Report on Form 10-K for the year ended December 31, 2022, and unaudited consolidated financial statements of FGH and the related notes included in FGH’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023, and September 30, 2023; and

●	other information pertaining to FGF and FGH contained in or incorporated by reference into this Merger Solicitation included elsewhere in this Merger Solicitation.

Accounting for the Merger

The Merger will be accounted for as a reverse acquisition. A reverse acquisition occurs when the entity that issues securities (the legal acquirer) is identified as the acquiree for accounting purposes and the entity whose equity interests are acquired (the legal acquiree) is identified as the acquirer for accounting purposes.

FGH was determined to be the accounting acquiror primarily based on the evaluation of the following facts and circumstances:

(i) FGH equity holders will own a majority of the voting rights of FGF following consummation of the Merger; following the completion of the Merger, it is anticipated that persons who were stockholders of FGH and FGF immediately prior to the Merger will own approximately 72% and 28% of FGF Common Stock, respectively;

(ii) D. Kyle Cerminara will be CEO of FGF following the Merger and act as FGF’s principal executive officer, with FGH’s current CEO, Mark Roberson, joining the FGF management team as CFO and act as FGF’s principal financial and accounting officer following the Merger and will remain as CEO of SGE, while FGH’s current CFO will remain as CFO of SGE, and FGF’s current CEO and CFO will lead FGF’s merchant banking and SPAC businesses following the Merger;

(iii) FGF’s Board of Directors will consist of seven members, three of whom have been designated by FGH and FGF, respectively; and

(iv) FGF will be headquartered in Charlotte, North Carolina, which is consistent with the location of FGH executive leadership prior to the Merger.

Other factors were evaluated but are not considered to have a material impact on the determination of FGH as the accounting acquirer.

Given the nature of FGF’s assets and liabilities, and the corresponding accounting policies, a determination was made that the fair value of the FGF assets and liabilities as of September 30, 2023 approximates carrying value. In addition, no preliminary intangible assets of FGF have been identified. As a result, the unaudited pro forma condensed combined balance sheet as of September 30, 2023 does not contain any adjustments to the historical value of the assets and liabilities of FGF. A final determination of the fair value of FGF’s assets and liabilities will be based on those that exist as of the Closing Date, and therefore, cannot be made prior to the completion of the Merger. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what FGF’s financial condition or results of operations would have been had the proposed Merger closed on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of FGF. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

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Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2023

(In thousands)

	FG Financial Group, Inc. (Historical)	FG Group Holdings Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined Balances
Assets
Cash and cash equivalents	$5,525	$3,472	$(1,490	)(F)	$7,507
Accounts receivable, net	-	7,453	-		7,453
Equity holdings	2,187	27,450	(3,469	)(A)	26,168
Other investments	27,365	-	-		27,365
Inventories, net	-	3,597	-		3,597
Other assets	646	1,725	-		2,371
Property, plant and equipment, net	37	12,247	-		12,284
Operating lease right-of-use assets	44	229	-		273
Finance lease right-of-use asset	-	1,053	-		1,053
Deferred policy acquisition costs	1,480	-	-		1,480
Reinsurance balance receivable	14,469	-	-		14,469
Funds deposited with reinsured companies	7,075	-	-		7,075
Film and television programming rights, net	-	8,205	-		8,205
Goodwill	-	2,049	-		2,049
Total assets	$58,828	$67,480	$(4,959)		$121,349

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$811	$11,448	$-		$12,259
Deferred revenue and customer deposits	-	1,541	-		1,541
Loss and loss adjustment expense reserves	5,912	-	-		5,912
Unearned premium reserves	9,394	-	-		9,394
Operating lease obligations	44	286	-		330
Finance lease obligations	-	1,067	-		1,067
Debt, net of deferred debt issuance costs	-	10,344	-		10,344
Deferred income taxes	-	3,891	-		3,891
Other liabilities	-	621	-		621
Total liabilities	16,161	29,198	-		45,359

Stockholders’ equity:
Preferred stock	22,365	-	-		22,365
Common stock	10	225	(3	)(A)	27
			(225	)(B)
			20	(E)
Additional paid-in capital	52,781	55,674	225	(B)	52,629
			(32,489	)(C)
			(18,586	)(D)
			(20	)(E)
			(1,490	)(F)
			(3,466	)(A)
(Accumulated deficit) retained earnings	(32,489)	3,830	32,489	(C)	3,830

Treasury stock	-	(18,586)	18,586	(D)	-
Accumulated other comprehensive loss	-	(4,978)	-		(4,978)
Total stockholders’ equity	42,667	36,165	(4,959)		73,873
Equity attributable to non-controlling interest	-	2,117	-		2,117
Total stockholders’ equity	42,667	38,282	(4,959)		75,990
Total liabilities and stockholders’ equity	$58,828	$67,480	$(4,959)		$121,349

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Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2023

(In thousands, except share and per share amounts)

	Nine Months Ended September 30, 2023
	FG Financial Group, Inc. (Historical)	FG Group Holdings Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined Balances
Net premiums earned	$11,534	$-	$-		$11,534
Net investment income	8,272	-	-		8,272
Net product sales	-	23,609	-		23,609
Net service revenues	-	15,617	-		15,617
Other income	84	-	-		84
Total net revenues	19,890	39,226	-		59,116
Net losses and loss adjustment expenses	6,081	-	-		6,081
Amortization of deferred policy acquisition costs	2,533	-	-		2,533
Costs of products	-	17,414	-		17,414
Costs of services	-	8,779	-		8,779
Selling expenses	-	1,653	-		1,653
General and administrative expenses	7,221	13,672	-		20,893
Other	-	(6)	-		(6)
Total expenses	15,835	41,512	-		57,347
Income (loss) from operations	4,055	(2,286)	-		1,769
Other income (expense):
Interest income	-	-	-		-
Interest expense	-	(432)	-		(432)
Foreign currency transaction loss	-	(183)	-		(183)
Unrealized loss on equity holdings	-	(5,514)	-		(5,514)
Other income, net	-	27	-		27
Total other expense	-	(6,102)	-		(6,102)
Income (loss) before income taxes and equity method holding loss	4,055	(8,388)	-		(4,333)
Income tax benefit	-	45	-		45
Equity method holding loss	-	(4,362)	4,362	(G)	-
Net (loss) income	4,055	(12,705)	4,362		(4,288)
Net loss attributable to non-controlling interest	-	(122)	-		(122)
Dividends declared on Series A Preferred Shares	1,339	-	-		1,339
Net income (loss) attributable to common shareholders	$2,716	$(12,583)	$4,362		$(5,505)

Net loss per share:
Basic	$0.28	$(0.64)			$(0.20)
Diluted	$0.28	$(0.64)			$(0.20)

Weighted-average shares outstanding:
Basic	9,813,438	19,529,865			27,440,021
Diluted	9,813,438	19,529,865			27,440,021

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Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

(In thousands, except share and per share amounts)

	Year Ended December 31, 2022
	FG Financial Group, Inc. (Historical)	FG Group Holdings Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined Balances
Net premiums earned	$12,998	$-	$-		$12,998
Net investment income	6,777	-	-		6,777
Net product sales	-	30,119	-		30,119
Net service revenues	-	11,118	-		11,118
Other income	320	-	-		320
Total net revenues	20,095	41,237	-		61,332
Net losses and loss adjustment expenses	7,484	-	-		7,484
Amortization of deferred policy acquisition costs	3,169	-	-		3,169
Costs of products	-	22,729	-		22,729
Costs of services	-	7,592	-		7,592
Selling expenses	-	2,261	-		2,261
General and administrative expenses	8,354	10,541	-		18,895
Other	-	474	-		474
Total expenses	19,007	43,597	-		62,604
Income (loss) from operations	1,088	(2,360)	-		(1,272)
Other income (expense):
Interest income	-	7	-		7
Interest expense	-	(347)	-		(347)
Foreign currency transaction gain	-	264	-		264
Unrealized loss on equity holdings	-	(4,468)	-		(4,468)
Other expense, net	-	(180)	-		(180)
Total other (expense) income	-	(4,724)	-		(4,724)
Income (loss) before income taxes and equity method holding loss	1,088	(7,084)	-		(5,996)
Income tax expense	-	(473)	-		(473)
Equity method holding gain	-	403	(403)	(G)	-
Net income (loss)	1,088	(7,154)	(403)		(6,469)
Dividends declared on Series A Preferred Shares	1,789	-	-		1,789
Net income (loss) attributable to common shareholders	$(701)	$(7,154)	$(403)		$(8,258)

Net loss per share:
Basic	$(0.09)	$(0.37)			$(0.30)
Diluted	$(0.09)	$(0.37)			$(0.30)

Weighted-average shares outstanding:
Basic	8,030,106	19,293,432			27,440,021
Diluted	8,030,106	19,293,432			27,440,021

19

Notes To Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared utilizing the historical financial information of FGF and FGH in accordance with Article 11 of the SEC Regulation S-X, and they incorporate the acquisition method of accounting in accordance with U.S. GAAP. Certain transaction accounting adjustments have been computed in order to show the effects of the Merger on the condensed combined historical financial information of FGF and FGH. These adjustments are preliminary and are subject to change as additional information becomes available and analyses are performed, including management’s estimates of fair value of the assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial information is presented as follows:

●	The unaudited pro forma condensed combined balance sheet as of September 30, 2023 was prepared based on the historical unaudited condensed consolidated balance sheets of FGF and FGH as of September 30, 2023.

●	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 was prepared based on the historical audited consolidated statement of income of FGF for the year ended December 31, 2022 and (ii) the historical audited consolidated statement of operations of FGH for the year ended December 31, 2022.

●	The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 was prepared based on (i) the historical unaudited condensed consolidated statement of income of FGF for the nine months ended September 30, 2023 and (ii) the historical unaudited condensed consolidated statement of operations of FGH for the nine months ended September 30, 2023.

The unaudited pro forma condensed combined financial information does not reflect anticipated synergies, operating efficiencies and cost savings that are expected to result from the Merger or integration costs that may be incurred. Management expects to realize annual cost savings, including reductions to management compensation and the director compensation program, as well as duplicate operating expenses such as professional fees (legal, audit, tax preparation and consulting, and investor relations) and tax consulting and preparation fees that management expects to result from the Merger. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable under the circumstances. There were no material transactions between FGF and FGH during the periods presented.

Note 2. Accounting Policies

The accounting policies of FGF after the Merger shall be those of the accounting acquiror, FGH. Upon consummation of the Merger, FGF management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, post-Closing management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of FGF post-Closing. Based on its initial analysis, each of FGF’s and FGH’s management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Preliminary Purchase Price Allocation

The Merger will be accounted for as a business combination under Accounting Standards Codification (“ASC”) 805, Business Combinations, using the acquisition method of accounting, and FGH has been determined to be the accounting acquirer. The proposed transaction will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, FGF, which is the legal acquirer, will be treated as the acquired company for financial reporting purposes and FGH will be treated as the accounting acquirer. The allocation of the preliminary estimated purchase price with respect to the Merger is based upon FGF’s and FGH’s managements’ estimates and assumptions related to the fair value of assets acquired and liabilities assumed as of September 30, 2023, using currently available information. Given the nature of FGF’s assets and liabilities, and the corresponding accounting policies, a determination was made that the fair value of the FGF assets and liabilities as of September 30, 2023 approximates carrying value. As a result, the unaudited pro forma condensed combined balance sheet as of September 30, 2023 does not contain any adjustments to the historical value of the assets and liabilities of FGF.

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Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023 are as follows:

a)	FGH is a member of FGFH and contributed its shares of FGF Common Stock to FGFH in September 2022. In consideration of its contribution to FGFH, FGH was issued Series B Common Interests of FGFH and 50% of the voting power over FGFH. Based on quoted closing stock of the securities held by FGFH, as well as the liabilities and cash balance on hand, the book value of FGH’s interest in FGFH was approximately $3.5 million as of September 30, 2023.

b)	Represents par value of FGH Common Stock which gets exchanged into FGF Common Stock at Merger.

c)	Reflects elimination of FGF historical retained earnings at reverse acquisition.

d)	Represents cancellation of FGH Common Stock held in treasury at Merger.

e)	Represents issuance of shares of FGF Common Stock at Merger to FGH Stockholders.

f)	Represents estimated transaction costs incurred after September 30, 2023, that will be paid in cash at closing of Merger.

Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Statements of Operations are as follows:

G)	FGH is a member of FGFH and contributed its shares of FGF Common Stock to FGFH in September 2022. In consideration of its contribution to FGFH, FGH was issued Series B Common Interests of FGFH and 50% of the voting power over FGFH. FGH has the ability to significantly influence FGFH Holdings through its 50% voting power but does not maintain a controlling interest. FGH applies the equity method of accounting to its holdings when it has significant influence, but not controlling interest, in the entity. FGH recorded an equity method gain (loss) related to FGFH of $0.4 million and $(4.4 million) during the year ended December 31, 2022 and the nine months ended September 30, 2023, respectively.

Note 6. Net Loss Per Share

The below calculation represents the net loss per share calculated using the shares issued in the Merger assuming the shares were outstanding since January 1, 2022.

	Nine months ended September 30, 2023	Twelve months ended December 31, 2022

Pro Forma net loss attributable to common shareholders	$(5,505)	$(8,258)
Weighted average common shares outstanding, basic	27,440,021	27,440,021
Weighted average common shares outstanding, basic	27,440,021	27,440,021
Net loss per share, basic	$(0.20)	$(0.30)
Net loss per share, diluted	$(0.20)	$(0.30)

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this Merger Solicitation which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which FGF and FGH, and their respective subsidiaries, operate and beliefs of and assumptions made by FGF management and FGH management, involve uncertainties that could significantly affect the financial condition, results of operations, business plans and the future performance of FGF and FGH and their respective subsidiaries.

Words such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Such forward-looking statements include, but are not limited to, statements about the strategic rationale and financial benefits of the Merger, including expected future financial and operating results and the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future-including statements relating to projections of revenue, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; statements of plans and objectives of FGF or FGH or their management or board of directors, including those relating to products or services; and statements of future economic performance-are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

In addition to the factors relating to the Merger discussed under the caption “Risk Factors” beginning on page 23 and the factors previously disclosed in FGF’s and FGH’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements or historical performance: (1) the risk that the cost savings and any revenue synergies from the Merger may not be fully realized or may take longer than anticipated to be realized, (2) disruption to the parties’ businesses as a result of the announcement and pendency of the Merger, (3) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses, (4) the failure to obtain the necessary approvals of the FGH Stockholders, (5) the amount of the costs, fees, expenses and charges related to the Merger, (6) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the Merger, (7) any unexpected delay in closing the Merger, (8) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (9) the dilution caused by FGF’s issuance of additional shares of FGF Common Stock in the Merger, (10) a material adverse change in the financial condition of FGF or FGH, (11) general competitive, economic, political and market conditions, (12) major catastrophes such as earthquakes, floods or other natural or human disasters, including pandemics and infectious disease outbreaks, and any related disruption to local, regional and global economic activity and financial markets, and the impact of the foregoing on FGF or FGH, or the ability to complete the Merger, or any of the other risks described herein, (13) the outcome of any legal proceedings that may be instituted against FGF or FGH, related to the Merger or otherwise, and (14) other factors that may affect future results of FGH and FGF including changes in asset quality and credit risk, (15) the inability to sustain revenue and earnings growth, (16) changes in interest rates and capital markets, (17) inflation, (18) the impact, extent and timing of technological changes, (19) capital management activities, and (20) actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

For any forward-looking statements made in this Merger Solicitation or in any documents incorporated by reference into this Merger Solicitation, FGF and FGH claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Merger Solicitation or the dates of the documents incorporated by reference in this Merger Solicitation. As for forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither FGF nor FGH undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that FGF and FGH have filed with the SEC as described under “Where You Can Find More Information” beginning on page 72.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this Merger Solicitation.

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RISK FACTORS

An investment by FGH Stockholders in FGF Common Stock as a result of the exchange of shares of FGF Common Stock for shares of FGH Common Stock in the Merger involves certain risks. Certain material risks and uncertainties connected with the Plan of Merger and the transactions contemplated thereby, including the Merger, and ownership of FGF Common Stock are discussed below. In addition, FGF and FGH discuss certain other material risks connected with the ownership of FGF Common Stock and with FGF’s business, and with the ownership of FGH Common Stock and FGH’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC or may be filed with the SEC after the date of this Merger Solicitation, each of which report is or will be incorporated by reference in this Merger Solicitation.

You should carefully read and consider all of these risks and all other information contained in this Merger Solicitation, including the discussions of risk factors included in the documents incorporated by reference in this Merger Solicitation. The risks described in this Merger Solicitation and in those documents incorporated by reference may adversely affect the value of FGF Common Stock that you, as an existing FGF Stockholder, currently hold or that you, as an existing FGH Stockholder, will hold upon the completion of the Merger, and could result in a significant decline in the value of FGF Common Stock and cause the current FGF Stockholders and/or the FGH Stockholders to lose all or part of their respective investments in FGF Common Stock.

Risks Relating to the Merger

Because the Exchange Ratio is fixed and the market price of FGF Common Stock may fluctuate, FGH Stockholders cannot be certain of the market value of the Merger Consideration they will receive.

In the Merger, each share of FGH Common Stock issued and outstanding immediately prior to the Effective Time (other than certain shares held by FGF or FGH) will be converted into one (1) share of FGF Common Stock. This Exchange Ratio is fixed and will not be adjusted for changes in the market price of either FGF Common Stock or FGH Common Stock. Changes in the price of FGF Common Stock prior to the Merger will affect the value that FGH Stockholders will receive in the Merger. Neither FGF nor FGH is permitted to terminate the Plan of Merger as a result, in and of itself, of any increase or decrease in the market price of FGF Common Stock or FGH Common Stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, regulatory considerations, including changes in U.S. monetary policy and its effect on global financial markets and on interest rates, changes in FGF’s or FGH’s businesses, operations and prospects, major catastrophes such as earthquakes, floods or other natural or human disasters, including infectious disease outbreaks, and any related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on FGF or FGH or the customers or other constituencies of FGF or FGH, many of which factors are beyond FGF’s or FGH’s control. Therefore, during the pendency of the FGH consent solicitation and at any given time prior to the consummation of the Merger, FGF Stockholders and FGH Stockholders will not know the market value of the consideration to be received by FGH Stockholders at the Effective Time. You should obtain current market quotations for shares of FGF Common Stock and for shares of FGH Common Stock.

The market price of FGF Common Stock after the Merger may be affected by factors different from those affecting the shares of FGF Common Stock or FGH Common Stock currently.

In the Merger, FGH Stockholders will become FGF Stockholders. FGF’s business differs from that of FGH. Accordingly, the results of operations of FGF after the consummation of the Merger and the market price of FGF Common Stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of FGF and FGH. For a discussion of the businesses of FGF and FGH and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this Merger Solicitation and referred to under “Where You Can Find More Information” beginning on page 72.

FGF and FGH are expected to incur significant costs related to the Merger and integration.

FGF and FGH have incurred and expect to incur certain non-recurring costs associated with the Merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, insurance, public company filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by either FGF or FGH regardless of whether or not the Merger is completed.

The combined company may also incur expenses in connection with the integration of operations. There are many factors that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in FGF taking charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.

23

Integrating the companies’ businesses may be more difficult, costly or time consuming than expected and FGF and FGH may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend, in part, on the ability to realize the anticipated cost savings and synergies from combining FGF and FGH. If FGF and FGH are not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the Merger could be less than anticipated, and integration may result in additional unforeseen expenses.

FGF and FGH have operated and, until the completion of the Merger, will continue to operate, independently. The success of the Merger will depend, in part, on FGF’s ability to successfully combine and integrate the businesses of both companies in a manner that does not materially disrupt existing operations or result in decreased revenue or reputational harm. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses, difficulties in integrating operations and systems, including communications systems, administrative and information technology infrastructure and financial reporting and internal control systems, or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers and employees or to achieve the anticipated benefits and cost savings of the Merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of FGF and FGH during this transition period and for an undetermined period after completion of the Merger on FGF.

The businesses and operations of each of FGF, FGH and the combined company following the completion of the Merger may be adversely affected in numerous and complex ways, including as a result of adverse economic conditions, natural and human disasters or other international or domestic calamities.

Each of FGF’s and FGH’s businesses and operations are sensitive to general business and economic conditions in the United States. Uncertainty about federal fiscal monetary and related policies, the medium and long-term fiscal outlook of the federal government, and future tax rates is a concern for businesses, consumers and investors in the United States. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond the control of FGF and FGH.

In addition, adverse economic, social and political conditions in the United States and in foreign countries, including adverse conditions resulting from natural disasters, acts of terrorism, outbreaks of hostilities or other domestic or international calamities, epidemics and pandemics, and other matters beyond the control of FGF and FGH, and the government policy responses to such conditions, could have an adverse effect on the businesses, financial condition, results of operations, prospects and trading prices of each of FGF and FGH during the time the Merger is pending and on FGF and its subsidiaries following the completion of the Merger. All of these factors could be detrimental to FGF’s, FGH’s and the combined company’s businesses, and the interplay between these factors can be complex and unpredictable.

The future results of FGF following the Merger may suffer if FGF does not effectively manage its expanded operations.

Following the Merger, the size of the business of FGF is expected to increase beyond the current size of either FGF’s or FGH’s business. FGF’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. FGF may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that FGF will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Merger.

FGF may be unable to retain current FGF or FGH personnel successfully while the Merger is pending or after the Merger is completed.

The success of the Merger will depend in part on FGF’s ability to retain the talents and dedication of key employees and officers currently employed by FGF and FGH. It is possible that these employees and officers may decide not to remain with FGF or FGH, as applicable, while the Merger is pending or with FGF or new FGH (or their respective subsidiaries) after the Merger is consummated. If FGF and FGH are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, FGF and FGH could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, FGF’s business activities after completion of the Merger may be adversely affected and management’s attention may be diverted from successfully integrating FGF and FGH to hiring suitable replacements, all of which may cause FGF’s business to suffer. In addition, FGF and FGH may not be able to locate or retain suitable replacements for any key employees who leave either company.

24

The unaudited pro forma condensed combined financial information included in this Merger Solicitation is preliminary and the actual financial condition and results of operations of FGF after the Merger may differ materially.

The unaudited pro forma condensed combined financial information in this Merger Solicitation is presented for illustrative purposes only and is not necessarily indicative of what FGF’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates of transaction expenses, adjustments, and to record the identifiable assets acquired and liabilities assumed at fair value. The unaudited pro forma condensed combined financial information does not reflect anticipated synergies, operating efficiencies and cost savings that are expected to result from the Merger or integration costs that may be incurred. Accordingly, the final accounting adjustments may differ materially from the pro forma adjustments reflected in this Merger Solicitation. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 15.

Certain of FGF’s and FGH’s directors and executive officers may have interests in the Merger that may differ from, or may be in addition to, the interests of FGF Stockholders and FGH Stockholders generally.

FGF Stockholders and FGH Stockholders should be aware that some of FGF’s and FGH’s directors and executive officers may have interests in the Merger and have arrangements that are different from, or in addition to, the interests or arrangements of FGF Stockholders and FGH Stockholders generally. These interests and arrangements may create potential conflicts of interest. The FGF Board of Directors and the FGH Board of Directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve and adopt the Plan of Merger, the Merger, and the other transactions contemplated by the Plan of Merger, and in recommending that FGF Stockholders approve and adopt the Plan of Merger via written consent and FGH Stockholders approve and adopt the Plan of Merger via written consent, as applicable. For a more complete description of these interests, please see the sections entitled “The Merger-Interests of FGF’s Directors and Executive Officers in the Merger” beginning on page 45 and “The Merger-Interests of FGH’s Directors and Executive Officers in the Merger” beginning on page 46.

The Plan of Merger may be terminated in accordance with its terms and the Merger may not be completed, which could negatively affect FGF and/or FGH.

If the Merger is not completed for any reason, including as a result of FGH Stockholders failing to approve the FGH Merger Proposal, there may be various adverse consequences and FGF and/or FGH may experience negative reactions from the financial markets and from their respective customers and employees. For example, FGF’s or FGH’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger. Additionally, if the Plan of Merger is terminated, the market price of FGF Common Stock or FGH Common Stock could decline to the extent that the current market prices reflect a market assumption that the Merger will be completed.

Additionally, each of FGF and FGH has incurred and will incur substantial one-time expenses in connection with the negotiation and completion of the transactions contemplated by the Plan of Merger, as well as the costs and expenses of filing, printing and mailing this Merger Solicitation, and all filing and other fees paid to the SEC in connection with the Merger. If the Merger is not completed, FGF and FGH would have to pay these expenses without realizing the expected benefits of the Merger.

FGF and FGH will be subject to business uncertainties while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on FGF and FGH. These uncertainties may impair FGF’s or FGH’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with FGF or FGH to seek to change existing business relationships with FGF or FGH.

The shares of FGF Common Stock to be received by FGH Stockholders as a result of the Merger will have different rights from the shares of FGH Common Stock.

In the Merger, FGH Stockholders will become FGF Stockholders and their rights as FGF Stockholders will be governed by FGF’s governing documents. The rights associated with FGF Common Stock are different from the rights associated with FGH Common Stock. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 60 for a discussion of the rights associated with FGF Common Stock.

25

In connection with the Merger, New FGH will assume FGH’s outstanding debt obligations, and the combined company’s level of indebtedness following the completion of the Merger could adversely affect the combined company’s ability to raise additional capital and to meet its obligations under its existing indebtedness.

In connection with the Merger, FGF will assume FGH’s outstanding indebtedness. FGF’s existing debt, together with any future incurrence of additional indebtedness, could have important consequences for the combined company’s creditors and the combined company’s stockholders. For example, it could limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures; restrict the combined company from paying dividends to its stockholders; increase the combined company’s vulnerability to general economic and industry conditions; and require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

FGH Stockholders will have a reduced ownership and voting interest in FGF after the Merger and will exercise less influence over management.

FGF Stockholders and FGH Common Stock currently have the right to vote in the election of the board of directors and on other matters affecting FGF and FGH, respectively. When the Merger is completed, each holder of FGH Common Stock who receives shares of FGF Common Stock will become a holder of FGF Common Stock, with a percentage ownership of FGF that is smaller than the holder’s percentage ownership of FGH. Based on the number of shares of FGF Common Stock and FGH Common Stock outstanding as of the close of business on the FGH Record Date, and based on the number of shares of FGF Common Stock expected to be issued in the Merger, the former FGH Stockholders, as a group, are estimated to own approximately seventy-two percent (72%) of the issued and outstanding shares of FGF Common Stock immediately after the Merger and current FGF Stockholders as a group are estimated to own approximately twenty-eight percent (28%) of the issue and outstanding shares of FGF Common Stock immediately after the Merger. Because of this, FGH Stockholders may have less influence on the management and policies of FGF than they now have on the management and policies of FGH.

The dilution caused by the issuance of shares of FGF Common Stock in connection with the Merger may adversely affect the market price of FGF Common Stock.

In connection with the payment of the Merger Consideration, based on the current number of shares of FGH Common Stock outstanding, FGF expects to issue approximately 19.7 million shares of FGF Common Stock to FGH Stockholders. The dilution caused by the issuance of these new shares of FGF Common Stock may result in fluctuations in the market price of FGF Common Stock, including a stock price decrease.

Independent members of the FGH Board have obtained an opinion from an unaffiliated third party as to the fairness of the Exchange Ratio to the holders of FGH Common Stock.

The independent members of the FGH Board (with Messrs. Cerminara and Swets recusing themselves) obtained an opinion from Intrinsic, which supports the Exchange Ratio as fair to the holders of FGH Common Stock from a financial point of view. Intrinsic delivered a written opinion and final supporting analysis presentation to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to holders of FGH Common Stock from a financial point of view. There is no assurance that this report will have any impact on the price of FGF Common Stock, and holders of FGH Common Stock receiving FGF Common Stock as a result of the Merger could experience a loss as a result of decreasing stock prices. The full text of the written opinion, dated January 3, 2024, of Intrinsic, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this Merger Solicitation and is incorporated by reference herein in its entirety.

See “The Merger — Fairness Opinion of FGH’s Financial Advisor” on page 37 of this Merger Solicitation for more information.

FGF Stockholders and FGH Stockholders will not have appraisal rights or dissenters’ rights in the Merger.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable security holders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to security holders in connection with the extraordinary transaction.

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Under Section 92A.390 of the NRS, the FGF Stockholders will not be entitled to appraisal or dissenters’ rights in connection with the Merger with respect to any shares of FGF Common Stock that remain outstanding after the consummation of the Merger. If the Merger is completed, FGF Stockholders will not receive any consideration for their shares, and their shares of FGF Common Stock will remain outstanding. Accordingly, FGF Stockholders are not entitled to any appraisal or dissenters’ rights in connection with the Merger.

Under Section 92A.390 of the NRS, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock are covered securities under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended. Because FGH Common Stock is listed on the NYSE American, a national securities exchange, and because FGH Stockholders will receive in the Merger only shares of FGF Common Stock, which will be publicly listed on NASDAQ upon the Effective Time, FGH Stockholders are not entitled to any appraisal rights in connection with the Merger.

Litigation related to the Merger could prevent or delay completion of the Merger or otherwise negatively affect the business and operations of FGF and FGH.

FGF and FGH may incur costs in connection with the defense or settlement of any stockholder lawsuits filed in connection with the Merger. Such litigation could have an adverse effect on the financial condition and results of operations of FGF and FGH and could prevent or delay the completion of the Merger.

Risks Relating to FGF’s Business

You should read and consider risk factors specific to FGF’s business that will also affect FGF after completion of the Merger. These risks are described in the sections entitled “Risk Factors” in FGF’s Annual Report on Form 10-K for the year ended December 31, 2022, FGF’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, and in other documents incorporated by reference into this Merger Solicitation. Please see the section entitled “Where You Can Find More Information” beginning on page 72 of this Merger Solicitation for the location of information incorporated by reference into this Merger Solicitation.

Risks Relating to FGH’s Business

You should read and consider risk factors specific to FGH’s business that will also affect FGF after completion of the Merger. These risks are described in the sections entitled “Risk Factors” in FGH’s Annual Report on Form 10-K for the year ended December 31, 2022, FGH’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, and in other documents incorporated by reference into this Merger Solicitation. Please see the section entitled “Where You Can Find More Information” beginning on page 72 of this Merger Solicitation for the location of information incorporated by reference into this Merger Solicitation.

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FGH’S SOLICITATION OF WRITTEN CONSENTS

FGH Consent Solicitation

The FGH Board of Directors is providing these consent solicitation materials to those FGH Stockholders who are being requested to approve the Merger and adopt and approve the Plan of Merger and the transactions contemplated thereby (the “FGH Merger Proposal”) by executing and delivering the written consent furnished with this Merger Solicitation. Approval of the Merger and approval and adoption of the Plan of Merger requires the written consent of the holders of a majority of the issued and outstanding FGH Common Stock.

FGH Stockholders Entitled to Consent

Only FGH Stockholders of record as of the close of business on January 3, 2024 (the “FGH Record Date”), will be entitled to execute and deliver a written consent. As of the close of business on the FGH Record Date, there were 19,708,184 shares of FGH Common Stock outstanding and entitled to execute and deliver written consents with respect to the FGH Merger Proposal. Each holder of FGH Common Stock is entitled to one vote for each share of FGH Common Stock held as of the FGH Record Date.

Submission of FGH Written Consents

An FGH Stockholder may consent to the FGH Merger Proposal with respect to such FGH Stockholder’s shares by completing and signing the written consent furnished with this Merger Solicitation as Exhibit 99.1 and returning it to FGH on or before [●], 2024, the date the FGH Board has set as the targeted final date for receipt of written consents. FGH reserves the right to extend the final date for receipt of written consents beyond [●], 2024 (provided that FGH will not extend such date beyond [●], 2024, which is six (6) months after the date of this Merger Solicitation), in the event that consents approving the FGH Merger Proposal have not been obtained by that date from holders of a sufficient number of shares of FGH Common Stock under the NRS and NYSE American rules. Any such extension may be made without notice to FGH Stockholders. Once written consents from holders of a sufficient number of shares of FGH Common Stock under the NRS and NYSE American rules are obtained, the consent solicitation will conclude.

If an FGH Stockholder holds shares of FGH Common Stock as of the FGH Record Date and such FGH Stockholder wishes to give his/her/its written consent to the FGH Merger Proposal, such FGH Stockholder must fill out the enclosed written consent, date and sign it, and promptly return it to FGH. Once an FGH Stockholder has completed, dated and signed the written consent, such FGH Stockholder may deliver it to FGH by email to IR@FG.Group, or by mail to FG Group Holdings Inc., 5960 Fairview Road, Suite 275, Charlotte, NC 28210, Attention: Corporate Secretary. FGH Stockholders may also return their completed, dated and signed written consents to Alliance by email to fgh@allianceadvisorsllc.com. Such FGH Stockholder should deliver his/her/its completed, dated and signed written consent to FGH or Alliance on or before [●], 2024, the date the FGH Board has set as the targeted final date for receipt of written consents.

Executing FGH Written Consents; Revocation of FGH Written Consents

An FGH Stockholder may execute a written consent to approve the FGH Merger Proposal (which is equivalent to a vote for the proposal). If an FGH Stockholder does not return a written consent, it will have the same effect as a vote against the FGH Merger Proposal.

An FGH Stockholder’s consent to the FGH Merger Proposal may be changed or revoked at any time before the consents of a sufficient number of shares to approve and adopt the FGH Merger Proposal have been filed with FGH’s corporate secretary. If an FGH Stockholder wishes to change or revoke a previously given consent before that time, such FGH Stockholder may do so by delivering a notice of revocation to the Secretary of FGH or by delivering a new written consent with a later date.

FGH Solicitation of Written Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by FGH. Officers and employees of FGH may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Recommendation of the FGH Board

THE FGH BOARD RECOMMENDS THAT THE FGH STOCKHOLDERS APPROVE THE MERGER AND ADOPT AND APPROVE THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY BY EXECUTING AND DELIVERING THE WRITTEN CONSENT FURNISHED WITH THIS MERGER SOLICITATION. The FGH Board believes the Merger Consideration to FGH Stockholders is fair, advisable and in the best interests of FGH and its stockholders. The management of FGH and the FGH Board, after careful study and evaluation of the economic, financial, legal and other factors, also believe the Merger could provide FGF with increased opportunity for profitable expansion of its business, which in turn should benefit FGH Stockholders who become stockholders of FGF.

FGH Stockholders’ Appraisal or Dissenters’ Rights

FGH Stockholders are not entitled to appraisal or dissenters’ rights under the NRS. For more information, see the section entitled “The Merger-Appraisal or Dissenters’ Rights in the Merger” beginning on page 50.

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THE MERGER

This section of the Merger Solicitation describes material aspects of the Merger. This summary may not contain all of the information that is important to you. You should carefully read this entire Merger Solicitation and the other documents we refer you to for a more complete understanding of the Merger. In addition, we incorporate important business and financial information about each of us into this Merger Solicitation by reference. You may obtain the information incorporated by reference into this Merger Solicitation without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 72.

The Parties to the Merger

FG Financial Group, Inc.

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

(847) 773-1665

FGF is a reinsurance, merchant banking and asset management holding company. FGF focuses on opportunistic collateralized and loss capped reinsurance, while allocating capital in partnership with Fundamental Global®, and from time to time, other strategic investors, to merchant banking activities. FGF’s principal business operations are conducted through its subsidiaries and affiliates. FGF also provides asset management services. From its inception in October 2012 through December 2019, FGF operated as an insurance holding company, writing property and casualty insurance throughout the states of Louisiana, Florida, and Texas. In late 2019, FGF sold its three former insurance subsidiaries, and embarked upon its current strategy focused on reinsurance, merchant banking and asset management. FGF’s strategy has evolved to focus on opportunistic collateralized and loss-capped reinsurance, with capital allocation to merchant banking activities with asymmetrical risk/reward opportunities. Currently, FGF operates as a diversified holding company of insurance, reinsurance, asset management, its Special Purpose Acquisition Corporation (“SPAC”) Platform businesses, and merchant banking division.

FGF Common Stock is traded on the NASDAQ under the symbol “FGF.” FGF Series A Preferred Stock is also traded on the NASDAQ under the symbol “FGFPP.”

FG Group LLC

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

(847) 773-1665

New FGH is a Nevada limited liability company and a wholly-owned subsidiary of FGF. New FGH does not own any material assets or operate any business and was organized solely for purposes of carrying out the Merger. After consummation of the Merger, FGH will merge with and into New FGH, and New FGH will possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of FGH; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to the FGH, shall be taken and deemed to be transferred to and vested in New FGH without further act or deed; and the title to any real estate or any interest in any real estate, vested in the FGH, shall not revert or be in any way impaired by reason of the Merger; and New FGH will be responsible and liable for all the liabilities, debts, obligations, and penalties of FGH.

FG Group Holdings Inc.

5960 Fairview Road, Suite 275

Charlotte, NC 28210

(704) 994-8279

FGH is a holding company. FGH’s holdings primarily consist of holdings in public and private companies and real estate holdings in the United States and Canada.

FGH has historically conducted a large portion of its operations primarily through its Strong Entertainment operating segment. FGH completed the separation and initial public offering (“IPO”) of the Strong Entertainment business on May 18, 2023. Following this transaction, Strong Global Entertainment became a separate publicly listed company, of which FGH holds approximately 76% of Strong Global Entertainment’s Class A common shares and 100% of Strong Global Entertainment’s Class B common shares as of the date hereof.

FGH Common Stock is traded on the NYSE American under the symbol “FGH.”

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Terms of the Merger

The boards of directors of FGF and FGH have each unanimously approved a Plan of Merger by and among FGF, New FGH, and FGH. In addition, the holder of a majority of the FGF Common Stock, acting by written consent in lieu of a meeting, has approved and adopted the Plan of Merger. If the Plan of Merger is also approved by FGH’s stockholders and the transactions under the Plan of Merger are consummated, FGH will merge with and into New FGH, with New FGH as the surviving entity and wholly owned subsidiary of FGF.

As a result of the Merger, FGH Stockholders will receive consideration in the form of shares of FGF Common Stock. In connection with the Merger, and without any further action on the part of any party, each share of FGH Common Stock will be converted into one (1) share of FGF Common Stock in accordance with the established Exchange Ratio. Based on the closing price of the FGF Common Stock on the NASDAQ on January 3, 2024, the last trading day before public announcement of the Merger, of $1.60, the Exchange Ratio represented approximately $1.60 in value for each share of FGH Common Stock. Based on the closing price of FGF Common Stock on the NASDAQ on [●], 2024, the last practicable trading day before the date of the accompanying Merger Solicitation, of $[●], the Exchange Ratio represented approximately $[●] in value for each share of FGF Common Stock. The value of FGF Common Stock at the time of completion of the Merger could be greater than, less than or the same as the value of FGF Common Stock on the date of the accompanying Merger Solicitation. We urge you to obtain current market quotations of FGF Common Stock (trading symbol “FGF”) and FGH Common Stock (trading symbol “FGH”).

Based on the current number of shares of FGH Common Stock outstanding and reserved for issuance, FGF expects to issue approximately 19.7 million shares of FGF Common Stock in the aggregate in the Merger and approximately 2.8 million shares of FGF Common Stock held by FGG (and beneficially owned by FGH) will be retired. Following the completion of the Merger, former FGH Stockholders will own approximately seventy-two percent (72%), and former FGF Stockholders will own approximately twenty-eight percent (28%) of the outstanding FGF Common Stock.

At any time prior to the filing of the articles of merger with the Secretary of State of the State of Nevada, whether before or after the approval of the FGH Stockholders, the Plan of Merger may be terminated and the Merger abandoned (a) by the mutual written agreement of FGH, FGF and New FGH, or (b) by either the FGH or FGF if (i) the FGH Board or the FGF Board, as applicable, determines in good faith, after consultation with its outside legal counsel that the consummation of the Merger or other transactions contemplated by the Plan of Merger is reasonably likely to result in a breach of its fiduciary duties to the stockholders of FGH or FGF, as applicable, under applicable law; (ii) the other party has materially breached of any of the obligations, covenants, or other agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the Plan of Merger (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant, or other agreement contained in the Plan of Merger); or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by the Plan of Merger and such order or other action shall have become final and non-appealable.

The FGH Board of Directors is soliciting the written consent of the FGH Stockholders. This Merger Solicitation provides you with detailed information about the proposed Merger. It also contains or references information about FGF, New FGH, FGH, and certain related matters. You are encouraged to read this Merger Solicitation carefully. In particular, you should read the “Risk Factors” section beginning on page 23 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

Listing of Merger Consideration; Delisting and Deregistration of FGH Common Stock

The shares of FGF Common Stock to be issued in the Merger will be listed for trading on the NASDAQ. Following the Merger, shares of FGF Common Stock will continue to be listed on the NASDAQ. In addition, following the Merger, FGH Common Stock will be delisted from the NYSE American and deregistered under the Exchange Act.

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Background of the Merger

The management of each of FGF and FGH and each of their boards of directors (which we refer to in this section as the “FGF Board” and the “FGH Board,” respectively) regularly review and assess the performance, strategy, competitive position, challenges, opportunities, and prospects of their respective companies, in each case with the goal of enhancing value for their respective stockholders. These reviews have included periodic consideration of, and discussions with other companies from time to time regarding potential strategic alternatives, including business combinations, acquisitions and dispositions to further the companies’ strategic objectives. As part of these reviews, members of management of each company have had, from time to time, informal discussions with members of management of other companies regarding trends and developments, and, on occasion, strategic alternatives available to their respective companies, including potential business combinations and other strategic transactions.

The current ownership and control of FGF and FGH includes significant overlap. FGG shares voting and dispositive power with respect approximately 32% of the outstanding FGH Common Stock, and FGH owns a 44% economic interest in FGFH, which is co-managed by Mr. Cerminara and an employee of FGG, and shares voting and dispositive power with respect to approximately 54% of the outstanding FGF Common Stock. Mr. Cerminara is Chief Executive Officer of FGG, co-manager of FGFH, and chairman of the boards of directors of both FGF and FGH. Mr. Swets is the President and Chief Executive Officer of FGF, and member of the FGF Board, and is also a member of the FGH Board. As a result of the control exercised by Mr. Cerminara and entities controlled by Mr. Cerminara, including FGG, Mr. Cerminara maintains a controlling interest in FGF.

One of the primary reasons for the Merger is to reduce overhead, realize synergies, streamline administrative and regulatory matters, and improve the efficiency of both companies. The assets and operations of both companies are well understood by the boards of both entities, given the overlap in ownership and management between the companies. The boards of both companies also believe the Merger can be accomplished in an expeditious and cost-effective manner, given their great familiarity with the facts and circumstances of each entity and the business structure.

The following chronology summarizes the key events that led to the signing of the Plan of Merger. This summary does not purport to catalogue every conversation of or among the FGF Board, the FGH Board, their respective management teams or the representatives of FGF and FGH, and other parties.

In the ordinary course of business, the FGF Board and the FGH Board, together with their respective senior management teams, regularly review and assesses their near-term and long-term strategy, strategic direction, financial performance and business with a view towards generating long-term stockholder value.

As part of this process, from time to time over the past several years, the FGF Board and the FGH Board (with the majority of members of each of the Boards of Directors being “independent” as defined by SEC, NYSE American and NASDAQ rules and regulations) and their senior management teams have reviewed potential strategic alternatives including, among other things, continuing as stand-alone public companies or executing a merger transaction as the best opportunity to enhance stockholder value. The FGH Board, the FGF Board, and their respective management teams also considered the potential benefits and risks associated with each such course of action. In the ordinary course of business, members of management of FGF and FGH have had numerous conversations over the years about their businesses and discussed the possibility of potential combinations and other ways of working together to the mutual benefit of the companies. In addition, stockholders from each of FGF and FGH have inquired on multiple occasions if management and its respective Board of Directors had considered the merits of combining the companies. Specifically, as one example, on December 6, 2022, at the FGH 2022 annual meeting of stockholders, management of FGH held a question-and-answer session and several stockholders inquired about the potential benefits of combining FGH and FGF. Subsequently, in December 2022, representatives of FGF and FGH initiated meetings with legal counsel to explore the process as well as the potential benefits, costs and other considerations of a proposed merger of FGF and FGH. Those discussions and evaluations continued at both the Board and management level of each company over the following months.

During June and July 2023, FGF and FGH each proceeded to engage independent counsel specifically to represent the respective parties in a potential merger transaction, evaluate potential courses of action, and to begin drafting a plan of merger. FGF engaged Holland & Hart LLP, and FGH engaged Snell & Wilmer L.L.P. Those discussions and evaluations continued at the board and management level of each company over the next several months.

On July 31, 2023, the FGF Board held a meeting at which FGF management gave a briefing on the proposed merger. Management indicated that the merger was expected to be advantageous because of cost savings from running the two companies on a common platform thereby eliminating duplication of costs and inefficiencies in the current management arrangements.

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On August 2, 2023, the FGH Board held a meeting at which both routine and strategic matters were discussed, including discussion of the proposed Merger and the potential cost savings and other strategic benefits of combining the companies.

On August 10, 2023, the FGF Board held a meeting at which the proposed merger was discussed. Management reported that the parties were working with outside advisors regarding the most efficient structure, with the options of FGF acquiring FGH and of FGH acquiring FGF both being evaluated by outside advisors.

At each of the July and August 2023 FGF Board meetings, Mr. Swets advised the FGF Board of the conflicts he and Mr. Cerminara had as members of both the FGF Board and FGH Board, as well as Mr. Swets’ role in management at FGF, and that they would accordingly be abstaining from any votes taken with respect to the proposed transaction.

On September 6, 2023, the FGH Board held a meeting at which the proposed Merger was discussed, including the potential impact of the proposed Merger on the combined company’s cost structure and financial position.

At each of the August and September 2023 FGH Board meetings, Mr. Cerminara and Mr. Swets advised the board of potential conflicts as members of both the FGH Board and FGF Board, as well as Mr. Swets’ role in management at FGF, and that they would accordingly be abstaining from any votes taken with respect to the proposed transaction.

Working with outside advisors and legal counsel, and following the discussions with the respective boards of directors, management for FGF and FGH determined that FGH merging with and into a subsidiary of FGF, with FGH Stockholders receiving FGF Common Stock as consideration in the transaction was the recommended structure for a combination of the companies.

On October 18, 2023, the FGH Board held a meeting at which both routine and strategic matters were discussed, including discussion of the proposed merger and the recommended structure. At this meeting, the independent members of the FGH Board (with Messrs. Cerminara and Swets recusing themselves) voted to engage Intrinsic as their financial advisor, and to provide an opinion on the fairness from a financial point of view of the holders of FGH Common Stock of the Exchange Ratio to be provided in the Plan of Merger.

Intrinsic and its affiliates are engaged in advisory, research, and other financial and non-financial activities and services for various persons and entities. The independent members of the FGH Board selected Intrinsic as its financial advisor because it is a nationally recognized valuation, advisory and financial diligence firm that has substantial experience in transactions similar to the transactions contemplated by the Plan of Merger. Pursuant to a letter agreement dated October 25, 2023, the independent members of the FGH Board engaged Intrinsic to assess the fairness, from a financial point of view, of the Merger Consideration in connection with the transactions contemplated by the Plan of Merger. Intrinsic began the process of meeting with the management of FGH and FGF, reviewing financial information about FGH and FGF’s underlying operations and holdings and preparing their opinion on the fairness from a financial point of view of the Exchange Ratio. Discussions and evaluations of the proposed merger continued at the board and management level of each company during November and December 2023.

On November 9, 2023, the FGF Board had a regularly scheduled board meeting at which management updated the board on the progress of various work streams to implement the proposed merger. Management was asked to keep the Board apprised of developments with respect to the determination of the Exchange Ratio and progress toward definitive documentation.

On January 3, 2024, a meeting of the FGF Board was held where management discussed the proposed transactions and reviewed the Plan of Merger. The FGF Board evaluated the Exchange Ratio based on several metrics, including underlying value of the holdings of each company in relation to their respective share prices, the current share price of each company, and the volume weighted average stock price (“VWAP”) of each company’s common stock over the most recent 20–90-day period. The FGF Board also discussed the potential cost savings and other synergies from the proposed merger.

The independent members of the FGF Board reviewed the information presented, the fairness opinion delivered by Intrinsic, evaluated the Exchange Ratio and after lengthy discussion, a vote was held. Messrs. Cerminara and Swets recused themselves from the vote on the Plan of Merger and the independent members of the Board of Directors voted unanimously to approve the Plan of Merger and the transactions contemplated thereby, including the Merger and the name change following the Merger from FGF to “Fundamental Global Inc.” The FGF Board recommended that the FGF Stockholders approve and adopt the Plan of Merger and the transactions contemplated thereby. On January 3, 2024, the holder of a majority of the FGF Common Stock, acting by written consent in lieu of a meeting, approved and adopted the Plan of Merger.

Also on January 3, 2024, a meeting of the FGH Board was held where management discussed the proposed transactions, reviewed the Plan of Merger, and Intrinsic presented the results of their fairness opinion. The FGH Board evaluated the Exchange Ratio based on several metrics, including underlying value of the holdings of each company in relation to their respective share prices, the current share price of each company, and the VWAP of each company’s common stock over the most recent 20–90-day period. The FGH Board also discussed the potential cost savings and other synergies from the proposed merger.

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The independent members of the FGH Board reviewed the information presented, evaluated the Exchange Ratio and after lengthy discussion, a vote was held. Messrs. Cerminara and Swets recused themselves from the vote on the Plan of Merger and the transactions contemplated thereby, and the independent members of the Board of Directors voted unanimously to approve the Plan of Merger.

FGH’s Reasons for the Merger; Recommendation of the FGH Board

In reaching its decision to adopt and approve the Plan of Merger, the Merger and the other transactions contemplated by the Plan of Merger, and to recommend that its stockholders adopt the Plan of Merger, the FGH Board evaluated the Plan of Merger, the Merger and the other transactions contemplated by the Plan of Merger in consultation with FGH’s management, as well as FGH’s financial and legal advisors, and considered a number of factors, including the following:

●	each of FGH’s and FGF’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through due diligence, the FGH Board considered its assessment that FGF’s business, operations, culture, risk profile, and opportunities complement those of FGH, and that the Merger and the other transactions contemplated by the Plan of Merger would result in a combined company with a larger scale and market presence, streamlined administration, and greater, more diversified assets than FGH on a stand-alone basis, and would thereby position FGH for continued growth, lower costs, and enhanced potential to generate stockholder value;

●	the FGH Board’s belief that the Merger will create, and enable FGH Stockholders to become stockholders of, a larger, financially stronger company with an enhanced platform for future growth;

●	the FGH Board’s belief that FGF’s earnings and prospects, and the synergies potentially available in the proposed Merger, would result in the combined company having the opportunity to have superior future earnings and prospects compared to FGH’s earnings and prospects on a stand-alone basis;

●	the FGH Board’s belief that both companies share similar cultures, including with respect to strategic focus, and the FGH Board’s belief that the complementary cultures would facilitate the successful completion of the transaction and integration following consummation of the transaction;

●	the complementary nature of the businesses and markets of the two companies, which the FGH Board believed should provide the opportunity to mitigate risks and increase potential returns;

●	the ability to leverage the scale and financial capabilities of the combined company to accelerate investments in the business;

●	the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, and capital;

●	the expectation of cost savings resulting from the transaction;

●	the terms of the Plan of Merger and the fact that the Exchange Ratio is fixed, with no adjustment in the Merger Consideration to be received by FGH Stockholders as a result of possible increases or decreases in the trading price of FGH Common Stock or FGF Common Stock following the announcement of the Merger;

●	the fact that 100% of the Merger Consideration would be in the form of FGF Common Stock, which would allow FGH Stockholders to participate in the future growth and opportunities of the combined company and the anticipated pro forma impact of the Merger;

●	the provisions of the Plan of Merger agreement setting forth the corporate governance of the combined company, including that upon the closing, the combined company’s board of directors would be comprised of seven (7) directors, consisting of Mr. Cerminara and three (3) additional legacy FGF directors (Richard E. Govignon, Jr., Rita Hayes, and Scott D. Wollney), and three (3) legacy FGH directors (Michael C. Mitchell, Ndamukong Suh, and Robert J. Roschman), which the FGH Board believed would enhance the likelihood that the strategic benefits FGH expects to achieve as a result of the Merger would be realized;

●	the support of the Merger by the FGF Stockholders by written consent;

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●	the FGH Board’s familiarity with and understanding of both FGF and FGH’s businesses, results of operations, asset quality, financial and market positions and expectations concerning their respective future earnings and prospects;

●	the FGH Board’s understanding of the current and prospective environment in which FGH and FGF operate, including economic conditions, the interest rate environment, the accelerating pace of technological change, increased operating costs resulting from regulatory and compliance mandates, the competitive environment and the challenges facing FGH as an independent institution, including, among other things, the costs required to make necessary investments in technology and to continue to improve asset quality, and the likely effect of these factors on FGH both with and without the Merger;

●	the FGH Board’s evaluation, with the assistance of management and FGH’s financial and legal advisors, of FGH’s stand-alone plan and other strategic alternatives available to FGH for enhancing value over the long term and the potential risks, rewards and uncertainties associated with FGH’s stand-alone plan and such other alternatives, and the FGH Board’s belief that the proposed Merger offered greater benefits, with reduced risks, as compared to the value that could reasonably be expected to be obtained from FGH’s stand-alone plan and other alternatives available to FGH;

●	the FGH Board’s belief that the combined company will be in a better position to address many of the key challenges currently facing FGH, including the expense and time that would be required to be incurred to drive organic growth, including by improving asset quality, as compared with FGH on a stand-alone basis, and the FGH Board’s belief that the combined company will be able to address these matters on an accelerated basis;

●	the FGH Board’s review and discussions with FGH’s management and advisors concerning FGH’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of FGF;

●	the process through which the FGH Board, with the assistance of management and FGH’s financial and legal advisors, conducted extensive analysis and considered the available alternatives for FGH over an extended period of time, including consideration of informal inbound inquiries, a review of other potential strategic partners and the likelihood of any other party offering financial and other terms that would be superior to the proposed Merger, and an evaluation and testing of FGH’s stand-alone plan, and determined that no such alternative was as strategically and financially compelling as the transaction with FGF;

●	any contractual, regulatory and other approvals required in connection with the transaction and the expectation that such approvals, if any, would be received in a timely manner and without unacceptable conditions; and

●	the fact that FGH Stockholders would own approximately seventy-two percent (72%) of the combined company following completion of the transaction.

The FGH Board also considered potential risks related to the Merger but concluded that the anticipated benefits of the Merger were likely to substantially outweigh these risks. These potential risks include:

●	the contractual, regulatory, and other approvals required in connection with the Merger and the risk that such approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

●	certain anticipated Merger-related costs that FGH expects to incur, including a number of non-recurring costs in connection with the Merger even if the Merger is not ultimately consummated;

●	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the time frame contemplated;

●	the possibility of encountering difficulties in successfully maintaining existing customer, vendor, and employee relationships;

●	the possibility of encountering difficulties in successfully integrating the business, operations and workforce of the two companies;

●	the risk of losing key employees of either company during the pendency of the Merger and thereafter;

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●	the possible diversion of management attention and resources from the operation of FGH’s business or other strategic opportunities towards the completion of the Merger;

●	the potential for legal claims challenging the Merger; and

●	the other risks described under the sections entitled “Risk Factors” beginning on page 23 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22 of this Merger Solicitation.

The foregoing discussion of the information and factors considered by the FGH Board is not intended to be exhaustive, but includes the material factors considered by the FGH Board. In reaching its decision to approve the Plan of Merger, the Merger, and the other transactions contemplated by the Plan of Merger, the FGH Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FGH Board considered all these factors as a whole, including through its discussions with FGH’s management and financial and legal advisors, in evaluating the Plan of Merger, the Merger, and the other transactions contemplated by the Plan of Merger.

For the reasons set forth above, the FGH Board determined that the Merger, the Plan of Merger and the transactions contemplated by the Plan of Merger are advisable and in the best interests of FGH and its stockholders, and adopted and approved the Plan of Merger and the transactions contemplated thereby, including the Merger.

In considering the recommendation of the FGH Board, you should be aware that certain directors and executive officers of FGH may have interests in the Merger that are different from, or in addition to, interests of stockholders of FGH generally and may create potential conflicts of interest. The FGH Board was aware of these interests and considered them when evaluating and negotiating the Plan of Merger, the Merger and the other transactions contemplated by the Plan of Merger, and in recommending to FGH’s stockholders that they consent to the Merger proposal. See “The Merger-Interests of FGH’s Directors and Executive Officers in the Merger” beginning on page 46.

It should be noted that this explanation of the reasoning of the FGH Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 22 of this Merger Solicitation.

FOR THE REASONS SET FORTH ABOVE, THE FGH BOARD UNANIMOUSLY RECOMMENDS THAT THE FGH STOCKHOLDERS CONSENT TO THE PLAN OF MERGER AND THE MERGER.

FGF’s Reasons for the Merger; Recommendation of the FGF Board

In reaching its decision to adopt and approve the Plan of Merger, the Merger and the other transactions contemplated by the Plan of Merger, the FGF Board evaluated the Plan of Merger, the Merger and the other transactions contemplated by the Plan of Merger in consultation with FGF’s management, as well as FGF’s legal advisors, and considered a number of factors, including the following:

●	each of FGF’s, FGH’s and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the FGF Board considered its assessment that FGH’s financial condition was strong and that FGH’s business and operations complement those of FGF, and that the Merger and the other transactions contemplated by the Plan of Merger would result in a combined company with a larger scale and market presence than FGF on a stand-alone basis;

●	the strategic rationale for the Merger, including the enhanced platform for growth and the compelling financial impacts and cost savings;

●	the FGF Board’s belief that FGH’s earnings and prospects, and the synergies potentially available in the proposed Merger, would create the opportunity for the combined company to have superior future earnings and prospects compared to FGF’s earnings and prospects on a stand-alone basis;

●	the complementary nature of the cultures of the two companies, including with respect to corporate purpose, management philosophy, and strategic focus, which would facilitate the successful integration and implementation of the transaction;

●	the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, and capital;

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●	the expectation of significant cost savings resulting from the transaction;

●	the terms of the Merger and the fact that the Exchange Ratio is fixed, with no adjustment in the Merger Consideration to be received by FGH Stockholders as a result of possible increases or decreases in the trading price of FGH Common Stock or FGF Common Stock following the announcement of the Merger;

●	that the executive management team of the combined company will represent an experienced management team with greater bench strength;

●	the support of the Merger by written consent of FGF Stockholders;

●	its understanding of the current and prospective environment in which FGF and FGH operate, including national, regional and local economic conditions, the interest rate environment, the accelerating pace of technological change, increased operating costs resulting from regulatory and compliance mandates, the competitive environment generally, and the likely effect of these factors on FGF both with and without the Merger;

●	its review and discussions with FGF’s management and advisors concerning FGF’s due diligence examination of FGH;

●	its expectation that any required contractual, regulatory and other approvals for the Merger and the other transactions contemplated by the Plan of Merger could be obtained in a timely fashion;

●	its review with FGF’s outside legal advisor of the terms of the Plan of Merger; and

●	FGF’s past record of integrating mergers and acquisitions and of realizing projected financial goals and benefits of those mergers and acquisitions, and the strength of FGF’s management and infrastructure to successfully complete the integration process following the completion of the Merger.

The FGF Board also considered potential risks related to the Merger but concluded that the anticipated benefits of the Merger were likely to substantially outweigh these risks. These potential risks include:

●	the risk that any contractual, regulatory and other approvals required in connection with the Merger may not be received in a timely manner or at all or may impose unacceptable conditions;

●	the possibility of encountering difficulties in achieving anticipated synergies in the amounts estimated or in the time frame contemplated;

●	the possibility of encountering difficulties in successfully integrating FGF’s and FGH’s business, operations and workforce;

●	the risk of losing key FGF or FGH employees during the pendency of the Merger and thereafter;

●	certain anticipated Merger-related costs;

●	the diversion of management attention and resources from the operation of FGF’s business towards the completion of the Merger; and

●	the other risks described under the sections entitled “Risk Factors” beginning on page 23 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22.

The foregoing discussion of the information and factors considered by the FGF Board is not intended to be exhaustive, but includes the material factors considered by the FGF Board. In reaching its decision to approve the Plan of Merger, the Merger, and the other transactions contemplated by the Plan of Merger, the FGF Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The FGF Board considered all these factors as a whole, including through its discussions with FGF’s management and legal advisors, in evaluating the Plan of Merger, the Merger, and the other transactions contemplated by the Plan of Merger.

For the reasons set forth above, the FGF Board determined that the Merger, the Plan of Merger and the transactions contemplated by the Plan of Merger are advisable and in the best interests of FGF and its stockholders, and adopted and approved the Plan of Merger and the transactions contemplated thereby, including the Merger. Subsequently, the Plan of Merger and the transactions contemplated by the Plan of Merger were approved by the required number of FGF Stockholders by written consent.

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You should be aware that certain directors and executive officers of FGF may have interests in the Merger that are different from, or in addition to, interests of stockholders of FGF generally and may create potential conflicts of interest. The

FGF Board was aware of these interests and considered them when evaluating and negotiating the Plan of Merger, the Merger and the other transactions contemplated by the Plan of Merger.

It should be noted that this explanation of the reasoning of the FGF Board and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 22.

Fairness Opinion of FGH’s Financial Advisor

On October 18, 2023, the independent members of the FGH Board (with Messrs. Cerminara and Swets recusing themselves) voted to engage Intrinsic as their financial advisor, and to provide an opinion on the fairness from a financial point of view of the holders of FGH Common Stock of the Exchange Ratio to be provided in the Plan of Merger.

The full text of Intrinsic’s opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Intrinsic in rendering its opinion, is attached as Annex B and is incorporated into this Merger Solicitation by reference in its entirety. Holders of FGH Common Stock are encouraged to read this opinion carefully in its entirety. Intrinsic’s opinion was provided to the independent members of the FGH Board for the its information in connection with their evaluation of the value of FGH, relates only to the fairness from a financial point of view of the holders of FGH Common Stock of the Exchange Ratio to be provided in the Plan of Merger, does not address any other aspect of the proposed Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the proposed Merger. The summary of Intrinsic’s opinion in this Merger Solicitation is qualified in its entirety by reference to the full text of the opinion.

Intrinsic rendered its opinion to the independent members of the FGH Board that, as of January 3, 2024 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger was fair, from a financial point of view, to the FGH Stockholders.

In arriving at its opinion, Intrinsic, among other things:

●	reviewed the draft Plan of Merger dated November 14, 2023 (which draft was substantially and materially the form of the executed Plan of Merger);

●	discussed with senior management of FGH (“Management”) the terms of the Transaction;

●	reviewed and analyzed certain audited and unaudited financial and other data for FGF, FGFH, FireFly Systems Inc. (“FireFly”), FGH, GreenFirst Forest Products Inc. (“GFP”), and SGE. Each of FGF, FGFH, FireFly, FGH, GFP, and SGE is a “Subject Company” and they collectively are the “Subject Companies”;

●	reviewed expense forecasts of FGH as provided to Intrinsic on or about November 2, 2023 covering the fiscal years ending December 31, 2023 through December 31, 2028;

●	reviewed forecasts of FireFly provided to Intrinsic on or about November 22, 2023 by Management covering the fourth quarter of calendar year 2023 through calendar year ending December 31, 2027;

●	discussed with Management potential cost savings as a result of the transactions contemplated by the Plan of Merger;

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●	conducted discussions with members of the senior management of FGF with respect to the business, operations, assets, liabilities, prospects and financial condition and outlook of FGF;

●	conducted discussions with members of Management with respect to the business, operations, assets, liabilities, prospects and financial condition and outlook of FGH, FGFH, FireFly, GFP, and SGE;

●	reviewed certain publicly available financial data and other information for companies deemed to be relevant;

●	reviewed the financial terms, to the extent publicly available, of selected precedent transactions deemed to be relevant;

●	conducted such other financial studies, analyses and investigations and considered such other information as Intrinsic deemed appropriate; and

●	reviewed a management representation letter addressed to Intrinsic from Management addressing the accuracy and completion of information provided to Intrinsic.

In rendering its opinion, Intrinsic has relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to Intrinsic by Management (including any materials prepared by third parties and provided to Intrinsic by or on behalf of Management), discussed with Intrinsic by or on behalf of Management, or reviewed by Intrinsic, or that was publicly available, and Intrinsic does not assume any responsibility for or with respect to such data, material, or other information. Intrinsic has not been requested to, and did not perform an independent evaluation, physical inspection or appraisal of any of the assets or liabilities (contingent or otherwise). Intrinsic has further relied upon Management’s representations that Management is unaware of any facts or circumstances that would make such information inaccurate or misleading. Intrinsic has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which FGF, FGH, or any Subject Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which FGF, FGH, or any Subject Company is or may be a party or is or may be subject. In relying on the financial analyses and forecasts provided to Intrinsic, Intrinsic has assumed, with the consent of the independent members of the FGH Board, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective company’s management as to the future financial performance of such company, and Intrinsic assumes no responsibility for and expresses no view as to such analyses and forecasts or the assumptions on which they are based. Intrinsic has further relied on the assurances of Management that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading.

Intrinsic has also assumed that the Plan of Merger will conform in all material respects to the latest available drafts reviewed by Intrinsic; that the Transaction will be consummated in a timely manner and in accordance with the terms set forth in the Plan of Merger and discussed with Management without waiver, modification, or amendment of any material term, condition or agreement; and that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on FGF, FGH, or on the contemplated benefits of the Transaction.

Intrinsic has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of FGF, FGH, or any related company since the dates of the most recent financial statements and other information, financial or otherwise, provided to Intrinsic, in each case that would be material to its analysis for Intrinsic’s opinion.

Intrinsic’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and information available to Intrinsic as of, the date of its opinion. Intrinsic has not undertaken to update, reaffirm, revise or withdraw its opinion or otherwise comment upon any events occurring or coming to Intrinsic’s attention after the date of its opinion and do not have any obligation to update, revise or reaffirm its opinion.

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Intrinsic’s opinion addresses solely the fairness from a financial point of view, as of January 3, 2024, to the holders of FGH Common Stock of the Exchange Ratio provided for in the Plan of Merger and does not address any other terms or agreement relating to the Transaction or any other matters pertaining to FGF or FGH, or any other person or entity. Intrinsic was not authorized, and did not, (i) solicit other potential parties with respect to the Transaction or any alternatives to the Transaction or any related transaction with FGF or FGH; (ii) negotiate the terms of the Transaction or any related transaction; or (iii) advise the Board or any other party or entity with respect to alternatives to the Transaction or any related transaction.

Intrinsic’s opinion was furnished solely for the use and benefit of the independent members of the FGH Board (solely in its capacity as such) in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without Intrinsic’s express, prior written consent. Intrinsic’s opinion should not be construed as creating any fiduciary duty on Intrinsic’s part to any party. Intrinsic’s opinion is not intended to be, and does not constitute, a recommendation to the independent members of the FGH Board, any security holder or any other person or entity as to how to act or vote with respect to any matter relating to the Transaction.

Intrinsic’s opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice, and does not address or express an opinion regarding: (i) the underlying business decision of the independent members of the FGH Board or FGH’s security holders to proceed with or effect the Transaction; (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in Intrinsic’s opinion; (iii) the fairness of any portion or aspect of the Transaction to the creditors or other constituencies of FGF or FGH other than those set forth in the opinion; (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for FGF or FGH or the effect of any other transaction in which FGF or FGH might engage; (v) the tax or legal consequences of the Transaction to FGF, FGH, or its respective security holders; (vi) how any security holder should act or vote, as the case may be, with respect to the Transaction; (vii) the solvency, creditworthiness or fair value of any Subject Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters; (viii) future price or value of the FGF Common Stock or the FGH Common Stock or any other equity interests in FGF or FGH or any assets of FGF or FGH; or (ix) the fairness of the amount or nature of the compensation to any of FGF’s or FGH’s respective officers, directors, or employees relative to the compensation to the other security holders of FGF or FGH. Intrinsic’s opinion has been approved by the Opinions Committee of Intrinsic.

Intrinsic’s opinion to the independent members of the FGH Board was one of many factors taken into consideration by the independent members of the FGH Board in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Intrinsic in connection with its opinion and is qualified in its entirety by reference to the written opinion of Intrinsic attached as Annex B.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Intrinsic in preparing its opinion to the independent members of the FGH Board. The summary of Intrinsic’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Intrinsic’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

The summary of the financial analyses and reviews summarized below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Intrinsic, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Intrinsic’s analyses and reviews. In addition, Intrinsic considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to the significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be construed to be the view of Intrinsic as to the actual value of a Subject Company.

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Exchange Ratio Analysis

Using the results of the financial analyses summarized below, Intrinsic performed an implied exchange ratio analysis to calculate a range of exchange ratios implied by the per share equity value reference ranges of the FGF Common Stock and the per share equity value reference ranges of the FGH Common Stock, respectively. Excluding the observable exchange ratio range based on historical trading prices, Intrinsic calculated the indicative range of implied exchange ratios by dividing the low end of the per share equity value range of the FGH Common Stock by the high end of the per share equity value range of the FGF Common Stock, and by dividing the high end of the per share equity value range of the FGH Common Stock by the low end of the per share equity value range of the FGF Common Stock, respectively, for each of the financial analyses set forth in the table below. This analysis resulted in the following indicative ranges of implied exchange ratios, in each case as compared to the Exchange Ratio of 1.00x provided for in the Plan of Merger:

FGF Methodology	Implied Exchange Ratio Reference Range
Selected comparable company MRQ P/BV*	0.77x – 1.35x
Selected comparable company LTM P/E*	0.96x – 1.70x
Selected precedent transaction MRQ P/BV*	0.89x – 1.47x
Selected precedent transaction LTM P/E*	0.77x – 1.17x
Premiums Paid	0.72x – 1.17x
3-month Historical Trading Range (10th – 90th percentile)	0.86x – 1.17x
6-month Historical Trading Range (10th – 90th percentile)	0.95x – 1.26x
12-month Historical Trading Range (10th – 90th percentile)	0.80x – 1.22x

*Definitions for certain FGF methodology terminology are provided below. The adjusted net asset value methodology was utilized for FGH to establish the exchange ratio reference range.

Selected Comparable Company Analysis - FGF

Using publicly available information, Intrinsic compared selected financial data of FGF with similar data for certain selected publicly traded companies engaged in businesses which Intrinsic judged to be sufficiently relevant to those engaged in by FGF, based on Intrinsic’s experience and familiarity with the industries in which FGF operates.

The companies selected by Intrinsic were:

●	Arch Capital Group Ltd.

●	AXIS Capital Holdings Limited

●	Everest Group, Ltd.

●	Greenlight Capital Re, Ltd.

●	RenaissanceRe Holdings Ltd.

●	SiriusPoint Ltd.

None of the selected companies reviewed is identical or directly comparable to FGF, and certain of these companies may have characteristics that are materially different from those of FGF. However, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of Intrinsic’s analysis, may be considered sufficiently similar in certain respects to FGF. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect FGF.

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Using publicly available information as of December 29, 2023, Intrinsic reviewed financial data for each selected company listed above and for FGF, including:

●	Price per share of common equity as a multiple of book value (“P/BV”) for the most recently completed quarterly fiscal period for which financial information had been made public (“MRQ”); and

●	Price per share of common equity as a multiple of earnings per share (“P/E”) for the latest twelve-month period for which financial information had been made public (“LTM”).

The results of this selected comparable company analysis are summarized below:

	MRQ P/BV	LTM P/E
Minimum	0.70x	4.3x
25th Percentile	0.96x	6.5x
Mean	1.24x	7.6x
Median	1.21x	7.7x
75th Percentile	1.44x	9.4x
Maximum	1.91x	9.6x

Based on the analysis of the relevant metrics for each of the comparable companies, Intrinsic selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant FGF financial statistic. Intrinsic selected as a result of this analysis that the reference ranges that it would use in its analysis were approximately:

●	1.20x – 1.50x for the MRQ P/BV ratio, which indicates an implied per share valuation range of approximately $2.36 to $2.96 per common share as compared to the closing price per share of FGF Common Stock of $1.60 on December 29, 2023; and

●	7.6x – 9.6x for the LTM P/E ratio, which indicates an implied per share valuation range of approximately $1.88 to $2.37 per common share as compared to the closing price per share of FGF Common Stock of $1.60 on December 29, 2023.

Selected Precedent Transactions Analysis – FGF

Intrinsic reviewed and compared certain financial terms of certain precedent reinsurance and property and casualty insurance transactions that Intrinsic, based on its experience, deemed relevant. The selected transactions included the following:

Closing Date	Target Company	Buyer
4/21/2023	Trean Insurance Group, Inc.	Altaris Capital Partners, LLC
10/19/2022	Alleghany Corporation	Berkshire Hathaway Inc.
7/12/2022	PartnerRe Ltd.	Groupe Covéa
8/4/2021	Coaction Global, Inc.	TowerBrook Capital Partners L.P.
7/1/2021	Watford Holdings Ltd.	Investors including Arch Capital Group Ltd.
6/1/2021	Protective Insurance Corporation	The Progressive Corporation
5/5/2021	NORCAL Insurance Company	ProAssurance Corporation
2/26/2021	Sirius International Insurance Group, Ltd.	Third Point Reinsurance Ltd.
2/15/2019	Aspen Insurance Holdings Limited	Apollo Global Management, LLC
9/12/2018	XL Group Ltd	AXA SA
7/18/2018	Validus Holdings, Ltd.	American International Group, Inc.
3/23/2017	Endurance Specialty Holdings Ltd.	Sompo Japan Insurance Inc.

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None of the selected target companies as party to the forementioned transactions are identical or directly comparable to FGF, and certain of these target companies may have characteristics that are materially different from those of FGF. However, these target companies were selected, among other reasons, because they are target companies with operations and businesses that, for purposes of Intrinsic’s analysis, may be considered sufficiently similar in certain respects to FGF. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the target companies involved and other factors that could affect the target companies differently than they would affect FGF.

The financial data reviewed included:

●	Transaction equity value as a multiple of MRQ book value; and

●	Transaction equity value as a multiple of LTM net income.

The resulting data were as follows:

	MRQ P/BV	LTM P/E
Minimum	0.62x	11.0x
25th Percentile	0.81x	13.1x
Mean	1.07x	25.6x
Median	1.03x	16.9x
75th Percentile	1.28x	20.3x
Maximum	1.59x	75.6x

Based on the analysis of the relevant metrics for each of the target companies party to the selected transactions, Intrinsic selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant FGF financial statistic. Intrinsic selected as a result of this analysis that the reference ranges that it would use in its analysis were approximately:

●	1.10x – 1.30x for the MRQ P/BV ratio, which indicates an implied per share valuation range of approximately $2.17 to $2.56 per common share as compared to the closing price per share of FGF Common Stock of $1.60 on December 29, 2023; and

●	11.0x – 12.0x for the LTM P/E ratio, which indicates an implied per share valuation range of approximately $2.72 to $2.97 per common share as compared to the closing price per share of FGF Common Stock of $1.60 on December 29, 2023.

Adjusted Net Asset Value Analysis – FGH

Intrinsic performed an analysis of FGH on an adjusted net asset value (“NAV”) basis to determine an implied per share value reference range for the FGH Common Stock.

The adjusted NAV calculation included the following factors:

●	The estimated value of a majority equity holding in SGE;

●	The estimated value of minority equity holdings in FGF Holdings, FireFly, and GFP;

●	The estimated value provided to Intrinsic of commercial real estate in Alpharetta, Georgia and Joliette, Quebec, Canada;

●	The book value of other balance sheet items related to FGH’s operations as a holding company; and

●	Consideration of the net present value of corporate costs necessary to operate FGH’s holding company business.

The results of the NAV analysis indicate an implied per share valuation range of approximately $2.27 to $3.19 per share of FGH Common Stock as compared to the closing price per share of FGH Common Stock of $1.47 on December 29, 2023, as well as the implied value of the merger consideration of $1.60 per share of FGH Common Stock.

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Premiums Paid Analysis

Using publicly available information, Intrinsic reviewed the percentage of premiums paid over the unaffected stock price for controlling transactions of U.S. public targets traded:

●	Over-the-counter (“OTC”) for the five years preceding December 29, 2023; and

●	On the Nasdaq exchange for the two years preceding December 29, 2023.

The observed percentage premiums paid over unaffected stock price during such periods were based on the target’s stock price as of 2-months, 1-month, 1-week, and 1-day prior to the earliest of the deal announcement, the announcement of a competing bid, and market rumors, as well as the equity control premium estimated by the FactSet/BVR Control Premium Study database.

OTC (5-year)	2-month	1-month	1-week	1-day	Equity Control Premium
Minimum	(76.0)%	(70.7)%	(68.7)%	(67.6)%	(67.6)%
10th Percentile	(13.8)%	(14.7)%	(9.3)%	(9.4)%	(8.7)%
25th Percentile	11.7%	10.3%	11.4%	9.4%	9.7%
Mean	74.8%	62.1%	67.3%	67.8%	69.0%
Median	33.3%	36.6%	34.6%	32.9%	34.2%
75th Percentile	65.6%	63.9%	64.6%	63.2%	63.2%
90th Percentile	121.8%	113.7%	116.9%	116.8%	116.8%
Maximum	2,599.8%	1,118.7%	1,267.8%	1,419.7%	1,419.7%

Nasdaq (2-year)	2-month	1-month	1-week	1-day	Equity Control Premium
Minimum	(99.9)%	(99.8)%	(99.9)%	(99.9)%	(99.9)%
10th Percentile	3.7%	3.0%	2.6%	(0.2)%	1.1%
25th Percentile	19.7%	19.7%	16.4%	10.6%	17.0%
Mean	78.6%	87.7%	87.6%	87.4%	91.7%
Median	44.6%	43.7%	36.0%	32.7%	42.3%
75th Percentile	74.6%	74.7%	73.4%	70.4%	75.4%
90th Percentile	114.9%	111.7%	110.5%	121.6%	121.6%
Maximum	4,106.2%	3,993.6%	4,120.7%	4,120.7%	4,120.7%

Based on the results of this analysis and its professional judgment, Intrinsic applied a premium range of:

●	10.0% - 40.0% to FGF’s unaffected share price of $1.60 per share of FGF Common Stock on December 29, 2023, which indicates an implied per share valuation range of $1.76 - $2.24 per share of FGF Common Stock.

●	10.0% - 40.0% to FGH’s unaffected share price of $1.47 per share of FGH Common Stock on December 29, 2023, which indicates an implied per share valuation range of $1.62 - $2.06 per share of FGH Common Stock.

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Observed Historical Exchange Ratio Analysis

Using publicly available information, Intrinsic reviewed the historical exchange ratio implied by the daily closing per share price of FGH Common Stock over the daily closing per share price of FGF Common Stock. The results of the observed historical exchange ratio analysis are as follows:

	24-month	12-month	6-month	3-month	1-month
Minimum	0.73x	0.73x	0.80x	0.80x	0.80x
10th Percentile	0.81x	0.80x	0.95x	0.86x	0.84x
25th Percentile	0.87x	0.83x	1.05x	0.99x	0.89x
Mean	1.09x	0.99x	1.12x	1.05x	1.00x
Median	1.03x	0.99x	1.12x	1.08x	1.02x
75th Percentile	1.20x	1.13x	1.20x	1.13x	1.10x
90th Percentile	1.59x	1.22x	1.26x	1.17x	1.17x
Maximum	1.88x	1.46x	1.46x	1.20x	1.19x

Based on the 10th and 90th percentile of exchange ratios observed, the observed exchange ratios were as follows:

●	Over the prior 3-month period: 0.86x – 1.17x

●	Over the prior 6-month period: 0.95x – 1.26x

●	Over the prior 12-month period: 0.80x – 1.22x

Miscellaneous

For the purposes of its analyses and reviews, Intrinsic made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FGH or any other parties to the Merger. No company, business or transaction considered in Intrinsic’s analyses and reviews is identical to FGF, FGH, or any affiliate, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Intrinsic’s analyses and reviews. None of FGF, FGH, any of their respective affiliates, Intrinsic or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Intrinsic’s analyses and reviews are inherently subject to substantial uncertainty.

Intrinsic received a fee of $270,000 for services in connection with its opinion. The fee was payable at the commencement of the engagement and was paid shortly following the time that Intrinsic notified the independent members of the FGH Board that Intrinsic was in a position to render the opinion. No portion of the fee was contingent upon consummation of the Transaction. In addition, FGH agreed to reimburse expenses and indemnify Intrinsic for certain liabilities that may arise out of the engagement.

Aside from the fee for Intrinsic’s services in connection with its opinion, Intrinsic does not have an interest in FGF or FGH, or otherwise in the Transaction. During the last two years, Intrinsic has not provided any services to FGF or FGH for which it received compensation, and has not had a material relationship with FGF, FGH or any of their respective affiliates. Certain employees of Intrinsic, including certain professionals providing services in connection with this opinion, have personal investments in FGH, FGF or publicly traded securities that share similar directors and/or executives with FGH or FGF. Upon being notified of the possible receipt of material, non-public information by the Board, Intrinsic notified its employees that they and members of their household were restricted from trading in the securities of FGH and FGF, as well as any securities related to Fundamental Global and its affiliates, until otherwise notified in writing that trading restrictions have been lifted. Intrinsic’s employees may transact in FGH, FGF or publicly traded securities that share similar directors and/or executives with FGH or FGF following the written notification of Intrinsic that trading restrictions have been lifted.

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Interests of FGF’s Directors and Executive Officers in the Merger

FGF Stockholders should be aware that the directors and executive officers of FGF may have interests in the Merger and with respect to FGF that are different from, or in addition to, the interests of FGF Stockholders generally. The FGF Board was aware of these interests and considered them, among other matters, in approving the Merger.

These interests include:

●	four (4) legacy FGF directors, D. Kyle Cerminara, Richard E. Govignon, Jr., Rita Hayes, and Scott D. Wollney, will continue to serve on the FGF Board. Larry G. Swets, Jr. and Hassan R. Baqar, FGF’s current CEO and CFO, respectively, will retain management positions and lead FGF’s merchant banking and SPAC businesses following the Merger

●	The current ownership and control of FGF and FGH includes significant overlap. FGG shares voting and dispositive power with respect approximately 32% of the outstanding FGH Common Stock, and FGH owns a 44% economic interest in FGFH, which is co-managed by Mr. Cerminara and an employee of FGG, and shares voting and dispositive power with respect to approximately 54% of the outstanding FGF Common Stock.

●	Mr. Cerminara is Chief Executive Officer of FGG, co-manager of FGFH, and chairman of the boards of directors of both FGF and FGH.

●	Mr. Swets is the President and Chief Executive Officer of FGF, and member of the FGF Board, and is also a member of the FGH Board.

●	On March 31, 2020, FGF entered into the Limited Liability Company Agreement with Fundamental Global Asset Management, LLC (“FGAM”), a joint venture owned 50% by each of FGF and Fundamental Global LLC (which is the parent company of FGG). The purpose of FGAM is to sponsor, capitalize and provide strategic advice to investment managers in connection with the launch or growth of their asset management business and the investment products they sponsor (each, a “Sponsored Fund”). FGAM is governed by a board of managers consisting of four managers, two of whom have been appointed by each member. FGF has appointed two of its independent directors to the board of managers of FGAM. Certain major actions, including any decision to sponsor a new investment manager, require the prior consent of both members.

●	Through December 31, 2022, FGF contributed approximately $12.1 million, net of redemptions at cost, as a limited partner in the FG Special Situations Fund, LP (the “Fund”). The general partner of the Fund, and the investment advisor of the Fund are ultimately controlled by Mr. Cerminara. Portions of FGF’s investment in the Fund were used to sponsor the launch of SPACs affiliated with certain of FGF’s officers and directors. The Fund has been winding down since January 2023 and all underlying assets beneficially owned by FGF have since been distributed by the Fund to FGF.

●	Mr. Cerminara, Mr. Swets and Mr. Baqar, FGF’s Executive Vice President and Chief Financial Officer, serve as managers of the sponsor companies of FG Merger Corp. (“FG Merger”), FG Merger II Corp., FG Merger III Corp. and FG Acquisition Corp. Until FG New America Acquisition Corp’s (“FGNA”) business combination with OppFi (NYSE: OPFI), Mr. Swets was the Chief Executive Officer and a Director of FGNA, Mr. Cerminara was a Director of FGNA, and Mr. Baqar was the Chief Financial Officer of FGNA. Until Aldel Financial Inc.’s (“Aldel”) business combination with Hagerty, Mr. Swets served as Senior Advisor to Aldel, Mr. Baqar served as Chief Financial Officer of Aldel, and Mr. Cerminara served as a Director of Aldel. Messrs. Cerminara, Swets, and Baqar also hold financial interests in the SPACs or their sponsor companies. Until FG Merger completed its business combination with iCoreConnect, Mr. Swets served as Chairman of FG Merger, while Messrs. Baqar and Cerminara served as Director and Senior Advisor of FG Merger, respectively. Mr. Swets serves as Chief Executive Officer and Director of FG Acquisition Corp. Mr. Baqar serves as Chief Financial Officer, Secretary and Director of FG Acquisition Corp. Mr. Cerminara serves as Chairman of FG Acquisition Corp.

●	FG Merchant Partners, LP (“FGMP”) was formed to co-sponsor newly formed SPACs with their founders or partners, as well as other merchant banking initiatives. FGF holds a limited partner interest in FGMP. Certain directors and officers of FGF also hold limited partner interests in FGMP. Mr. Swets holds a limited partner interest through Itasca Financial LLC, an advisory and investment firm for which Mr. Swets is managing member. Mr. Baqar also holds a limited partner interest through Sequoia Financial LLC, an advisory firm for which Mr. Baqar is managing member. Mr. Cerminara also holds a limited partner interest through Fundamental Global, LLC, a holding company for which Mr. Cerminara is the manager and one of the members. FGMP has invested in the founder shares and warrants of Aldel, in SPACs FG Merger and FG Acquisition Corp, and in FG Communities, Inc. (“FGC”) and Craveworthy LLC. Certain of directors and officers of FGF are affiliated with these SPACs and their sponsor companies as previously described.

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●	In October of 2022, FGF directly invested $2.0 million in FGC. FGF also holds an interest through its ownership in FGMP. FGC is a self-managed real estate company focused on a growing portfolio of manufactured housing communities which are owned and operated by FGC. Mr. Cerminara is the President and a director of FGC.

●	On March 31, 2020, FGF entered into a Shared Services Agreement (the “Shared Services Agreement”) with Fundamental Global Management, LLC (“FGM”), an affiliate of FGG, pursuant to which FGM provides FGF with certain services related to the day-to-day management of FGF, including assisting with regulatory compliance, evaluating FGF’s financial and operational performance, providing a management team to supplement the executive officers of FGF, and such other services consistent with those customarily performed by executive officers and employees of a public company. In exchange for these services, FGF pays FGM a fee of $456,000 per quarter (the “Shared Services Fee”), plus reimbursement of expenses incurred by FGM in connection with the performance of the services, subject to certain limitations approved by the FGF Board or the compensation committee of the FGF Board from time to time. The Shared Services Agreement has an initial term of three years, and thereafter renews automatically for successive one-year terms unless terminated in accordance with its terms. The Shared Services Agreement may be terminated by FGM or by FGF, by a vote of FGF’s independent directors, at the end of the initial or automatic renewal term upon 365 days’ notice, subject to payment by FGF of certain costs incurred by FGM to wind down the provision of services.

●	In March 2023, FGF invested $200,000 in a senior unsecured loan to Craveworthy LLC. Subsequently the senior note was rolled into a convertible secured promissory note effective October 17, 2023. Mr. Swets has an indirect interest in Craveworthy LLC, independent from the interests held by FGF through its ownership in FGMP. Mr. Baqar and Mr. Cerminara are the Managers of Craveworthy LLC.

Interests of FGH’s Directors and Executive Officers in the Merger

Certain of FGH’s directors and executive officers may have interests in the Merger, or with respect to FGH, that are different from, or in addition to, the interests of FGH Stockholders generally. The FGH Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Plan of Merger and the Merger, in approving the Plan of Merger and the Merger and in recommending to FGH Stockholders that they consent to the Merger.

FGG and its affiliates hold approximately 31.7% of FGH’s Common Stock. Mr. Cerminara, the Chief Executive Officer, co-founder and partner of FGG, serves as the FGH Board chairman. As a result of its ownership position and Mr. Cerminara’s position with FGH, FGG could exert influence over matters submitted to stockholder approval. FGG may have interests that differ from those of other FGH Stockholders and may act in a way with which other stockholders disagree and which may be adverse to their interests. FGG’s ownership position may also have the effect of delaying, preventing or deterring a change of control of FGH, could deprive FGH Stockholders of an opportunity to receive a premium for their common stock as part of a sale of FGH and might ultimately affect the market price of FGH Common Stock.

Fundamental Global, is the largest stockholder of FGH, and FGH owns a 44% economic interest in FGFH, which is co-managed by Mr. Cerminara and an employee of FGG, and shares voting and dispositive power with respect to approximately 54% of the outstanding FGF Common Stock and 6.27% of the outstanding FGF Series A Preferred Stock. Mr. Cerminara is the Chief Executive Officer, Co-Founder and Partner of FGG.

In addition, following completion of the Merger, certain of FGH’s directors and executive officers will serve as directors or executive officers of FGF. Specifically, four (4) legacy FGH directors, D. Kyle Cerminara, Michael C. Mitchell, Ndamukong Suh, and Robert J. Roschman, will serve on the FGF Board, and FGH’s current CEO, Mark Roberson, will be CFO of FGF following the Merger while remaining as CEO of SGE, and FGH’s current CFO, Todd Major, will join the combined FGF management team, continuing as CFO of SGE following the Merger.

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Additional interests of FGH’s directors and executive officers include the following:

●	Mr. Cerminara is chairman of the boards of directors of both FGH and FGF, and is Chief Executive Officer of FGG, and co-manager of FGFH.

●	Mr. Swets is a member of the FGH Board, and is also the President and Chief Executive Officer of FGF, and member of the FGF Board.

●	On March 31, 2020, FGF entered into the Limited Liability Company Agreement with Fundamental Global Asset Management, LLC (“FGAM”), a joint venture owned 50% by each of FGF and Fundamental Global LLC (which is the parent company of FGG). The purpose of FGAM is to sponsor, capitalize and provide strategic advice to investment managers in connection with the launch or growth of their asset management business and the investment products they sponsor (each, a “Sponsored Fund”). FGAM is governed by a board of managers consisting of four managers, two of whom have been appointed by each member. FGF has appointed two of its independent directors to the board of managers of FGAM. Certain major actions, including any decision to sponsor a new investment manager, require the prior consent of both members.

●	Through December 31, 2022, FGF contributed approximately $12.1 million, net of redemptions at cost, as a limited partner in the FG Special Situations Fund, LP (the “Fund”). The general partner of the Fund, and the investment advisor of the Fund are ultimately controlled by Mr. Cerminara. Portions of FGF’s investment in the Fund were used to sponsor the launch of SPACs affiliated with certain of FGF’s officers and directors. The Fund has been winding down since January 2023 and all underlying assets beneficially owned by FGF have since been distributed by the Fund to FGF.

●	Mr. Cerminara and Mr. Swets serve as managers of the sponsor companies of FG Merger Corp. (“FG Merger”), FG Merger II Corp., FG Merger III Corp. and FG Acquisition Corp. Until FG New America Acquisition Corp’s (“FGNA”) business combination with OppFi (NYSE: OPFI), Mr. Swets was the Chief Executive Officer and a Director of FGNA, and Mr. Cerminara was a Director of FGNA. Until Aldel Financial Inc.’s (“Aldel”) business combination with Hagerty, Mr. Swets served as Senior Advisor to Aldel, and Mr. Cerminara served as a Director of Aldel. Messrs. Cerminara and Swets also hold financial interests in the SPACs or their sponsor companies. Until FG Merger completed its business combination with iCoreConnect, Mr. Swets served as Chairman of FG Merger, while Mr. Cerminara served as Senior Advisor of FG Merger. Mr. Swets serves as Chief Executive Officer and Director of FG Acquisition Corp. Mr. Cerminara serves as Chairman of FG Acquisition Corp.

●	FG Merchant Partners, LP (“FGMP”) was formed to co-sponsor newly formed SPACs with their founders or partners, as well as other merchant banking initiatives. FGF holds a limited partner interest in FGMP. Certain directors of FGH also hold limited partner interests in FGMP. Mr. Swets holds a limited partner interest through Itasca Financial LLC, an advisory and investment firm for which Mr. Swets is managing member. Mr. Cerminara also holds a limited partner interest through Fundamental Global, LLC, a holding company for which Mr. Cerminara is the manager and one of the members. FGMP has invested in the founder shares and warrants of Aldel, in SPACs FG Merger and FG Acquisition Corp, and in FG Communities, Inc. (“FGC”) and Craveworthy LLC. Certain of directors of FGH are affiliated with these SPACs and their sponsor companies as previously described.

●	In October of 2022, FGF directly invested $2.0 million in FGC. FGF also holds an interest through its ownership in FGMP. FGC is a self-managed real estate company focused on a growing portfolio of manufactured housing communities which are owned and operated by FGC. Mr. Cerminara is the President and a director of FGC.

●	On March 31, 2020, FGF entered into a Shared Services Agreement (the “Shared Services Agreement”) with Fundamental Global Management, LLC (“FGM”), an affiliate of FGG, pursuant to which FGM provides FGF with certain services related to the day-to-day management of FGF, including assisting with regulatory compliance, evaluating FGF’s financial and operational performance, providing a management team to supplement the executive officers of FGF, and such other services consistent with those customarily performed by executive officers and employees of a public company. In exchange for these services, FGF pays FGM a fee of $456,000 per quarter (the “Shared Services Fee”), plus reimbursement of expenses incurred by FGM in connection with the performance of the services, subject to certain limitations approved by the FGF Board or the compensation committee of the FGF Board from time to time. The Shared Services Agreement has an initial term of three years, and thereafter renews automatically for successive one-year terms unless terminated in accordance with its terms. The Shared Services Agreement may be terminated by FGM or by FGF, by a vote of FGF’s independent directors, at the end of the initial or automatic renewal term upon 365 days’ notice, subject to payment by FGF of certain costs incurred by FGM to wind down the provision of services.

●	In March 2023, FGF invested $200,000 in a senior unsecured loan to Craveworthy LLC. Subsequently the senior note was rolled into a convertible secured promissory note effective October 17, 2023. Mr. Swets has an indirect interest in Craveworthy LLC. Mr. Cerminara is one of the managers of Craveworthy LLC.

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Treatment of FGH Equity Awards

The FGH equity awards held by FGH’s directors and executive officers immediately prior to the Effective Time will be treated in the same manner as those FGH equity awards held by other employees generally. Upon completion of the Merger, outstanding FGH equity awards will be treated as follows:

●	Each option to purchase shares of FGH Common Stock that is outstanding immediately prior to the Effective Time, will, as of the Effective Time, be converted into an option to acquire the number of shares of FGF Common Stock (rounded down to the nearest whole share) reflecting the Exchange Ratio. The term, vesting schedule and all of the other terms of each assumed stock option will otherwise remain unchanged and identical, subject to the rights of FGF to amend or modify any such assumed stock option in accordance with its terms and applicable law.

●	Each award of restricted share units (“RSUs”) that is outstanding as of immediately prior to the Effective Time, will, as of the Effective Time be converted into an RSU convertible into such number of shares of FGF Common Stock (rounded down to the nearest whole share) reflecting the Exchange Ratio. The term, vesting schedule and all of the other terms of each assumed RSU will otherwise remain unchanged and identical, subject to the rights of FGF to amend or modify any such assumed RSU in accordance with its terms and applicable law.

Existing FGH Employment Agreements

FGH is party to existing employment agreements with its named executive officers that, in certain cases, provide for payments following a termination of employment in connection with a change in control. The FGH officers are not expected to be terminated in connection with the Merger and their respective employment agreements will not be terminated; therefore, there are no change in control payments expected in connection with the Merger.

Mr. Roberson’s Amended and Restated Employment Agreement with FGH, which was entered into as of May 18, 2023, provides for a base salary of $125,000, subject to annual review and adjustment, and he is eligible for performance-based compensation in the form of an annual bonus targeted at 60% of his annual base salary, payable partly in cash and partly through equity awards as determined by the compensation committee of the FGH Board. The bonus will be subject to the achievement of performance metrics and other criteria as determined by the compensation committee of the FGH Board. Mr. Roberson is also eligible to participate in FGH’s 401(k), medical, dental and vision plans and certain other benefits available generally to employees of FGH. The employment agreement also contains customary non-competition and non-solicitation covenants. If Mr. Roberson’s employment is terminated without cause (as such term is defined in his employment agreement), Mr. Roberson will be entitled to severance equal to one year of his base salary payable over a period of twelve months following the termination date in accordance with FGH’s regular payroll practices and, if Mr. Roberson timely and properly elects continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), FGH will pay Mr. Roberson’s COBRA premiums for a period of twelve months following the termination date.

Mr. Major’s Amended and Restated Employment Agreement with FGH, which was entered into as of May 18, 2023, provides for a base salary of $100,000, subject to annual review and adjustment, and he is eligible for performance-based compensation in the form of an annual bonus targeted at 25% of his annual base salary, payable partly in cash and partly through equity awards as determined by the compensation committee of the FGH Board. The bonus will be subject to the achievement of performance metrics and other criteria as determined by the compensation committee of the FGH Board. Mr. Major is also eligible to participate in FGH’s 401(k), medical, dental and vision plans and certain other benefits available generally to employees of FGH. The employment agreement also contains customary non-competition and non-solicitation covenants. If Mr. Major’s employment is terminated without cause (as such term is defined in his employment agreement), Mr. Major will be entitled to severance equal to one year of his base salary payable over a period of twelve months following the termination date in accordance with FGH’s regular payroll practices and, if Mr. Major timely and properly elects continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), FGH will pay Mr. Major’s COBRA premiums for a period of twelve months following the termination date.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, the combined company may generally indemnify and hold harmless and advance expenses as incurred to persons, including the FGH directors and executive officers, whether arising before or after the Effective Time, arising out of the fact that any such person is or was a director or officer of FGH or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by the Plan of Merger. The combined company may obtain a tail policy or other coverage for directors’ and officers’ liability insurance with respect to claims arising from facts or events which occurred at or before the Effective Time, taking into account the costs and benefits associated with an appropriate coverage limit of tail insurance policy.

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Board of Directors and Management of the Combined Company

The board of directors of the combined company as of the Effective Time of the Merger will have seven (7) members, consisting of Mr. Cerminara, three (3) legacy FGF directors (Richard E. Govignon, Jr., Rita Hayes, and Scott D. Wollney), and three (3) legacy FGH directors (Michael C. Mitchell, Ndamukong Suh, and Robert J. Roschman). Each legacy FGH director will be eligible and given due consideration for committee service to the same extent as the FGF directors and will be appointed to at least two (2) standing committees of the board of directors of the combined company as of closing, and Mr. Cerminara, who serves as the Chair of the FGH Board and the FGF Board, will continue to serve as the Chair of the FGF Board following the consummation of the Merger.

In addition, D. Kyle Cerminara will be CEO of FGF following the Merger and act as FGF’s principal executive officer, with FGH’s current CEO, Mark Roberson, as CFO and will act as FGF’s principal financial and accounting officer following the Merger. Todd Major, FGH’s current CFO will remain CFO of SGE, and FGF’s current CEO and CFO will lead FGF’s merchant banking and SPAC businesses following the Merger.

Governance of the Combined Company After the Merger

FGF

The FGF Articles of Incorporation and bylaws, each as in effect immediately prior to the Effective Time, will continue to be the articles of incorporation and bylaws of FGF following the consummation of the Merger, except that following (and contingent upon consummation of) the Merger, the FGF Articles of Incorporation and bylaws will be amended to change FGF’s name to “Fundamental Global Inc.”

The board of directors of FGF as of the Effective Time will have seven (7) members, consisting of:

●	D. Kyle Cerminara;

●	three (3) members of the FGF board as of immediately prior to the Effective Time (Richard E. Govignon, Jr., Rita Hayes, and Scott D. Wollney); and

●	three (3) members of the FGH board as of immediately prior to the Effective Time (Michael C. Mitchell, Ndamukong Suh, and Robert J. Roschman).

D. Kyle Cerminara will be CEO of FGF following the Merger and act as FGF’s principal executive officer, with FGH’s current CEO, Mark Roberson, as CFO and will act as FGF’s principal financial and accounting officer following the Merger. Todd Major, FGH’s current CFO, will remain CFO of SGE, and FGF’s current CEO and CFO will lead FGF’s merchant banking and SPAC businesses following the Merger.

New FGH

The Articles of Organization and Operating Agreement of New FGH, as in effect immediately prior to the Effective Time, shall be the Articles of Organization and Operating Agreement of the surviving company, until amended as provided in the Articles of Organization and Operating Agreement of the surviving company and in accordance with applicable law. The manager of New FGH immediately prior to the Effective Time will be the manager of the surviving company, until its respective successor is duly elected or appointed and shall qualify.

Accounting Treatment

FGF and FGH prepare their respective financial statements in accordance with U.S. GAAP. Although the parties have structured the business combination as a Merger, U.S. GAAP requires that one of the combining entities be identified as the acquirer. The Merger will be accounted for as a reverse acquisition using the acquisition method of accounting, and FGH will be treated as the accounting acquirer. In identifying FGH as the acquiring entity for accounting purposes, FGF and FGH took into consideration a number of factors, including the legal acquirer, the entity issuing stock, the surviving entity, the relative voting rights of all equity instruments in the combined company, the intended corporate governance structure of the combined company and the terms of the exchange of equity securities in the Merger. No single factor was the sole determinant in the overall conclusion that FGH is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.

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Regulatory Approvals

FGF and FGH believe that the Merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all regulatory approvals will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Merger.

Stock Exchange Listings

The FGF Common Stock is quoted on the NASDAQ under the symbol “FGF” and the FGF Series A Preferred Stock is quoted on the NASDAQ under the symbol “FGFPP.” FGH Common Stock is listed on the NYSE American under the symbol “FGH.” In the Merger, the FGH Common Stock will be delisted from NYSE American and deregistered under the Exchange Act.

FGF will cause the shares of FGF Common Stock to be issued as Merger Consideration in the Merger to be approved for listing on the NASDAQ by filing a Listing of Additional Shares Notification Form. Neither FGF nor FGH will be required to complete the Merger if such shares are not authorized for listing, subject to official notice of issuance. Following the Merger, shares of FGF Common Stock will continue to be listed on the NASDAQ.

Appraisal or Dissenters’ Rights in the Merger

Under Section 92A.390 of the NRS, the FGF Stockholders will not be entitled to appraisal or dissenters’ rights in connection with the Merger with respect to any shares of FGF Common Stock that remain outstanding after the consummation of the Merger. If the Merger is completed, FGF Stockholders will not receive any consideration for their shares, and their shares of FGF Common Stock will remain outstanding. Accordingly, FGF Stockholders are not entitled to any appraisal or dissenters’ rights in connection with the Merger.

Under Section 92A.390 of the NRS, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock are covered securities under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended. Because FGH and FGF Common Stock are each listed on a national securities exchange, and because FGH Stockholders will receive in the Merger only shares of FGF Common Stock (rounded up to the nearest whole share), which will be publicly listed on the NASDAQ at the Effective Time, the holders of FGH and FGF Common Stock will not be entitled to appraisal rights in connection with the Merger.

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THE TRANSACTION AGREEMENTS

Description of the Plan of Merger

This section of the Merger Solicitation describes the material terms of the Plan of Merger. The description in this section and elsewhere in this Merger Solicitation is subject to, and qualified in its entirety by reference to, the complete text of the Plan of Merger, which is attached as Annex A to this Merger Solicitation and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Plan of Merger that is important to you. We urge you to read the full text of the Plan of Merger, as it is the legal document governing the Merger. This section is not intended to provide you with any factual information about FGF or FGH. Such information can be found elsewhere in this Merger Solicitation and in the public filings FGF and FGH make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 72 of this Merger Solicitation.

Explanatory Note Regarding the Plan of Merger

The Plan of Merger and this summary of terms are included to provide you with information regarding the terms of the Plan of Merger. Factual disclosures about FGF and FGH contained in this Merger Solicitation or in the public reports of FGF or FGH filed with the SEC may supplement, update or modify the factual disclosures about FGF and FGH contained in the Plan of Merger. The Plan of Merger contains representations and warranties by FGF, on the one hand, and by FGH, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the Plan of Merger by FGF and FGH were qualified and subject to important limitations agreed to by FGF and FGH in connection with negotiating the terms of the Plan of Merger. In particular, in your review of the representations and warranties contained in the Plan of Merger and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Plan of Merger may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the Plan of Merger, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that FGF and FGH each delivered in connection with the Plan of Merger and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Merger Solicitation, may have changed since the date of the Plan of Merger. Accordingly, the representations and warranties in the Plan of Merger should not be relied on by any persons as characterizations of the actual state of facts about FGF and FGH at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this Merger Solicitation or incorporated by reference into this Merger Solicitation.

Structure of the Merger

Each of FGF’s and FGH’s respective boards of directors has unanimously approved the Plan of Merger and the completion of the transactions contemplated thereby, including the Merger. The Plan of Merger provides for the Merger of FGH with and into a subsidiary of FGF, with FGF continuing as the parent corporation.

Prior to the completion of the Merger, FGF and FGH may, by mutual agreement, change the method or structure of effecting the combination of FGF and FGH if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that (unless the Plan of Merger is so amended in accordance with the terms thereof) no such change may (1) alter or change the Exchange Ratio or the number of shares of FGF Common Stock received by FGH Stockholders in exchange for each share of FGH Common Stock, (2) adversely affect the tax treatment of FGH Stockholders or FGF Stockholders pursuant to the Plan of Merger, (3) adversely affect the tax treatment of FGH or FGF pursuant to the Plan of Merger or (4) materially impede or delay the completion of the transactions contemplated by the Plan of Merger in a timely manner.

FGF and FGH each have the power, in their discretion, to abandon the Merger prior to the filing of the articles of merger with the Secretary of State of the State of Nevada.

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Merger Consideration

Each share of FGH Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of FGH Common Stock owned by FGH or FGF (in each case other than shares of FGH Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by FGH or FGF in respect of debts previously contracted), will be converted into one (1) share of FGF Common Stock. All of the shares of FGH Common Stock converted into the Merger Consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the Effective Time.

If, prior to the Effective Time, the outstanding shares of FGH Common Stock or FGF Common Stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the Exchange Ratio to give FGF and the FGH Stockholders the same economic effect as contemplated by the Plan of Merger prior to such event; provided that this will not permit FGH or FGF to take any action with respect to its securities or otherwise that is prohibited by the terms of the Plan of Merger.

At the Effective Time, all shares of FGH Common Stock that are owned by FGH or FGF (in each case other than shares of FGH Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by FGH or FGF in respect of debts previously contracted) will be cancelled and will cease to exist and no FGF Common Stock or other consideration will be delivered in exchange therefor.

Fractional Shares

No fractional shares of FGF Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. With respect to each FGH Stockholder, the Merger Consideration to which such FGH Stockholder is entitled shall be rounded up to the nearest whole share of FGF Common Stock.

Governing Documents

At the Effective Time, the FGF Articles of Incorporation will be the articles of incorporation of the combined company until thereafter amended in accordance with applicable law, and the bylaws of FGF will be the bylaws of the combined company until thereafter amended in accordance with applicable law; provided, however, that following (and contingent upon consummation of) the Merger, the FGF Articles of Incorporation and bylaws will be amended to change FGF’s name to “Fundamental Global Inc.”

Treatment of FGH Equity Awards

The FGH equity awards held by FGH’s directors and executive officers immediately prior to the Effective Time will be treated in the same manner as those FGH equity awards held by other employees generally. Upon completion of the Merger, outstanding FGH equity awards will be treated as follows:

●	Each option to purchase shares of FGH Common Stock that is outstanding immediately prior to the Effective Time, will, as of the Effective Time, be converted into an option to acquire the number of shares of FGF Common Stock (rounded down to the nearest whole share) reflecting the Exchange Ratio. The term, vesting schedule and all of the other terms of each assumed stock option will otherwise remain unchanged and identical, subject to the rights of FGF to amend or modify any such assumed stock option in accordance with its terms and applicable Law.

●	Each award of restricted share units (“RSUs”) that is outstanding as of immediately prior to the Effective Time, will, as of the Effective Time be converted into an RSU convertible into such number of shares of FGF Common Stock (rounded down to the nearest whole share) reflecting the Exchange Ratio. The term, vesting schedule and all of the other terms of each assumed RSU will otherwise remain unchanged and identical, subject to the rights of FGF to amend or modify any such assumed RSU in accordance with its terms and applicable Law.

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Closing and Effective Time of the Merger

Subject to the terms and conditions of the Plan of Merger, the closing of the Merger will take place by electronic exchange of documents on a date agreed by the parties after the satisfaction or waiver (subject to applicable law) of all of the conditions precedent set forth in the Plan of Merger (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by FGH and FGF.

On or (if agreed by FGH and FGF) prior to the Effective Time, FGF and FGH, respectively, will cause to be filed articles of merger with the Secretary of State of the State of Nevada. The Merger will become effective at such time as specified in the articles of merger in accordance with the relevant provisions of Nevada law, or at such other time as provided by applicable law.

FGF and FGH each have the power, in their discretion, to abandon the Merger prior to the filing of the articles of merger with the Secretary of State of the State of Nevada, subject to the terms and conditions of the Plan of Merger.

Conversion of Shares; Exchange of FGH Stock

Prior to the Effective Time, FGF will engage Vstock Transfer, LLC, FGF’s transfer agent, or another bank or trust company reasonably satisfactory to FGF and FGH, to act as exchange agent in the Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the FGF and FGH with the Exchange Agent relating to the services to be performed by the Exchange Agent, including for the payment of the Merger Consideration to the holders of the uncertificated shares of FGH Common Stock (the “Book Entry Shares”). After the Effective Time, there shall be no further registration of transfers of shares of FGH Common Stock thereafter on the stock transfer records of FGH.

Each share of FGH Common Stock issued and outstanding immediately prior to the Effective Time will be automatically surrendered and shall cease to exist, and automatically without further action by the FGH Stockholder be exchanged for the pro rata share of the Merger Consideration, in each case in accordance with the terms of the Plan of Merger. From and after the Effective Time, such FGH Stockholder that, immediately prior to the Effective Time, was registered as a holder of Book Entry Shares on the share transfer books of FGH shall thereafter cease to be a stockholder of FGH and shall receive its pro rata share of the Merger Consideration in accordance with the terms of the Plan of Merger. All shares of FGF Common Stock issued as Merger Consideration shall be deemed issued and outstanding as of the Effective Time.

Representations and Warranties

The Plan of Merger contains representations and warranties made by each of FGF and FGH relating to a number of matters, including the following:

●	corporate matters, including due organization and qualification;

●	capitalization; and

●	authority relative to execution and delivery of the Plan of Merger and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

The representations and warranties in the Plan of Merger do not survive the Effective Time.

Employee Matters

The employees of FGH will be employed by the entity surviving the Merger, FG Group LLC, which will remain as a subsidiary of FGF.

With respect to any FGF employee benefit plan in which any continuing FGH employees first become eligible to participate on or after the Effective Time, FGF will (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such employee benefit plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous FGH employee benefit plan immediately prior to the Effective Time, (ii) provide each such continuing employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in such employee benefit plan) to the same extent that such credit was given under the analogous FGH employee benefit plan in satisfying any applicable deductible or out-of-pocket requirements under any such FGF employee benefit plans, and (iii) recognize all service of such employees with FGH and its respective subsidiaries, for all purposes to the same extent that such service was taken into account under the analogous FGH employee benefit plan prior to the Effective Time. Notwithstanding the foregoing, FGF’s obligation to provide service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any FGF defined benefit pension plan, retiree welfare benefits, frozen employee benefit plan, or plan that provides grandfathered benefits.

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In addition, if directed by FGF in writing at least ten business days prior to the Effective Time, FGH will terminate any FGH employee benefit plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) effective as of, and contingent upon, the Effective Time. In connection with the termination of such plan, FGF will take any and all actions as may be required to permit each affected FGH employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such affected employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of FGF or any of its subsidiaries (a “qualified plan”). In addition, in connection with such termination, affected employees will be eligible immediately upon the Effective Time to commence participation in an FGF qualified plan.

Finally, FGH and FGF will cooperate in good faith in structuring any payments or benefits that may be made in connection with the transactions contemplated by the Plan of Merger, or in preparing any reasonable compensation analysis, to mitigate any negative tax consequences to FGH, FGF or the applicable service provider that may arise due to any such payments or benefits being subject to Sections 280G and 4999 of the Code.

Director and Officer Indemnification and Insurance

From and after the Effective Time, the combined company (or a subsidiary, as appropriate) will indemnify and hold harmless each present and former director or officer of FGH and its subsidiaries (in each case, when acting in such capacity) (collectively, the “FGH indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of FGH or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by the Plan of Merger; provided, that in the case of advancement of expenses, any FGH indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such FGH indemnified party is not entitled to indemnification.

The combined company may obtain a tail policy or other coverage for directors’ and officers’ liability insurance with respect to claims arising from facts or events which occurred at or before the Effective Time, taking into account the costs and benefits associated with an appropriate coverage limit of tail insurance policy.

Conditions to Completion of the Merger

FGF’s and FGH’s respective obligations to complete the Merger are subject to approval by written consent of the FGH Stockholders. In addition, the following matters will need to be addressed in order to consummate the Merger:

●	the authorization for listing on the NASDAQ, subject to official notice of issuance, of the shares of FGF Common Stock that will be issued pursuant to the Plan of Merger;

●	the effectiveness of the registration statement of which this Merger Solicitation forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

●	the consent, if any, from the Cayman Islands Monetary Authority (“CIMA”);

●	no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Merger; and

●	the filing of the articles of merger with the Secretary of State of the State of Nevada.

Neither FGF nor FGH can provide assurance as to when or if all of the conditions to the Merger can or will be satisfied.

Expenses and Fees

Except as otherwise expressly provided in the Plan of Merger, all costs and expenses incurred in connection with the Plan of Merger and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this Merger Solicitation and all filing and other fees paid to governmental entities in connection with the Merger and the other transactions contemplated by the Plan of Merger will be borne equally by FGF and FGH.

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Amendment, Waiver and Extension of the Plan of Merger

Subject to compliance with applicable law, the Plan of Merger may be amended by the parties at any time before or after the receipt of the requisite FGH consent, except that after the receipt of the requisite FGH consent, there may not be, without further approval of the FGH Stockholders, any amendment of the Plan of Merger that requires such further approval under applicable law.

At any time prior to the completion of the Merger, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the Plan of Merger or in any document delivered by such other party pursuant to the Plan of Merger, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the Plan of Merger; provided that after the receipt of the requisite FGH Stockholder consent, there may not be, without further approval of the FGH Stockholders, any extension or waiver of the Plan of Merger or any portion thereof that requires further approval under applicable law.

Termination

At any time prior to the filing of the articles of merger with the Secretary of State of the State of Nevada, whether before or after the approval of the FGH Stockholders, the Plan of Merger may be terminated and the Merger abandoned (a) by the mutual written agreement of FGH, FGF and New FGH, or (b) by either the FGH or FGF if (i) the FGH Board or the FGF Board, as applicable, determines in good faith, after consultation with its outside legal counsel that the consummation of the Merger or other transactions contemplated by the Plan of Merger is reasonably likely to result in a breach of its fiduciary duties to the stockholders of FGH or FGF, as applicable, under applicable law; (ii) the other party has materially breached of any of the obligations, covenants, or other agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the Plan of Merger (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant, or other agreement contained in the Plan of Merger); or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by the Plan of Merger and such order or other action shall have become final and non-appealable.

Governing Law

The Plan of Merger is governed by and will be construed in accordance with the laws of the State of Nevada, without regard to any applicable conflicts of law principles.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding the beneficial ownership of FGH Common Stock and FGF Common Stock as of January 3, 2024 pre-Merger, and the expected beneficial ownership of FGF Common Stock immediately after the consummation of the Merger, by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by FGH or FGF, as applicable, to be the beneficial owner of more than 5% of FGH Common Stock or FGF Common Stock, respectively;

●	each of FGH’s and FGF’s current named executive officers and directors;

●	all of FGH’s current named executive officers and directors, and all of FGF’s current named executive officers and directors, in each case, as a group;

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the record date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the record date or subject to restricted stock units that vest within 60 days of the record date are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The beneficial ownership of shares of FGH Common Stock prior to the Merger is based on 19,708,184 shares of FGH Common Stock issued and outstanding as of January 3, 2024. The beneficial ownership of shares of FGF Common Stock prior to the Merger is based on 10,558,930 shares of FGF Common Stock issued and outstanding as of January 3, 2024. The expected beneficial ownership of shares of FGF Common Stock after the consummation of the Merger is based on 27,440,023 shares of FGF Common Stock expected to be issued and outstanding following the Merger.

Pre-Merger

FGH

The following chart sets forth, as of January 3, 2024, the FGH Record Date, certain information concerning beneficial ownership of common stock by holders of 5% or more of the FGH Common Stock, each director of FGH, each of the named executive officers, and all current directors and named executive officers as a group. The address for each director and named executive officer listed is: c/o FG Group Holdings Inc., 5960 Fairview Road, Suite 275, Charlotte, North Carolina 28210.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)
5% Beneficial Owners
Fundamental Global GP, LLC
108 Gateway Blvd., Suite 204, Mooresville, NC 28117	6,246,347(3)	31.7%
Par Sanda and Sand Capital Associates
501 N. Birch Rd, Unit 3
Fort Lauderdale, FL 33304	1,304,698(4)	6.6%
Named Executive Officers and Directors
Mark D. Roberson, Chief Executive Officer	221,613(5)	1.1%
Todd R. Major, Chief Financial Officer	53,045(6)	*
D. Kyle Cerminara, Chairman	5,610,056(7)	28.4%
William J. Gerber, Director	116,280(8)	*
Charles T. Lanktree, Director	121,293(9)	*
Michael C. Mitchell, Director	66,777(10)	*
Robert J. Roschman, Director	125,693(11)	*
Ndamukong Suh, Director	112,279(12)	*
Larry G. Swets, Jr., Director	66,666(13)	*
All current directors and executive officers as a group (9 persons)	6,493,702(14)	32.7%

*	Less than 1% of common stock outstanding.

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(1)	Each 5% beneficial owner, director and Named Executive Officer listed in the table owns all outstanding shares directly and has sole voting and investment power over such shares unless otherwise specified below.

(2)

Based upon 19,708,184 shares of common stock outstanding as of January 3, 2024. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such persons have voting or investment power with respect to the securities. Each named person is deemed to be the beneficial owner of shares of common stock that may be acquired within 60 days of January 3, 2024, upon the exercise of stock options and vesting of RSUs. Accordingly, the number of shares and percentage set forth next to the name of such person, and all current directors and executive officers as a group, includes shares of directly owned common stock (including shares of restricted common stock, if any), shares of common stock purchasable pursuant to stock options exercisable within 60 days of January 3, 2024 and shares of common stock potentially issuable upon the vesting of restricted stock units within 60 days of January 3, 2024. However, the shares of common stock so issuable upon the exercise of stock options or vesting of restricted stock units held by any such person are not included in calculating the percentage of common stock beneficially owned by any other stockholder.

(3)	Fundamental Global GP (“FGG”) has shared voting and dispositive power over 5,137,953 shares, representing approximately 26.1% of the Company’s outstanding shares of common stock. Mr. Cerminara, Chairman of our Board of Directors and our former Chief Executive Officer, serves as Chief Executive Officer, Co-Founder and Partner of FGG. Mr. Cerminara beneficially owns an additional 472,103 shares (including 74,000 shares purchasable pursuant to stock options held by Mr. Cerminara exercisable within 60 days of the FGH Record Date. Joseph H. Moglia serves as Chairman, Co-Founder and Partner of FGG and beneficially owns an additional 636,291 shares, thus increasing the total number of shares beneficially owned by FGG to 6,246,347 shares, or approximately 31.7% of the Company’s outstanding shares of common stock. This information is based on the Form 4 filed by FGG and affiliates on June 14, 2023.

(4)	Par Sanda and Sand Capital Associates, LLC reported sole dispositive power over 214,273 shares, shared dispositive power over 1,090,425 shares, and aggregate beneficial ownership of 1,304,698 shares, or approximately 6.6% of the Company’s outstanding shares of common stock. This information is based on the Schedule 13G/A filed by Par Sanda and Sand Capital Associates, LLC with the SEC on February 13, 2023.

(5)	Includes 145,613 shares of common stock directly owned by Mr. Roberson and 76,000 shares purchasable pursuant to stock options exercisable within 60 days of January 3, 2024. Does not include (ii) 6,000 shares potentially issuable upon the exercise of stock options granted on June 6, 2019 and (ii) 8,000 shares potentially issuable upon the exercise of stock options granted on October 9, 2020.

(6)	Includes 47,045 shares of common stock directly owned by Mr. Major and 6,000 purchasable pursuant to stock options exercisable within 60 days of January 3, 2024. Does not include 4,000 shares potentially issuable upon the exercise of stock options granted on October 9, 2020.

(7)	Includes 375,123 shares of common stock directly owned by Mr. Cerminara, 7,540 shares held in Mr. Cerminara’s 401(k) plan, 15,440 shares held by Mr. Cerminara’s wife and children and 74,000 shares purchasable pursuant to stock options exercisable within 60 days of January 3, 2024. Also includes 5,137,953 shares of common stock beneficially owned by FGG, which, with its affiliates, is the largest stockholder of FGH. Mr. Cerminara, as Chief Executive Officer, Co-Founder and Partner of FGG, is deemed to have shared voting and dispositive power over the shares beneficially owned by FGG. Mr. Cerminara disclaims beneficial ownership of the shares beneficially owned by FGG. Does not include (i) 26,041 shares potentially issuable pursuant to RSUs granted on July 1, 2023 and (ii) 6,000 shares potentially issuable upon the exercise of stock options granted on June 6, 2019.

(8)	Includes shares of common stock directly owned by Mr. Gerber. Does not include 20,833 shares potentially issuable upon the vesting of RSUs granted on July 1, 2023.

(9)	Includes 113,793 shares of common stock directly owned by Mr. Lanktree and 7,500 shares directly owned by the Donna B. Lanktree Family Trust, the trustee of which is Donna B. Lanktree, the spouse of Mr. Lanktree. Does not include 20,833 shares potentially issuable upon the vesting of RSUs granted on July 1, 2023.

(10)	Includes shares of common stock directly owned by Mr. Mitchell. Does not include 20,833 shares potentially issuable upon the vesting of RSUs granted on July 1, 2023.

(11)	Includes shares of common stock directly owned by Mr. Roschman. Does not include 20,833 shares potentially issuable upon the vesting of RSUs granted on July 1, 2023.

(12)	Includes shares of common stock directly owned by Mr. Suh. Does not include 20,833 shares potentially issuable upon the vesting of RSUs granted on July 1, 2023.

(13)	Includes shares of common stock directly owned by Mr. Swets. Does not include 20,833 shares potentially issuable upon the vesting of RSUs granted on July 1, 2023.

(14)	Includes 1,169,269 shares directly owned by all current directors and executive officers as a group, 7,540 shares held in Mr. Cerminara’s 401(k) plan, 15,440 shares held by Mr. Cerminara’s wife and children, 7,500 shares held by the Donna B. Lanktree Family Trust, 156,000 shares purchasable pursuant to stock options exercisable within 60 days of January 3, 2024, and 5,137,953 shares beneficially owned by FGG.

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FGF

The following chart sets forth, as of January 3, 2024, the FGF Record Date, certain information concerning beneficial ownership of common stock by holders of 5% or more of the FGF Common Stock, each director of FGF, each of the named executive officers, and all current directors and named executive officers as a group. Except as otherwise indicated below, the address for each beneficial owner is c/o FG Financial Group, Inc., 104 S. Walnut Street, Unit 1A, Itasca, IL, 60143.

	Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Shares
5% Beneficial Owners
Fundamental Global GP, LLC(1) 108 Gateway Blvd., Suite 204, Mooresville, NC 28117	5,666,111	53.7%
Named Executive Officers and Directors
Larry G. Swets, Jr., President, Chief Executive Officer and Director(3)	504,950	4.8%
Hassan R. Baqar, Executive Vice President, Chief Financial Officer(3)	495,393	4.7%
D. Kyle Cerminara, Chairman of the Board(1)(2) (3)	6,154,407	58.3%
Rita Hayes, Director(3)	37,371	*
E. Gray Payne, Director	41,130	*
Scott D. Wollney, Director	44,727	*
Richard E. Govignon, Jr., Director	19,862	*
Current Executive Officers and Directors as a Group (7 individuals)(2) (3)	7,296,717	69.1%

* Less than 1.0%

(1)	Fundamental Global GP, LLC (referred to herein as “FGG”) shares voting and dispositive power with respect to 5,666,111 shares of common stock. FG Financial Holdings LLC (“FGFH”), which is co-managed by Mr. Cerminara and an employee of FGG, shares voting and disposition power with respect to 5,666,111 shares of common stock. Information regarding beneficial ownership of our common stock by FGG and its affiliates is included herein in reliance on a Form 4 filed with the SEC on June 3, 2023. Mr. Cerminara is Chief Executive Officer of FGG and co-manager of FGFH. Due to his positions with FGG and affiliated entities, Mr. Cerminara may be deemed to be beneficial owner of the shares of FGF’s common stock disclosed as directly owned by FGFH. The business address for Mr. Cerminara is 108 Gateway Blvd., Suite 204, Mooresville, North Carolina 28117.

(2)	Includes 5,666,111 shares reported as beneficially owned by FGG and its affiliates, of which Mr. Cerminara is deemed to have beneficial ownership by virtue of his positions with FGG, as discussed in footnote 1.

(3)	Includes 370,000 RSUs (pre tax) for Larry G. Swets Jr., 350,000 RSUs (pre tax) for D. Kyle Cerminara, 350,000 RSUs (Pre tax) for Hassan R. Baqar and 1,080 RSUs for Rita Hayes that will vest within 60 days of the FGF Record Date.

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Post-Merger

FGF

The following chart sets forth certain information concerning the expected beneficial ownership of FGF Common Stock following the Merger (as if the Merger had occurred on January 3, 2024) by holders of 5% or more of the FGF Common Stock, each of the directors of FGF following the Merger, each of the named executive officers following the Merger, and all directors and named executive officers following the Merger as a group. Except as otherwise indicated below, the address for each beneficial owner is c/o FG Financial Group, Inc., 104 S. Walnut Street, Unit 1A, Itasca, IL, 60143. The expected percentage of shares of FGF Common Stock after the consummation of the Merger is based on 27,440,023 shares of FGF Common Stock expected to be issued and outstanding following the Merger.

	Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Shares
5% Beneficial Owners
Fundamental Global GP, LLC(1) 108 Gateway Blvd., Suite 204, Mooresville, NC 28117	7,976,973	29.1%
Named Executive Officers and Directors
D. Kyle Cerminara, Chief Executive Officer and Chairman of the Board(1) (2) (3)	8,937,372	32.1%
Larry G. Swets Jr., Head of Merchant Banking (3)	571,616	2.1%
Mark D. Roberson, Chief Financial Officer (4)	221,613	*
Michael C. Mitchell, Director (5)	66,777	*
Ndamukong Suh, Director (6)	112,279	*
Robert J Roschman, Director (7)	125,693	*
Rita Hayes, Director (3)	37,371	*
Scott D. Wollney, Director	44,727	*
Richard E. Govignon, Jr., Director	19,862	*
Anticipated Named Executive Officers and Directors as a Group (9 individuals) (2) (3)	10,137,310	36.9%

*	less than 1%

(1)	Fundamental Global GP, LLC (referred to herein as “FGG”) shares voting and dispositive power with respect to 7,976,973 shares of common stock. Mr. Cerminara is Chief Executive Officer of FGG. Due to his positions with FGG and affiliated entities, Mr. Cerminara may be deemed to be beneficial owner of the shares of the FGF common stock disclosed as directly owned by FGG. The business address for Mr. Cerminara is 108 Gateway Blvd., Suite 204, Mooresville, North Carolina 28117.

(2)	Includes 513,419 shares of common stock directly owned by Mr. Cerminara, 7,540 shares held in Mr. Cerminara’s 401(k) plan, 15,440 shares held by Mr. Cerminara’s wife and children and 74,000 shares purchasable pursuant to stock options exercisable within 60 days of the Record Date. Also includes 7,976,973 shares of common stock beneficially owned by FGG, which, with its affiliates, is the largest stockholder of the Company. Mr. Cerminara, as Chief Executive Officer, Co-Founder and Partner of FGG, is deemed to have shared voting and dispositive power over the shares beneficially owned by FGG. Mr. Cerminara disclaims beneficial ownership of the shares beneficially owned by FGG.

(3)	Includes 370,000 RSUs (pre tax) for Larry G. Swets Jr., 350,000 RSUs (pre tax) for D. Kyle Cerminara and 1,080 RSUs for Rita Hayes that will vest within 60 days of January 3, 2024.

(4)	Includes 145,613 shares of common stock directly owned by Mr. Roberson and 76,000 shares purchasable pursuant to stock options exercisable within 60 days of January 3, 2024. Does not include (ii) 6,000 shares potentially issuable upon the exercise of stock options granted on June 6, 2019 and (ii) 8,000 shares potentially issuable upon the exercise of stock options granted on October 9, 2020.

(5)	Includes shares of common stock directly owned by Mr. Mitchell. Does not include 20,833 shares potentially issuable upon the vesting of RSUs granted on July 1, 2023.

(6)	Includes shares of common stock directly owned by Mr. Suh. Does not include 20,833 shares potentially issuable upon the vesting of RSUs granted on July 1, 2023.

(7)	Includes shares of common stock directly owned by Mr. Roschman. Does not include 20,833 shares potentially issuable upon the vesting of RSUs granted on July 1, 2023.

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COMPARISON OF STOCKHOLDERS’ RIGHTS

If the Merger is completed, FGH Stockholders will receive shares of FGF Common Stock in the Merger and they will cease to be stockholders of FGH. Both FGH and FGF are organized under the laws of the State of Nevada. The following is a summary of the material differences between (1) the current rights of FGH Stockholders under Nevada law and the FGH Articles of Incorporation and FGH bylaws and (2) the current rights of holders of FGF capital stock under Nevada law and the FGF Articles of Incorporation and FGF bylaws.

FGH and FGF believe that this summary describes the material differences between the rights of FGH Stockholders as of the date of this Merger Solicitation and the rights of holders of FGF capital stock as of the date of this Merger Solicitation; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to FGH’s and FGF’s governing documents, which we urge you to read carefully and in their entirety. Copies of FGH’s and FGF’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 72.

	FGH	FGF
Authorized and Outstanding Capital Stock:	FGH’s Articles of Incorporation authorize FGH to issue up to fifty-one million (51,000,000) shares, divided into two classes consisting of: (i) fifty million (50,000,000) shares of common stock, $0.01 par value per share, and (ii) one million (1,000,000) shares of Preferred Stock, $0.01 par value per share. If the Plan of Merger is approved, (i) any shares of FGH common stock held immediately prior to the Effective Time (as defined in the Plan of Merger) by FGH, FGF, or any wholly-owned subsidiary of FGF shall be cancelled; and (ii) each share of FGH common stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.001 per share, of FGF. As of the FGH Record Date, there were 19,708,184 shares of common stock outstanding, and no shares of FGH Preferred Stock outstanding.

FGF’s Articles of Incorporation authorize FGF to issue up to two hundred million (200,000,000) shares, divided into three (3) classes consisting of: (i) one hundred million (100,000,000) shares of common stock, par value $0.001 per share; (ii) ninety-nine million (99,000,000) shares shall be designated as preferred stock, par value $0.001 per share; and (iii) one million (1,000,0000) shares of preferred stock, par value $25.00 per share, 8.00% Cumulative Preferred Stock, Series A (the “Cumulative Preferred Stock”).

As of the FGH Record Date, there were 10,558,930 shares of FGF common stock outstanding, no shares of FGF preferred stock, and 894,540 shares of FGF Cumulative Preferred Stock outstanding.

Preferred Stock:

The FGH Articles of Incorporation authorize the Board of Directors to provide for the issuance of shares of Preferred Stock in series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights to the shares of such series and any qualifications, limitations or restrictions thereof.

The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of common stock, without a vote of the holders of preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

The FGF Articles of Incorporation authorize the Board of Directors to provide for the issuance of the shares of Preferred Stock in one or more series of such stock, to establish or change the designation of the series, the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

Cumulative Preferred Stock	The FGH Articles of Incorporation has not authorized any cumulative preferred stock.

The FGF Articles of Incorporation authorize the Board of Directors to increase or decrease the number of Cumulative Preferred Stock so long as any additional shares of Cumulative Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059 of the Internal Revenue Code and such additional shares of Cumulative Preferred Stock are otherwise treated as fungible with the Cumulative Preferred Stock offered hereby for US federal income tax purposes. The additional shares of Cumulative Preferred Stock would form a single series with the outstanding Cumulative Preferred Stock. FGF shall have the authority to issue fractional shares of Cumulative Preferred Stock.

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	FGH	FGF
Dividends	The FGH Articles of Incorporation has not authorized any dividend-bearing stock.

The FGF Articles of Incorporation authorize the holders of Cumulative Preferred Stock to receive, as and if declared by the Board of Directors out of lawfully available funds for the payment of dividends, cumulative cash dividends from the Original Issue Date at the annual rate of 8.00% of the liquidation preference amount of $25.00 per share of Cumulative Preferred Stock. Dividends that are payable on Cumulative Preferred Stock on any Dividend Payment Date will be payable to holders of record of Cumulative Preferred Stock as they appear on the register of FGF on the applicable record date, which shall be March 1, June 1, September 1, and December 1, as applicable, immediately preceding the applicable Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.

Dividends on the Cumulative Preferred Stock issued in connection with FGF’s public offering of Cumulative Preferred Stock on February 28, 2018, shall accrue daily and shall be cumulative from, and including, February 28, 2018 and shall be payable in quarterly arrears on the 15th day of March, June, September, and December of each year commencing on June 15, 2018.

No dividends on shares of Cumulative Preferred Stock shall be authorized by the Board of Directors, or paid or set apart for payment at any time when the terms and provisions of any agreement of FGF, including any agreement relating to any indebtedness of FGF, prohibit the authorization, payment or setting apart for payment thereof or provide for the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

Voting Rights:	Holders of FGH capital stock are entitled to one (1) vote for each share on all matters with respect to which the holders of FGH capital stock are entitled to vote.

Each holder of FGF common stock shall have the exclusive right to vote for the election of the Directors of FGF and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of FGF for their vote, provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to the Articles of Incorporation (or on any amendment to a certificate of designation of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to FGF’s Articles of Incorporation or pursuant to the Nevada Revised Statutes, irrespective of the provisions of Section 78.390(2) of the NRS.

Qualification of Directors:	FGH’s bylaws do not provide for any qualifications of its elected directors. FGH is not a “controlled company” under the NYSE rules.	FGF’s bylaws provide that directors need not be a stockholder of FGF. FGF is not a “controlled company” under the NASDAQ rules.

Size of Board of Directors:

FGH’s bylaws provide that the number of FGH board of directors shall be fixed time to time exclusively by the Board of Directors by resolution.

There are currently seven directors of the FGH board of directors.

FGF’s bylaws provide that the number of FGF board of directors shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors.

There are currently seven members of the FGF board of directors.

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	FGH	FGF
Election and Classes of Directors:

FGH’s bylaws provide that the directors are to be elected at the annual meeting of stockholders, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, to serve one-year terms or until their successors are elected and qualified.

FGF’s Articles of Incorporation and bylaws provide that the successors of the Directors whose terms expired at the 2022 annual meeting of stockholders served a term of office to expire at the 2023 annual meeting of stockholders. At the 2023 annual meeting of stockholders, the successors of the Directors whose terms expire at that meeting shall serve a term of office to expire at the 2024 annual meeting of stockholders. At the 2024 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, the successors of the Directors whose terms expire at each such meeting shall serve a term of office expiring at the annual meeting of stockholders next following their election. Notwithstanding the foregoing, Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

Notwithstanding the foregoing, whenever, pursuant to Article IV of FGF’s Articles of Incorporation, the holders of one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of FGF’s Articles of Incorporation and any certificate of designation applicable thereto.

Vacancies on the Board of Directors:	FGH’s bylaws provide that, subject to the rights of the holders of any series of preferred stock, vacancies on FGH’s board of directors shall, unless otherwise provided by law or by resolution by the board of directors, be filled only by a majority vote of the directors then in office, whether or not less than a quorum. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, or, if applicable, at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

FGF’s bylaws provide that subject to the rights of the holders of any one or more series of preferred stock then outstanding, any and all vacancies in the Board of Directors, unless otherwise required by law or by resolution of the Board of Directors, shall be filled only by a majority vote of the remaining Directors then in office, even if less than a quorum (and not by stockholders).

Removal of Directors:	FGH’s Articles of Incorporation provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director or the entire FGH board of directors may be removed from office at any time, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of capital stock of FGH entitled to vote generally in the election of directors, voting together as a single class.

FGF’s bylaws provide that, subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, any director or the entire board of directors of FGF may be removed, with or without cause, by the affirmative vote of the holders of shares represented by at least a majority of the voting power of the outstanding shares then entitled to vote for the election of directors.

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	FGH	FGF
Amendments to Organizational Documents:

Under Section 78.207 of the Nevada Revised Statutes (“NRS”), an amendment to a corporation’s Articles of Incorporation requires the resolution adopted by the board of directors and the approval of the stockholders holding a majority of the voting power entitled to be cast on the amendment unless the corporation’s Articles of Incorporation requires a greater vote proportion.

FGH’s Articles of Incorporation require that, in addition to any vote of the holders of any class or series of stock of FGH required by law or by FGH’s Articles of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of FGH entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend the key provisions of FGH’s Articles of Incorporation.

FGH’s bylaws provide that FGH’s board of directors is expressly authorized to adopt, amend or repeal the bylaws of FGH. FGH’s stockholders shall also have the power to adopt, amend or repeal the bylaws of FGH, provided that, in addition to any vote of the holders of any class or series of stock of FGH required by law or by FGH’s Articles of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of FGH entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of these Bylaws.

Under Section 78.207 of the Nevada Revised Statutes (“NRS”), an amendment to a corporation’s Articles of Incorporation requires the resolution adopted by the board of directors and the approval of the stockholders holding a majority of the voting power entitled to be cast on the amendment unless the corporation’s Articles of Incorporation requires a greater vote proportion.

FGF’s Articles of Incorporation provide that its Articles of Incorporation may be amended at any meeting of the stockholders, provided, that notice of the proposed change was given in the notice of the meeting of the stockholders, if applicable; and provided further, that the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of FGF entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend any provision of FGF’s Articles of Incorporation.

FGF’s Articles of Incorporation further provide that the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of FGF entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change add to or repeal any provision of the bylaws of FGF.

Stockholder Action by Written Consent:	FGH’s bylaws provide that any action required to be taken at any annual or special meeting of stockholders of FGH, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	FGF’s bylaws provide that any action required or permitted to be taken by the stockholders of FGF may be effected by any consent in writing by such stockholders.

Special Meetings of Stockholders:

FGH’s bylaws provide that special meetings of the stockholders other than those required by statute, may be called at any time by the Chairman of the Board, the President or by the Board of Directors acting pursuant to a resolution duly adopted. The Chairman of the Board, the President or the Board of Directors acting pursuant to a resolution duly adopted may postpone or reschedule any previously scheduled special meeting.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

FGF’s bylaws provide that, except as otherwise required by statute and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders of FGF shall be called (i) by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, or (ii) by the Chief Executive Officer, the President or the Secretary at the written request of any person or persons holding of record not less than fifty percent (50%) of the total number of shares of stock of FGF entitled to vote on any issue contemplated to be considered at such proposed special meeting, which written request shall state with specificity the purpose or purposes of such meeting. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of FGF. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

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	FGH	FGF
Record Date:

FGH’s bylaws provide that the FGH Board of Directors may fix a record date, which shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders, nor more than 60 days prior to the time for any other action hereinafter described, as of which there shall be determined the stockholders who are entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof. However, if no record date is fixed by the Board of Directors of FGH, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors of FGH adopts a resolution relating thereto.

In order that FGH may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors of FGH may fix a record date, which record date shall not precede, or be more than 10 days after, the date upon which the resolution fixing the record date is adopted by the Board of Directors of FGH. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall within 10 days after the date on which such a request is delivered to, or mailed and received at, the office of the Secretary at the principal executive offices of the Corporation, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days after the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to FGH by delivery to its registered office in the State of Nevada, its principal place of business or an officer or agent of FGH having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

FGF’s bylaws provide that the FGF Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting and (b) in the case of any other action, shall not be more than 60 days prior to such other action.

If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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	FGH	FGF
Quorum:

Pursuant to FGH’s bylaws, at any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, date, or time.

Pursuant to FGF’s bylaws, a quorum at any meeting of stockholders requires a majority of the shares entitled to vote, present in person or represented by proxy, unless a larger number is required by the bylaws or Articles of Incorporation of FGF or by law.

If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except for adjournments longer than 30 days as provided in Section 3 of Article I of the FGF’s bylaws.

Notice of Stockholder Actions/Meetings:

FGH’s bylaws provide that written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law.

FGF’s bylaws provide that except as otherwise provided by law, notice of each meeting, whether annual or special, shall be given not less than 10 days nor more than 60 days before the meeting, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the Nevada Revised Statutes by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. Notices for special meetings shall, in addition, state the purpose for which the meeting is called.

Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a written waiver of notice is signed before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance was for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

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	FGH	FGF
Advance Notice Requirements for Stockholder Nominations and Other Proposals:

FGH’s bylaws provide that nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the FGH’s notice of meeting, (b) by or at the direction of FGH’s Board of Directors or (c) by any stockholder of FGH who was a stockholder of record at the time of giving of the notice provided for in FGH’s bylaws, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the bylaws.

Timely nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to FGH’s bylaws require the stockholder to have given timely notice thereof in writing to the Secretary of FGH. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of FGH not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th days prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s notice must also comply with the procedural and informational requirements and other requirements outlined in FGH’s bylaws.

FGF’s bylaws provide that notice of director nominations may be made at an Annual Meeting (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in FGF’s bylaws.

Timely notifications for nominations to be properly brough before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of FGF. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of FGF not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of FGF, a stockholder’s notice shall be timely if delivered to the Secretary at the principal executive offices of FGF not later than the close of business on the later of the 90th day prior to the scheduled date of such Annual Meeting or the 10th day following the day on which public announcement of the date of such Annual Meeting is first made or sent by FGF.

The stockholder’s notice shall conform with the informational requirements set forth in FGF’s bylaws.

Limitation of Liability of Directors and Officers:

FGH’s Articles of Incorporation provide that, to the fullest extent permitted by the NRS, its directors and officers are not personally liable to FGH or its stockholders for damages as a result or failure to act in his capacity as a director or officer.

FGF’s Articles of Incorporation provide that, to the maximum extent permitted under the NRS, no director of officer of FGF shall be personally liable to FGF or its stockholders for damages as a result of any act or failure to act in his capacity as a director or officer.

Indemnification of Directors and Officers:

FGH’s Articles of Incorporation provide that, to the fullest extent permitted by applicable law, FGH is authorized to provide indemnification to FGF’s directors and officers (and any other persons to which the NRS permits FGH to provide indemnification) through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the NRS.

FGH’s bylaws further provide that FGH may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification similar to those conferred in FGH’s bylaws to FGH’s directors and officers.

The rights to indemnification and to the advancement of expenses conferred in FGH’s Articles of Incorporation shall not be exclusive of any other right which any person may have or hereafter acquire under FGH’s Articles of Incorporation, bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

FGF’s Articles of Incorporation provides that, to the fullest extent permitted under applicable law, FGF is authorized to provide indemnification of (and advancement of expenses to) FGF’s directors and officers (and any other persons to which the NRS permits FGF to provide indemnification) through FGF’s bylaws, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the NRS.

FGF’s bylaws further provide that FGF may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of FGF similar to those conferred to the directors and officers of FGF.

The rights to indemnification and to the advancement of expenses conferred in FGF’s Articles of Incorporation shall not be exclusive of any other right which any person may have or hereafter acquire under FGF’s Articles of Incorporation, bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

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	FGH	FGF
Constituencies:	Neither FGH’s Articles of Incorporation nor its bylaws contain a provision that expressly permits FGH’s board of directors to consider constituencies other than the FGH Stockholders when evaluating certain offers.	Neither FGF’s Articles of Incorporation nor its bylaws contain a provision that expressly permits the FGF board of directors to consider constituencies other than the stockholders of FGF when evaluating certain offers.

Anti-Takeover Provisions:	Neither FGH’s Articles of Incorporation nor its bylaws contain an anti-takeover provision.	Neither FGF’s Articles of Incorporation nor its bylaws contain an anti-takeover provision.

Business Combination Statute

The NRS generally prohibits an interested stockholder from engaging in a business combination with a corporation that has at least 200 stockholders of record for two years after the person first became an interested stockholder unless the combination or the transaction is approved in advance by the board of directors a before the person first became an interested stockholder, or the combination is approved by the board of directors and by the affirmative vote of the holders of stock representing at least 60% of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder. This prohibition does not apply after the expiration of 4 years from when such person first became an interested stockholder.

An interested stockholder is (1) a person that beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (2) an affiliate or associate of the corporation that, at any time within the past two years, was an interested stockholder of the corporation.

A Nevada corporation may elect not to be governed by these provisions in its original Articles of Incorporation, or it may adopt an amendment to its Articles of Incorporation expressly electing not to be governed by these provisions, if such amendment is approved by the affirmative vote of a majority of the disinterested shares entitled to vote.

The FGH Articles of Incorporation and the FGH bylaws do not contain any specific provisions that depart from the provisions of the NRS.

The NRS generally prohibits an interested stockholder from engaging in a business combination with a corporation that has at least 200 stockholders of record for two years after the person first became an interested stockholder unless the combination or the transaction is approved in advance by the board of directors a before the person first became an interested stockholder, or the combination is approved by the board of directors and by the affirmative vote of the holders of stock representing at least 60% of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder. This prohibition does not apply after the expiration of 4 years from when such person first became an interested stockholder.

An interested stockholder is (1) a person that beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (2) an affiliate or associate of the corporation that, at any time within the past two years, was an interested stockholder of the corporation.

A Nevada corporation may elect not to be governed by these provisions in its original Articles of Incorporation, or it may adopt an amendment to its Articles of Incorporation expressly electing not to be governed by these provisions, if such amendment is approved by the affirmative vote of a majority of the disinterested shares entitled to vote.

The FGF Articles of Incorporation and the FGF Bylaws do not contain any specific provisions that depart from the provisions of the NRS.

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	FGH	FGF
Control Share Acquisitions:

Under Sections 78.378 through 78.3793 of the NRS, unless otherwise provided in the Articles of Incorporation or the bylaws of the issuing corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person, if the control shares are accorded full voting rights under the NRS, and the acquiring person has acquired control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, whose shares are not voted in favor of authorizing voting rights for the control shares may dissent in accordance with the provisions of the NRS, and obtain payment of the fair value of his or her shares.

However, FGH’s bylaws expressly elect to not be governed by the provisions of NRS Sections 78.378 through 78.3793 (Acquisition of Controlling Interest), as may be subsequently amended or expanded, or any successor statutes thereto.

Under Sections 78.378 through 78.3793 of the NRS, unless otherwise provided in the Articles of Incorporation or the bylaws of the issuing corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person, if the control shares are accorded full voting rights under the NRS, and the acquiring person has acquired control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, whose shares are not voted in favor of authorizing voting rights for the control shares may dissent in accordance with the provisions of the NRS, and obtain payment of the fair value of his or her shares.

However, FGF’s bylaws expressly elect not to be governed by the provisions of NRS Sections 78.378 through 78.3793 (Acquisition of a Controlling Interest), as may be subsequently amended or expanded, or any successor statutes thereto.

Rights of Dissenting Stockholders:

NRS Section 92A.380 provides that a stockholder has a right to dissent and to obtain payment for shares in the event of certain corporate actions, including certain mergers and share exchanges. However, in the event of a merger, stockholder dissent rights are not available to any stockholder of any class or series which is (a) a covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 USC Section 77r(b)(1)(A) or (B), as amended; or (b) traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent (10%) of such shares, unless the Articles of Incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

Neither FGH’s bylaws nor Articles of Incorporation provide for a stockholder dissent right.

NRS Section 92A.380 provides that a stockholder has a right to dissent and to obtain payment for shares in the event of certain corporate actions, including certain mergers and share exchanges. However, in the event of a merger, stockholder dissent rights are not available to any stockholder of any class or series which is (a) a covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 USC Section 77r(b)(1)(A) or (B), as amended; or (b) traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent (10%) of such shares, unless the Articles of Incorporation of the corporation issuing the class or series or the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provide otherwise.

Neither FGF’s bylaws nor Articles of Incorporation provide for a stockholder dissent right.

Exclusive Forum:	Neither FGH’s Articles of Incorporation nor its bylaws contain an exclusive forum provision.	Neither FGF’s Articles of Incorporation nor its bylaws contain an exclusive forum provision.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the material U.S. federal income tax consequences of the Merger to “U.S. holders” (as defined below) of FGH Common Stock that exchange their shares of FGH Common Stock for shares of FGF Common Stock in the Merger. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this Merger Solicitation. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax.

The following discussion applies only to U.S. holders who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold FGH Common Stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, retirement plans, individual retirement accounts, or other tax-deferred accounts, holders who acquired FGH Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, or holders who actually or constructively own more than 5% of FGH Common Stock or who hold shares of both FGF and FGH).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of FGH Common Stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds FGH Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds FGH Common Stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the Merger to their specific circumstances.

Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation and on factors that are not within the control of FGF or FGH. You should consult your own tax advisor as to the specific tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes, if any, in those laws.

Tax Consequences of the Merger Generally

FGF and FGH have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those conclusions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected.

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Accordingly, and on the basis that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your FGH Common Stock for FGF Common Stock, in general, (i) you will not recognize gain or loss, (ii) the aggregate tax basis in the FGF Common Stock that you receive in the Merger will equal your aggregate adjusted tax basis in the FGH Common Stock you surrender in the Merger and (iii) your holding period for the FGF Common Stock that you receive in the Merger will include your holding period of the FGH Common Stock that you surrender in the Merger. If you acquired different blocks of FGH Common Stock at different times or at different prices, the FGF Common Stock you receive will be allocated pro rata to each block of FGH Common Stock, and the tax basis and holding period of each block of FGF Common Stock you receive will be determined on a block-for-block basis depending on the tax basis and holding period of the blocks of FGH Common Stock exchanged for such block of FGF Common Stock.

Rounding up of FGF Shares Instead of Fractional Shares

No fractional shares or cash in lieu thereof will be issued as a result of the Merger. With respect to each FGH Stockholder, the Merger Consideration to which such FGH Stockholder is entitled shall be rounded up to the nearest whole share of FGF Common Stock. The rounding up is merely a mechanical device to enable the issuance of whole shares and is not separately bargained-for consideration. Accordingly, we expect that any additional fractional shares of FGF Common Stock you may receive because of such rounding up will be treated as received in exchange for your FGH Common Stock on the tax-free basis described immediately above. However, there can be no assurances that IRS will not assert, or that a court would not sustain, the position that such additional fractional shares of FGF Common Stock are presently taxable as income to you. You should consult your own tax advisor as to the specific tax consequences resulting from any such rounding up of shares of FGF Common Stock.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. FGH Stockholders are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Description of FGF Capital Stock

FGF is issuing shares of common stock. The following description of FGF Common Stock summarizes the material terms and provisions thereof, including the material terms of the shares of FGF Common Stock offered under this prospectus.

For a description of the rights associated with the FGF Common Stock, see “Description of Securities” filed as Exhibit 4.4 to FGF’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated herein by reference.

Transfer Agent and Registrar

The transfer agent and registrar for FGF Common Stock is VStock Transfer, LLC.

Listing

FGF Common Stock is quoted on the NASDAQ under the symbol “FGF” and the FGF Series A Preferred Stock is quoted on the Nasdaq Global Market under the symbol “FGFPP.”

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LEGAL MATTERS

The validity of the shares of FGF Common Stock in connection with the Merger will be passed upon for FGF by Holland & Hart LLP.

Certain federal income tax consequences of the Merger will be passed upon by Holland & Hart LLP.

EXPERTS

The consolidated financial statements of FGF as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA LLP (n/k/a BDO USA, P.C.), an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of FGH as of December 31, 2022 and 2021, and for each of the years in the two (2)-year period ended December 31, 2022, incorporated in this Merger Solicitation by reference from FGH’s Annual Report on Form 10-K for the year ended December 31, 2022, have been audited by Haskell & White LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of FGF or pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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WHERE YOU CAN FIND MORE INFORMATION

FGF and FGH file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both FGF and FGH, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by FGF, including the registration statement on Form S-4, of which this Merger Solicitation forms a part, will be available free of charge by accessing the Investor Relations page of FGF’s website at www.fgfinancial.com or, alternatively, by directing a request by telephone or mail to FG Financial Group, Inc., 104 S. Walnut Street, Unit 1A, Itasca, IL 60143, Attention: Investor Relations, (847) 773-1665, and documents filed with the SEC by FGH will be available free of charge by accessing FGH’s website at https://www.fg.group or, alternatively, by directing a request by telephone or mail to FG Group Holdings Inc., 5960 Fairview Road, Suite 275, Charlotte, NC 28210, Attention: Investor Relations, (704) 994-8279.

The web addresses of the SEC, FGF and FGH are included as inactive textual references only. Except as specifically incorporated by reference into this Merger Solicitation, information on those web sites is not part of this Merger Solicitation.

FGF has filed a registration statement on Form S-4, of which this Merger Solicitation is a part, under the Securities Act with the SEC with respect to FGF’s securities to be issued in the Merger. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

Statements contained in this Merger Solicitation, or in any document incorporated by reference into this Merger Solicitation, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows FGF and FGH to incorporate by reference into this document documents filed with the SEC by FGF and FGH. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. FGF and FGH incorporate by reference the documents listed below and any documents filed by FGF or FGH under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Merger Solicitation and until the date that the offering is terminated:

FGF filings (SEC File No. 001-36366)	Periods Covered or Date of Filing with the SEC

Annual Report on Form 10-K	Fiscal year ended December 31, 2022, filed March 24, 2023

Quarterly Reports on Form 10-Q	Filed May 12, 2023, August 10, 2023, and November 9, 2023

Current Reports on Form 8-K	Filed January 26, 2023, January 26, 2023, May 17, 2023, May 25, 2023, May 30, 2023 (with respect to Item 8.01 only), June 2, 2023, July 3, 2023, December 8, 2023, and January 3, 2024

The description of FGF Common Stock contained in FGF’s Registration Statement on Form 8-A, as filed with the SEC on March 19, 2014, as updated by the description of FGF’s Common Stock contained in Exhibit 4.4 to FGF’s Annual Report on Form 10-K for the year ended December 31, 2022, and together with all amendments and reports filed with the SEC for purposes of updating such description	Filed March 24, 2023

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FGH filings (SEC File No. 001-13906)	Periods Covered or Date of Filing with the SEC

Annual Report on Form 10-K	Fiscal year ended December 31, 2022, Filed March 16, 2023

Quarterly Reports on Form 10-Q	Filed May 15, 2023, August 14, 2023, and November 14, 2023

Current Reports on Form 8-K	Filed January 18, 2023, May 19, 2023, December 6, 2023, and January 3, 2024

The description of Securities in Exhibit 4.1 to FGH’s Annual Report on Form 10-K, including all amendments and reports filed with the SEC for purposes of updating such description	Filed on March 16, 2023

Notwithstanding the foregoing, information furnished by FGF or FGH on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this Merger Solicitation.

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

●	if you are an FGF Stockholder:	●	if you are an FGH Stockholder:

	FG Financial Group, Inc. 104 S. Walnut Street, Unit 1A Itasca, IL 60143 (847) 773-1665 Attention: Investor Relations		FG Group Holdings Inc. 5960 Fairview Road, Suite 275 Charlotte, NC 28210 (704) 994-8279 Attention: Investor Relations

You will not be charged for any of these documents that you request.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this Merger Solicitation. This Merger Solicitation is dated [●], 2024, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this Merger Solicitation to FGF Stockholders or FGH Stockholders, nor the issuance by FGF of shares of FGF Common Stock in connection with the Merger will create any implication to the contrary.

This Merger Solicitation does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding FGF or New FGH has been provided by FGF, and information contained in, or incorporated by reference into, this document regarding FGH has been provided by FGH.

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Annex A

PLAN OF MERGER

AMONG

FG FINANCIAL GROUP, INC.,

a Nevada Corporation

FG GROUP LLC,

a Nevada limited liability company;

AND

FG GROUP HOLDINGS INC.,

a Nevada corporation.

Dated: January 3, 2024

PLAN OF MERGER

This PLAN OF MERGER (this “Plan”), dated January 3, 2024, is made and entered into by and among FG GROUP LLC, a Nevada limited liability company (the “Acquirer”) having its principal place of business at 104 S. Walnut Street, Unit 1A, Itasca, IL 60143, FG FINANCIAL GROUP, INC., a Nevada corporation (“Parent”) having its principal place of business at 104 S. Walnut Street, Unit 1A, Itasca, IL 60143, and FG GROUP HOLDINGS INC., a Nevada corporation (the “Company”) having its principal place of business at 5960 Fairview Road, Suite 275, Charlotte, NC 28210. The Acquirer, Parent, and the Company are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Parties intend that the Company be merged with and into the Acquirer, with the Acquirer surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the manager and member of the Acquirer has (a) determined that this Plan and the transaction contemplated hereby, including the Merger, are in the best interests of the Acquirer and its member and (b) approved and declared advisable this Plan and the transactions hereby, including the Merger, in accordance with Chapter 92A of the Nevada Revised Statutes (the “Merger Statutes”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) determined that this Plan and the transaction contemplated hereby, including the Merger, are in the best interests of the Parent and its stockholders, (b) approved and declared advisable this Plan and the transactions hereby, including the Merger, and (c) resolved to recommend adoption of this Plan by the stockholders of Parent in accordance with the Merger Statutes;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that this Plan and the transaction contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Plan and the transactions hereby, including the Merger, and (c) resolved to recommend adoption of this Plan by the stockholders of Company in accordance with the Merger Statutes;

WHEREAS, following the execution of this Plan, the Company shall seek to obtain, in accordance with the Company’s Bylaws and the Merger Statutes, the written consent of its stockholders approving this Plan, the Merger, and the transactions contemplated hereby;

WHEREAS, on the effective date of the Merger (the “Effective Date”), all of the outstanding shares of the common stock of the Company, par value $0.01 per share (the “Company Common Stock”), will be converted into common stock of Parent on the terms and subject to the conditions set forth in this Plan; and

WHEREAS, the Parties desire that the Merger be made on the terms and subject to the conditions set forth in this Plan, that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Plan constitute the “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, the Parties agree as follows:

Article I.

MERGER

On the Effective Date, the Company will merge with and into the Acquirer in accordance with the Merger Statutes.

1.1 Effect of Merger.

1.1.1 The consummation of the Merger (the “Closing”) shall take place on the Effective Date at the offices of Holland & Hart LLP, outside counsel to Parent, on a date to be designated jointly by Parent and the Company. Following approval of this Plan and the Merger by the Company Stockholders (defined below), the Parties shall cause to be filed articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada. The Merger shall become effective on the Effective Date at the time of the filing of the Articles of Merger with the Secretary of State of the State of Nevada (or at such later time as may be designated jointly by Parent, Acquirer, and the Company and specified in the Articles of Merger). The time when the Merger becomes effective is the “Effective Time.”

1.1.2 At the Effective Time, the Company shall be merged with and into the Acquirer, the separate existence of the Company shall cease, and the Acquirer shall continue as the surviving entity in the merger and as a wholly owned subsidiary of Parent. The Acquirer as the surviving entity after the Merger is referred to as the “Surviving Company.” The Articles of Organization and Operating Agreement of the Acquirer, as in effect immediately prior to the Effective Date, shall be the Articles of Organization and Operating Agreement of the Surviving Company, until amended as provided in the Articles of Organization and Operating Agreement of the Surviving Company and in accordance with applicable law. The manager of the Acquirer immediately prior to the Effective Date will be the manager of the Surviving Company, until its successor is duly elected or appointed and shall qualify.

1.1.3 As of and after the Effective Time, the Surviving Company shall be responsible and liable for all the liabilities, debts, obligations, and penalties of the Acquirer and the Company.

1.1.4 As of and after the Effective Time, the Surviving Company shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Acquirer and the Company; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to the Acquirer and the Company, shall be taken and deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate or any interest in any real estate, vested in the Acquirer or the Company, shall not revert or be in any way impaired by reason of the Merger.

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1.1.5 As of and after the Effective Time, the Parent Board will have seven (7) members, consisting of D. Kyle Cerminara, an additional three (3) legacy Parent directors, and three (3) legacy Company directors.

1.1.6 At, or promptly following, the Effective Time, Parent will file articles of amendment to its amended and restated articles of incorporation to change its name to “Fundamental Global Inc.”

1.1.7 As of and after the Effective Time and in addition to the effects provided in the foregoing subsections of this Section 1.1, the Merger will have the additional effects provided in the Merger Statutes.

1.2 Conversion of Company Common Stock.

1.2.1 Subject to the terms and conditions of the Plan, at the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Company, or any stockholder of Company:

1.2.1.1 any shares of Company Common Stock held immediately prior to the Effective Time by (a) the Company (or held in the Company’s treasury) or (b) Parent or any wholly owned subsidiary of Parent shall be cancelled, and no consideration shall be paid or payable in respect thereof; and

1.2.1.2 except as provided in Section 1.2.1.1 above, and subject to Section 1.2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share (the “Exchange Ratio”) of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), such shares of Parent Common Stock into which shares of Company Common Stock are converted pursuant to this Section 1.2.1.2, the “Merger Consideration”.

1.2.2 No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. With respect to each holder of Company Common Stock (the “Company Stockholders”), the Merger Consideration to which such stockholder is entitled shall be rounded up to the nearest whole share of Parent Common Stock.

1.2.3 At the Effective Time, except as provided in Section 1.2.1.1, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all Company Stockholders shall cease to have any rights with respect to such Company Common Stock, except the right to receive their respective portion of the Merger Consideration.

1.3 Membership Interest of Acquirer. As of and after the Effective Date, the Membership Interests (as defined in Acquirer’s Operating Agreement) of the Acquirer issued and outstanding immediately prior to the Effective Date shall remain issued and existing and shall not be affected by the Merger.

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1.4 Payment for Company Common Stock.

1.4.1 Prior to the Effective Time, Parent shall engage Vstock Transfer, LLC, Parent’s transfer agent, or another bank or trust company reasonably satisfactory to Parent and the Company, to act as exchange agent in the Merger (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Parent and the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent, including for the payment of the Merger Consideration to the holders of the uncertificated shares of Company Common Stock (the “Book Entry Shares”). At the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the stock transfer records of the Company.

1.4.2 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be automatically surrendered and shall cease to exist, and automatically without further action by the Company Stockholder be exchanged for the pro rata share of the Merger Consideration, in each case in accordance with the terms of this Plan. From and after the Effective Time, such Company Stockholder that, immediately prior to the Effective Time, was registered as a holder of Book Entry Shares on the share transfer books of the Company shall thereafter cease to be a stockholder of the Company and shall receive its pro rata share of the Merger Consideration in accordance with the terms of this Plan. All shares of Parent Common Stock issued pursuant to this Plan shall be deemed issued and outstanding as of the Effective Time.

1.5 Company Equity Awards.

1.5.1 Each option to purchase shares of Company Common Stock (each such option, an “Existing Rollover Stock Option,” and collectively, the “Existing Rollover Stock Options”) granted pursuant to the terms of the Company’s 2017 Omnibus Equity Compensation Plan (as amended, the “Company Stock Plan”) that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, be converted into an option (an “Assumed Stock Option”) to acquire the number of shares of Parent Common Stock (rounded down to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of shares subject to the holder’s Existing Rollover Stock Option immediately prior to the Effective Time, by (ii) the Exchange Ratio, which option shall have an exercise price per share of Parent Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock of such Existing Rollover Stock Option in effect immediately prior to the Effective Time by (y) the Exchange Ratio. The term, vesting schedule and all of the other terms of each Assumed Stock Option shall otherwise remain unchanged and identical, subject to the rights of Parent to amend or modify any such Assumed Stock Option in accordance with the terms of the corresponding Existing Rollover Stock Option and applicable Law.

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1.5.2 Each award of restricted share units granted pursuant to the terms of any Company Stock Plan or agreement (each award of restricted stock units, a “Company RSU,” and collectively, the “Company RSUs”) that is outstanding as of immediately prior to the Effective Time, shall, as of the Effective Time cease to represent the right to receive Company Common Stock and shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume the Company RSUs, on the same terms and conditions (including any forfeiture provisions or repurchase rights, and treating for this purpose any performance-based vesting conditions as provided for in the award agreement by which each Company RSU is evidenced), except that from and after the Effective Time, (i) Parent and the compensation committee of the Parent Board shall be substituted for Company and the compensation committee of the Company Board administering the Company Stock Plan, (ii) the Company RSUs assumed by Parent shall represent the right to receive Parent Common Stock upon settlement of such Company RSU promptly after vesting (except to the extent the terms of the applicable restricted share unit agreement provide for deferred settlement, in which case settlement shall be in accordance with the specified terms), and (iii) the number of shares of Parent Common Stock subject to each award of Company RSUs assumed by Parent shall be equal to the number of shares of Company Common Stock subject to such award immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share (except that in no event shall any vesting restrictions applicable to a Company RSU be accelerated unless so provided under the terms of such Company RSU or the Company Stock Plan).

1.5.3 Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the provisions of this Section 1.5. As of the Effective Time, Parent shall assume the obligations and succeed to the rights of the Company under the Company Stock Plan with respect to the Existing Rollover Stock Options (as converted into Assumed Stock Options).

1.5.4 All of the conversions and adjustments made pursuant to Section 1.5.1 or Section 1.5.2 shall be made in a manner consistent with the requirements of Section 409A of the Code.

1.5.5 Prior to the Effective Time, the Company Board (or, any committee administering the Company Stock Plan), shall adopt such resolutions or take such other action as may be necessary to provide for the transactions contemplated by this Section 1.5.

Article II.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE ACQUIRER

Parent and the Acquirer represent and warrant to the Company:

2.1 Organization and Qualification of Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to carry on its business as now conducted.

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2.2 Parent Authority Relative to this Plan; Non-Contravention. Parent has the corporate power and authority to enter into this Plan and to perform its obligations under this Plan. The execution and delivery of this Plan by Parent and the consummation by Parent of the transactions contemplated by this Plan, including the Merger and issuance of the Merger Consideration, have been duly authorized by the board of directors and the stockholders of Parent; and no other corporate proceedings on the part of Parent are necessary to authorize this Plan or the Merger. This Plan has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms. Parent is not subject to, or obligated under, any provision of (a) its Articles of Incorporation, as amended, or Bylaws, as amended, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Plan or the consummation by it of the Merger. Other than (i) the consent, if any, from the Cayman Islands Monetary Authority (“CIMA”), and (ii) the filing of the Articles of Merger with the Secretary of State of Nevada, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Parent for the consummation by it of the Merger.

2.3 Capitalization of Parent. The entire authorized capital stock of Parent (“Parent Stock”) consists of (i) 100,000,000 shares of Parent Common Stock, of which 10,558,930 shares are issued and outstanding, (ii) 99,000,000 shares of preferred stock, par value $0.001 per share, of which none are issued and outstanding, and (iii) 1,000,000 shares of preferred stock, par value $25.00 per share, 8.00% Cumulative Preferred Stock, Series A, of which 894,580 shares are issued and outstanding. The issued shares of Parent Stock have been duly authorized, validly issued, are fully paid and non-assessable and free and clear of any lien, pledge, security interest, encumbrance or charge of any kind.

2.4 Organization and Qualification of Acquirer. The Acquirer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power to carry on its business as now conducted.

2.5 Acquirer Authority Relative to this Plan; Non-Contravention. The Acquirer has the power and authority to enter into this Plan and to perform its obligations under this Plan. The execution and delivery of this Plan by the Acquirer and the consummation by the Acquirer of the Merger have been duly authorized by the manager and sole member of Acquirer; and no other proceedings on the part of the Acquirer are necessary to authorize this Plan or the Merger. This Plan has been duly executed and delivered by the Acquirer and constitutes a valid and binding obligation of the Acquirer, enforceable in accordance with its terms. The Acquirer is not subject to, or obligated under, any provision of (a) its Articles of Organization or Operating Agreement, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Plan or the consummation by it of the Merger. Other than the filing of the Articles of Merger with the Secretary of State of Nevada, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Acquirer for the consummation by it of the Merger.

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2.6 Capitalization of Acquirer. Parent owns 100% of the issued and outstanding Membership Interest of the Acquirer. There are no outstanding or authorized options, warrants, purchase rights, subscription agreements, conversion rights, exchange rights, or other contracts or commitments that could require the Acquirer to issue, sell or otherwise cause to become outstanding any of its Membership Interest. There are no outstanding or authorized unit appreciation, profit participation, or similar rights with respect to the Acquirer.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Acquirer and Parent as follows:

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to carry on its business as now conducted.

3.2 Authority Relative to this Plan; Non-Contravention. The Company has the corporate power and authority to enter into this Plan and to perform its obligations under this Plan. The execution and delivery of this Plan by the Company and the consummation by the Company of the Merger have been duly authorized by the board of directors of the Company; and no other corporate proceedings on the part of the Company are necessary to authorize this Plan or the Merger other than the approval of the Company Stockholders. This Plan has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The Company is not subject to, or obligated under, any provision of (a) its Articles of Incorporation, as amended, or Bylaws, as amended, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Plan or the consummation by it of the Merger. Other than the filing of the Articles of Merger with the Secretary of State of Nevada, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by it of the Merger.

3.3 Capitalization. The entire authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 19,708,184 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which none are issued and outstanding. The issued shares of the Company Common Stock have been duly authorized, validly issued, are fully paid and non-assessable and free and clear of any lien, pledge, security interest, encumbrance or charge of any kind. All of the Company Common Stock is uncertificated and in electronic book entry form. Schedule 3.3 to this Plan sets forth, as of the date hereof, a schedule of (i) all holders of options to purchase Company Common Stock or any other security of the Company, including the date of grant, the expiration date, the number of shares, the price per share at which the option may be exercised, an indication of whether or not such stock option is intended to qualify as an “incentive stock option” under Section 422 of the Code, the vesting schedule, and the company stock plan under which issued, and (ii) all holders of restricted stock units, the date of grant, the number owned by each holder, the vesting schedule and the company stock plan under which issued. Excepts as set forth in Schedule 3.3 to this Plan, there are no (a) outstanding or authorized options, warrants, purchase rights, subscription agreements, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or (b) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

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Article IV.

GENERAL PROVISIONS

4.1 Notices. All notices and other communications under this Plan shall be in writing and shall be mailed (registered or certified mail, return receipt requested), personally delivered or sent by e-mail and confirmed and shall be deemed given when so delivered or e-mailed and confirmed or if mailed, two (2) days after such mailing.

If to the Company:

FG Group Holdings Inc.

5960 Fairview Road, Suite 275

Charlotte, North Carolina, 28210

Attn: Mark D. Roberson

e-mail: mark.roberson@fg.group

with copies (which shall not constitute notice) to:

Snell & Wilmer

Hughes Center

3883 Howard Hughes Parkway, Suite 1100

Las Vegas, NV 89169-5958

Attn: Brian Blaylock

Email: bblaylock@swlaw.com

If to Parent, the Acquirer or the Surviving Company:

FG Financial Group, Inc.

104 S. Walnut Street, Unit 1A

Itasca, IL 60143

Attention: Hassan Baqar

E-mail: hbaqar@sequoiafin.com

with a copy (which shall not constitute notice) to:

Holland & Hart LLP

222 South Main Street, Suite 2200

Salt Lake City, UT 84101

Attn: S. Chase Dowden

Email: SCDowden@hollandhart.com

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4.2 Severability. If any term, provision, covenant or restriction of this Plan is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall negotiate in good faith to modify this Plan and to preserve each Party’s anticipated benefits under this Plan.

4.3 Conditions Precedent; Termination.

4.3.1 The respective obligations of each Party to effect the Merger is subject to the satisfaction (or, if legally permissible, waiver) at or prior to the Effective Time of the following conditions:

4.3.1.1 the approval of the Company Stockholders;

4.3.1.2 receipt of consent from CIMA;

4.3.1.3 the Form S-4 shall have become effective under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and shall not be subject to any stop order or proceeding by the Securities and Exchange Commission seeking a stop order;

4.3.1.4 the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on The Nasdaq Stock Market LLC, subject to official notice of issuance;

4.3.1.5 no temporary restraining order, preliminary or permanent injunction, or other order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the consummation of the Merger shall be in effect or threatened, and no law shall have been enacted or promulgated by any governmental authority that prohibits or makes illegal consummation of the Merger; and

4.3.1.6 there shall be no pending or threatened action by or before any Governmental Authority or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, and there shall not be in effect any Order, writ, judgment, injunction, or decree issued by any Governmental Authority that has that effect.

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4.3.2 This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Company Stockholders has been obtained:

4.3.2.1 by mutual written agreement of the Company, Parent and Acquirer, duly authorized by the respective board of directors or managers, as applicable, of each;

4.3.2.2 by either the Company or Parent if (i) the Company Board or the Parent Board, as applicable, determines in good faith, after consultation with its outside legal counsel that the consummation of the Merger or other transactions contemplated by this Plan is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company or Parent, as applicable, under applicable law; (ii) the other Party has materially breached of any of the obligations, covenants, or other agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in this Plan (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant, or other agreement contained herein); or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Plan and such order or other action shall have become final and non-appealable;

The Party desiring to terminate this Plan pursuant to Section 4.3.2.2 shall give written notice of such termination to the other Party, specifying the provision or provisions hereof pursuant to which such termination is effected.

4.3.3 If this Plan is terminated and the Merger is abandoned pursuant to Section 4.3.2, this Plan shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Acquirer or the Company, except for any material breach by a Party of any of its representations, warranties, covenants, or agreements set forth in this Plan, which material breach and liability therefor shall not be affected by termination of this Plan.

4.4 Amendment. This Plan may only be amended by a written instrument executed by each of the Parties.

4.5 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Plan or in any instrument delivered pursuant to this Plan shall survive the Effective Time. This Section 4.5 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

4.6 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Nevada.

4.7 Tax Treatment. Each Party shall use its respective best efforts to cause the Merger to qualify as a reorganization under Code Section 368(a), and no party shall take any action or fail to take any action after completion of the Merger that would cause the Merger to cease to so qualify. Each Party shall report the Merger as a reorganization under Code Section 368(a) for all relevant tax purposes and shall adopt no tax reporting position inconsistent with the treatment of the Merger as a reorganization under Code Section 368(a) unless otherwise required by applicable Law.

4.8 Miscellaneous. This Plan (together with all other documents and instruments referred to in this Plan): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter of this Plan; (b) is not intended to confer upon any person other than the Parties to this Plan any rights or remedies under this Plan; and (c) shall not be assigned by operation of law or otherwise. This Plan may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same document, and shall become effective when one or more counterparts has been signed by each of the Parties and delivered to each of the other Parties. Delivery of a signed counterpart of this Plan by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

(Signature page follows)

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IN WITNESS WHEREOF, the Parties have executed this Plan as of the Effective Date.

COMPANY:		ACQUIRER:

FG GROUP HOLDINGS INC.		FG GROUP LLC

		By:	FG Financial Group, Inc.
		Its:	Manager

By:	/s/ Mark D. Roberson	By:	/s/ Hassan R. Baqar
Name:	Mark D. Roberson	Name:	Hassan R. Baqar
Title:	Chief Executive Officer	Title:	Chief Financial Officer

COMPANY:

FG FINANCIAL GROUP, INC.

By:	Larry G. Swets
Name:	Larry G. Swets
Title:	Chief Executive Officer

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Annex B

January 3, 2024

Members of the Board of Directors:

We understand FG Group Holdings Inc. (the "Company" or "FGH") and FG Financial Group, Inc. ("FGF") are proposing to enter into an Agreement and Plan of Merger (the "Plan of Merger"), among FGH and FGF, pursuant to which FGH will merge with FGF (the "Transaction"). As detailed in the draft Plan of Merger, each share of common stock, par value $0.01 per share, of FGH ("FGH Common Stock") issued and outstanding immediately prior to the effective time of the Transaction will be converted into the right to receive a certain number of shares of common stock, par value $0.001 per share, of FGF ("FGF Common Stock"). As provided by management of the Company ("Management"), shareholders of FGH Common Stock shall receive 1.00 share of FGF Common Stock for each outstanding share of FGH Common Stock held (the "Exchange Ratio").

Intrinsic LLC ("Intrinsic", "we" or "our") has been requested by the Company's Board of Directors (the "Board") to render our opinion to and for the sole benefit of the Board as to the fairness from a financial point of view, as of the date hereof, to the holders of FGH Common Stock of the Exchange Ratio provided for in the Transaction. Our opinon does not address any other aspects of the Transaction.

In rendering our opinon, we:

(i) reviewed the draft Plan of Merger dated November 14, 2023;
(ii) discussed with senior management of FGH the terms of the Transaction;
(iii) reviewed and analyzed certain audited and unaudited financial and other data for FGF, FGH, FG Financial Holdings, LLC ("FGF Holdings"), FireFly Systems Inc. ("FireFly"), GreenFirst Forest Products Inc. ("GFP"), and Strong Global Entertainment, Inc. ("SGE"), as well as commercial real estate in Alpharetta, Georgia and Joliette, Quebec, Canada. Each of FGF, FGH, FGF Holdings, FireFly, GFP, and SGE are a "Subject Company" and collectively are the "Subject Companies";
(iv) reviewed expense forecasts of FGH as provided to us on or about November 2, 2023 covering the fiscal years ending December 31, 2023 through December 31, 2028;
(v) reviewed forecasts of FireFly provided to us on or about November 22, 2023 by FGH's management covering the fourth quarter of calendar year 2023 through calendar year ending December 31, 2027;
(vi) discussed with senior management of FGH potential cost savings as a result of the Transaction;
(vii) conducted discussions with members of the senior management of FGF with respect to the business, operations, assets, liabilities, prospects and financial condition and outlook of FGF;
(viii) conducted discussions with members of the senior management of FGH with respect to the business, operations, assets, liabilities, prospects and financial condition and outlook of FGH, FGF Holdings, FireFly, GFP, and SGE;
(ix) reviewed certain publicly available financial data and other information for companies that we deemed comparable to certain Subject Companies;
(x) reviewed the financial terms, to the extent publicly available, of selected precedent transactions deemed to be relevant and comparable to certain Subject Companies;

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(xi) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate; and

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to us by Management (including any materials prepared by third parties and provided to Intrinsic by or on behalf of Management), discussed with us by or on behalf of Management, or reviewed by us, or that was publicly available, and we do not assume any responsibility for or with respect to such data, material, or other information. We have not been requested to, and have not performed an independent evaluation, physical inspection or appraisal of any of the assets or liabilities (contingent or otherwise) of the Subject Companies. We have further relied upon Management's representations that Management is not aware of any facts or circumstances that would make such information inaccurate or misleading. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which a Subject Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which a Subject Company is or may be a party or is or may be subject. In relying on the financial analyses and forecasts provided to us, we have assumed, with your consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective Subject Company's management as to the future financial performance of such Subject Company, and we assume no responsibility for and express no view as to such analyses and forecasts or the assumptions on which they are based. We have further relied on the assurances of Management that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading.

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Subject Companies since the dates of the most recent financial statements and other information, financial or otherwise, provided to us, in each case that would be material to our analysis for this opinion.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and information available to us as of, the date hereof. We have not undertaken to update, reaffirm, revise or withdraw this opinion or otherwise comment upon any events occurring or coming to our attention after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

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We will receive a fee for our services in connection with this opinion. Our fee was payable at the commencement of our engagement and was paid shortly following the time that we notified the Board that we were in a position to render this opinion. No portion of our fee is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement.

This opinion is furnished solely for the use and benefit of the Board (solely in its capacity as such) in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other person or entity as to how to act or vote with respect to any matter relating to the Transaction. This opinion is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excerpts or summaries) for any other purposes, unless you have received our prior written approval. Notwithstanding the foregoing, this opinion may be included in its entirety, as well as a summary thereof, including detail on the analyses undertaken by Intrinsic, in any proxy statement/prospectus distributed to stockholders of the Company in connection with the Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission (including a Form S-4 Registration Statement), and you may summarize or otherwise reference the existence of this opinion in any such documents, provided that any such summary or reference language shall also be subject to our prior approval.

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INTRINSIC

Based on our experience as valuation experts, and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Plan of Merger is fair, from a financial point of view, to the common stockholders of the Company.

Very Truly Yours,

Intrinsic LLC

Intrinsic LLC
www.intrinsicfirm.com

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

FGF’s Articles of Incorporation and bylaws authorize it to provide indemnification of (and advancement of expenses to) its officers and directors to the fullest extent permitted by applicable law. FGF is incorporated under the laws of the State of Nevada. The Nevada Revised Statutes allows a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the person exercised their respective powers in good faith with a view to the interests of FGF or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. A determination may be made by the FGF’s stockholders; by a majority of FGF’s directors who were not parties to the action, suit, or proceeding; or by opinion of independent legal counsel in a written opinion, if a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of FGF may be indemnified against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees, arising out of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of FGF, FGF has been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

The Nevada Revised Statutes (NRS), referred to herein, provide further for certain mandatory and permissive indemnification of officers and directors.

A. NRS 78.7502. Discretionary indemnification of officers, directors, employees and agents: General provisions.

1.  A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

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2.  A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.  Any discretionary indemnification pursuant to this section, unless ordered by a court or advanced pursuant to subsection 2 of NRS 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. The determination must be made by:

(a) The stockholders;

(b) The board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or

(c) Independent legal counsel, in a written opinion, if:

(1) A majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or

(2) A quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

B. NRS 78.751. Mandatory indemnification of directors, officers, employees and agents; advancement of expenses; other rights to indemnification and advancement of expenses; primary obligor with respect to indemnification or advancement of expenses; effect of amendment to provision of articles or bylaws providing right to indemnification or advancement of expenses.

1.  A corporation shall indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of:

(a) Any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or

(b) Any claim, issue or matter therein,

against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.

2.  Unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

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3.  The indemnification pursuant to this section and NRS 78.7502 and the advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

4.  Unless the articles of incorporation, the bylaws or an agreement made by a corporation provide otherwise, if a person is entitled to indemnification or the advancement of expenses from the corporation and any other person, the corporation is the primary obligor with respect to such indemnification or advancement.

5.  A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

C. NRS 78.752. Insurance and other financial arrangements against liability of directors, officers, employees and agents.

1.  A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses.

2.  The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a) The creation of a trust fund.

(b) The establishment of a program of self-insurance.

(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d) The establishment of a letter of credit, guaranty or surety.

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No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3.  Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.

4.  In the absence of fraud:

(a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) The insurance or other financial arrangement:

(1) Is not void or voidable; and

(2) Does not subject any director approving it to personal liability for his or her action,

even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5.  A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of title 57 of NRS.

Further, under the FGF bylaws, unless ordered by a court, no indemnification will be provided to a director or an officer unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of FGF and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of disinterested directors, (b) a committee comprised of disinterested directors, such committee having been designated by a majority vote of the disinterested directors, (c) if there are no disinterested directors, or if a majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (d) by FGF’s stockholders.

As permitted by Nevada law, FGF’s bylaws authorize FGF to advance expenses (including reasonable attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative, arbitrative or investigative action or proceeding in advance of or after the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by FGF.

FGF is authorized under Nevada law to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of FGF, or is or was serving at the request of FGF as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not FGF has the authority to indemnify him or her against such liability and expenses. FGF may, with approval of its Board of Directors, obtain directors’ and officers’ liability insurance.

FGF has entered into indemnification agreements with each of its directors and executive officers. Following the Merger, each of its directors and officers will enter into a new indemnification agreement, in substantially the form attached as Exhibit 10.1. These agreements provide that FGF will, among other things, indemnify and advance expenses to its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by FGF arising out of such person’s services as its director or executive officer, or any other company or enterprise to which the person provides services at FGF’s request, or to the extent a director or such director’s affiliates (as defined in Rule 405 under the Securities Act of 1933) are controlling stockholders of FGF, in the event such controlling stockholders are determined to have liability as a ‘director by deputization’ of FGF, or other theory of control.

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Item 21. Exhibits and Financial Statements Schedules.

(a) Exhibits

Exhibit Number	Description of Exhibit

2.1*+	Plan of Merger, dated as of January 3, 2024, by and among FG Financial Group, Inc., FG Group LLC, and FG Group Holdings Inc. (included as Annex A to this Merger Solicitation).
3.1*	Articles of Organization of FG Group LLC.
3.2*	Operating Agreement of FG Group LLC.
5.1*	Opinion of Holland & Hart LLP regarding the validity of the securities.
8.1*	Tax Opinion of Holland & Hart LLP.
10.1*†	Form of Director and Officer Indemnification Agreement.
10.2	Shared Services Agreement, dated August 11, 2022, between Fundamental Global Management, LLC and FG Financial Group, Inc. (incorporated by reference to exhibit 10.1 to the Quarterly Report on Form 10-Q for quarter ended June 30, 2022, filed August 11, 2022).
10.3	Amended and Restated Limited Liability Agreement of Fundamental Global Asset Management, LLC dated August 6, 2021 (incorporated by reference to exhibit 10.1 to the Quarterly Report on Form 10-Q for quarter ended June 30, 2021, filed August 16, 2021).
21.1*	Subsidiaries List.
23.1*	Consent of BDO USA, P.C. (independent registered public accounting firm for FGF).
23.2*	Consent of Haskell & White LLP (independent registered public accounting firm for FGH).
23.3*	Consent of Holland & Hart LLP (included in Exhibits 5.1 and 8.1).
23.4*	Consent of Intrinsic, LLC.
24.1*	Power of Attorney (included on signature pages).
99.1*	Form of Stockholder Written Consent of FG Group Holdings Inc.
107*	Filing Fee Table.

*	Filed herewith.
+	Exhibits and schedules to this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
†	Management contract or compensatory plan or arrangement.

Item 22. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

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provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on the 8th day of January 2024.

FG FINANCIAL GROUP, INC.

By:	/s/ Larry G. Swets, Jr.
Larry G. Swets, Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of FG Financial Group, Inc., hereby severally constitute and appoint Hassan R. Baqar our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Larry G. Swets, Jr.	President, Chief Executive Officer and Director
Larry G. Swets, Jr.	(Principal Executive Officer)	January 8, 2024

/s/ Hassan R. Baqar
Hassan R. Baqar	Executive Vice President and Chief Financial Officer	January 8, 2024

/s/ D. Kyle Cerminara
D. Kyle Cerminara	Director, Chairman of the Board	January 8, 2024

/s/ Rita Hayes
Rita Hayes	Director	January 8, 2024

/s/ E. Gray Payne
E. Gray Payne	Director	January 8, 2024

/s/ Scott D. Wollney
Scott D. Wollney	Director	January 8, 2024

/s/ Richard Govignon
Richard Govignon	Director	January 8, 2024

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